UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                                                 Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MASIMO CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Masimo

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

MAY 26, 2022 | 2:00 PMPT

Virtual Meeting Site: www.virtualshareholdermeeting.com/MASI2022

FY2021 Masimo at a Glance*

9 of the Top 10 U.S. hospitals have chosen Masimo as their primary pulse oximetry provider(1)	More than 200 million patients monitored each year using Masimo SET® technology(2)	$1.2 billion in revenues for FY2021

65.2% gross profit, increasing 20 bps from FY2020	$128.9 million return on capital through share repurchases	$239.3 million Adjusted free cash flow(3)

7% estimated installed base growth in FY 2021	2.3 million non-invasive technology boards and monitors have shipped over the past 10 years	>150 countries where we sell our products

____________________________
*    Unless otherwise noted, the information on this page is a summary as of January 1, 2022.
(1)    As listed in the 2021 - 2022 U.S. News and World Report Best Hospitals Honor Roll.
(2)     In leading hospitals and other healthcare settings around the world.
(3)     Adjusted free cash flow is a non-GAAP financial measure - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.

Letter to Masimo Corporation Stockholders
Joe Kiani Chairman and Chief Executive Officer April 4, 2022
Dear Fellow Stockholders:
While 2021 was a very challenging year in global healthcare and for millions of patients, we were able to help ease the burden on hospitals, caregivers and patients with our breakthrough technologies. As some hospitals were overwhelmed with COVID-19 patient admissions, our monitoring products made a real difference in patient care. Our team demonstrated our continued commitment to our mission and guiding principles by putting our customers’ and patients’ priorities first. We manufactured and installed record numbers of our innovative products last year despite supply chain challenges, building on our reputation for responsiveness and dedication to our customers.
During 2021, we expanded our portfolio of products with a combination of internally developed and acquired technologies that enable caregivers to rapidly capture the most accurate patient data regardless of the setting. We broadened sales and marketing efforts for the Masimo softFlow™ respiratory system for patients with respiratory distress and extended the reach of the LiDCO cardiac output and hemodynamic monitoring products used in surgery.
As a result of these efforts, our installed base grew by 7%, while our product revenues for fiscal year 2021 grew by 8%. We achieved product revenues of $1.239 billion in fiscal year 2021, as more customers than ever used and switched to Masimo products, acknowledging our clinically superior performance and value for optimizing care and improving outcomes.
There is no question that fiscal year 2021 provided us with an opportunity to shine by contributing to solutions for the multiple challenges related to the pandemic. Our observations in the field reveal that hospitals are becoming more optimistic about a return to normal conditions. We anticipate increased demand for our products from the rebound in surgical procedures, as our solutions include a variety of products used in surgery. We believe we are well-positioned to build on the progress we have achieved in the past two years from winning the trust of more customers.
From the launch of iSpO2® over a decade ago, we have implemented a major strategic initiative to leverage our clinically superior technologies into wearable devices for deployment in the home setting. Our home strategy is coming to fruition with significant new products and features that we believe will contribute to our success in this emerging field, including the recent announcement of telehealth features with Masimo SafetyNet® and the Masimo Watch. In addition, we announced a significant expansion of the capabilities of Masimo SafetyNet® to include secure video conferencing to enable a comprehensive telehealth solution. With this new capability, we can provide patients with a better hospital at home experience, as well as virtual doctor visits from their homes.
Masimo SafetyNet® now allows clinicians and hospitals to schedule and conduct multi-way audio and video-based virtual appointments with at-home patients through the Masimo SafetyNet® smartphone app while being able to view continuous and spot-check vital signs and other physiological data. We believe telehealth and telemonitoring are areas where we can deploy our differentiated, clinically superior technologies to obtain the most accurate patient data to drive optimal outcomes in patient management. Complementing these technologies with software and hardware that facilitates easy interactions between patients and healthcare professionals is critical. Data is useful only when it is accurate and readily available to experts that can interpret it.

Masimo SafetyNet® is positioned to become a premier telehealth solution by integrating reliable telemonitoring with telehealth to provide a superior patient experience that is fast, reliable and easy to use. We have developed a full suite of products for enabling effective telemedicine. The Masimo SafetyNet® app is the easiest way for patients to connect with their doctors and care team without having to download additional apps or send their physiological measurements separately. Our devices for home monitoring include the Tetherless Radius PPG™ and Radius T™ sensors, which can collect oxygen saturation, pulse rate, respiration rate, temperature and other data.
Our newest offering in our telehealth product suite is the Masimo Watch W1®. The W1® wearable monitor is expected to be released worldwide in the second quarter of 2022. The W1® is a versatile product that uses Masimo SET® technology to obtain oxygen saturation, pulse rate and respiration rate. In addition, it will have added capabilities for measuring steps, detecting falls, and capturing ECG signals and arrhythmias.
Our recent announcement to acquire Sound United is the next step in our home setting strategy, which we expect will support Masimo’s vision and strategy of enabling connected monitoring across both the hospital and home. We see significant opportunities to combine and leverage the technologies, bringing Masimo’s clinically superior solutions into the home and on the go as well as bringing Sound United’s premium technologies into hospitals to advance our hospital automation, connectivity and cloud-based technologies. We believe Sound United’s technology and expertise will serve us well as we aim to augment our telehealth and telemedicine strategy. We plan to leverage their well-established reputation and presence in the home to accelerate our success in gaining adoption of our integrated home-based telemedicine solutions, starting with the W1®.
Our go-to-market strategy is highly differentiated and brings clinically superior technologies to consumers using our clinical and signal processing expertise to enable better health and wellness decisions at home and on the go. The potential for Masimo technologies to be integrated into wearables and connected consumer devices is a key driver of our future development plans. The strategic expansion of Masimo in the hospital and into the home has been underway for years, as we develop many innovations that broaden the use cases and addressable markets for our technologies. We have added hospital automation and connectivity solutions, and we are now introducing exciting new products for telehealth, telemonitoring, and consumer health and wellness.
These new opportunities outside the hospital represent very large and growing addressable markets that far exceed the size of the traditional market that we serve today. We hope to succeed in these new markets by delivering superior technologies that have proven success in the hospital setting. In closing, Masimo is well-positioned for growth in 2022 and beyond with a steadily increasing installed base and a team focused on improving patient care.
This year should be a very productive one for Masimo as our customer interactions intensify and we expand our addressable markets. We remain committed to our mission to improve patient outcomes, reduce the cost of care and take non-invasive monitoring to new sites and applications.
Thank you for your continued support of Masimo and I hope you will be able to join us for the Annual Meeting.

Joe Kiani
Chairman and Chief Executive Officer

Notice of 2022 Annual Meeting of Stockholders

Items of Business:

The Annual Meeting of Stockholders of Masimo Corporation will be held on Thursday, May 26, 2022 at 2:00 p.m. Pacific Daylight Time in a virtual format. The items of business are as follows:		Date:	Thursday, May 26, 2022
		Time:	2:00 p.m., Pacific Daylight Time

1.	Election of two Class III directors as named in our Proxy Statement;	Virtual Meeting Site:	www.virtualshareholdermeeting.com/MASI2022

2.	Ratification of appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

3.	Advisory vote to approve named executive officer compensation; and

4.	To conduct any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.		Your vote is important.

These items are more fully described in the following pages, which are part of this Notice.		Please vote by following the instructions on your proxy card or voting instruction form.
The record date for the 2022 Annual Meeting of Stockholders is March 28, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting. Stockholders of record can vote their shares by using the internet, telephone or mail. Instructions for using these convenient services are set forth on the proxy card or the notice of internet availability of proxy materials. If you received your materials by mail, you may also vote your shares by marking the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope.

By order of the Board of Directors,
/s/ JOE KIANI
Chairman & Chief Executive Officer
Irvine, California
April 4, 2022

| 2022 Proxy Statement

| 2022 Proxy Statement

2	AUDIT RELATED MATTERS	Audit Committee’s Pre-Approval Policies and Procedures..............................................................................	42
		Principal Accountant Fees and Services..............................	42
		Audit Committee Report.......................................................	43
3	EXECUTIVE COMPENSATION	Compensation Discussion and Analysis...............................	44
		Compensation Committee Report........................................	68
		Compensation Committee Interlocks and Insider Participation...........................................................................	68
		Summary Compensation Table............................................	69
		Grants of Plan-Based Awards During Fiscal Year 2021....	71
		Outstanding Equity Awards at January 1, 2022.................	73
		Options Exercised and Stock Vested During Fiscal Year 2021.........................................................................................	75
		Employment Arrangements with Named Executive Officers....................................................................................	75
		Pay Ratio Disclosure..............................................................	84
4	OWNERSHIP OF OUR STOCK	Security Ownership of Certain Beneficial Owners and Management...........................................................................	85
		Securities Authorized for Issuance Under Equity Compensation Plans..............................................................	87
		Stock Ownership Policy........................................................	87
		Non-Employee Director Stock Ownership Policy...............	88
5	PROPOSALS	PROPOSAL 1: To Elect Two Class III Directors as Named in our Proxy Statement............................................	89
		PROPOSAL 2: To Ratify the Selection of Grant Thornton LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022...................................................................................	91
		PROPOSAL 3: To Provide an Advisory Vote to Approve the Compensation of Our Named Executive Officers....................................................................................	92
6	ADDITIONAL INFORMATION	Transactions with Related Persons, Promoters and Certain Control Persons........................................................	93
		Householding..........................................................................	96
		Annual Report on Form 10-K..............................................	96
		Questions and Answers You May Have About These Proxy Materials and Voting..................................................	97
		Other Matters.........................................................................	104
Appendix A...........................................................................................................................................................			A-1
Appendix B...........................................................................................................................................................			B-1

| 2022 Proxy Statement

YOUR VOTE IS IMPORTANT
You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Annual Meeting. If you choose to submit your proxy by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote electronically at the Annual Meeting. Please note, however, if your shares are held of record by a broker, bank or other agent and you wish to vote electronically at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
The Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our annual report is first being mailed on or about April 13, 2022 to all stockholders entitled to receive notice of and to vote at the Annual Meeting.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION
This Proxy Statement contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or are proven to be incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements. These statements are often identified by the use of words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “ongoing”, “opportunity”, “plan”, “potential”, “predicts”, “seek”, “should”, “will” or “would”, and similar expressions and variations or negatives of these words. These forward-looking statements are based on the expectations, estimates, projections, beliefs and assumptions of our management based on information currently available to management, all of which is subject to change. Such forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and could cause our actual results and the timing of certain events to differ materially and adversely from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under Item 1A-“Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2022. Furthermore, such forward-looking statements speak only as of the date of this Proxy Statement. We make no representation as to the accuracy or completeness of the forward-looking statements and undertake no obligation to update or revise publicly any forward-looking statements to reflect events or circumstances after the date of this Proxy Statement for any reason, except as required by law.

| 2022 Proxy Statement

Table of Contents	PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY*

Date and Time	Location	Record Date
Thursday, May 26, 2022, 2:00 p.m. PDT	The 2022 Annual Meeting of Masimo Stockholders will be held virtually. Please visit www.virtualshareholdermeeting.com/MASI2022 to join the meeting.	March 28, 2022
Company Overview
We are a global medical technology company that develops, manufactures and markets a variety of non-invasive monitoring technologies and hospital automation™ solutions. We provide our products to hospitals, emergency medical service providers, home care providers, long-term care facilities, physician offices, veterinarians and consumers through our direct sales force, distributors and original equipment manufacturers partners.
Our core business is Measure-through Motion and Low Perfusion™ pulse oximetry, known as Masimo Signal Extraction Technology® (SET®) pulse oximetry. Our product offerings have expanded significantly over the years to also include non-invasive monitoring of blood constituents with an optical signature, optical regional oximetry monitoring, electrical brain function monitoring, acoustic respiration monitoring, exhaled gas monitoring, nasal high flow ventilation, minimally invasive neuromodulation technology for opioid withdrawal, hospital automation™ and connectivity solutions and home wellness and monitoring.
Our Mission
At Masimo, we are committed to improving patient outcomes and reducing cost of care by working with dedicated hospital staff to convert healthcare institutions around the world to Masimo SET® pulse oximetry technology. We are accomplishing this goal through partnering with other patient monitoring companies and caregivers and creating innovative, cost-effective acquisition programs for Masimo SET® products for the benefit of the patients.
Guiding Principles
Everything we do begins with our guiding principles:
➢ Remain faithful to your promises and responsibilities.
➢ Thrive on fascination and accomplishment and not on greed and power.
➢ Strive to make each year better than the year before both personally and for the team.
➢ Make each day as fun as possible.
➢ Do what is best for patient care.

_____________
*    The Annual Meeting and this Proxy Statement provide an important opportunity for us to communicate with you about the achievements of the past year and the leadership of Masimo. As you consider your vote, we ask that you carefully review the information in this Proxy Statement, which includes an overview of our business and summarizes key aspects of our performance, executive compensation and corporate governance. This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

| 2022 Proxy Statement

Table of Contents	PROXY STATEMENT SUMMARY
Fiscal 2021 Performance Highlights

Product Revenue:

8% GAAP & Non-GAAP Growth Rate

$1,239M

EPS:

$3.98 GAAP EPS

$3.99 Non-GAAP EPS

Cumulated Total Stockholder Return (TSR)
1 Year
9%
21%
24%
3 Years
177%
138%
101%
5 Years
334%
191%
186%
Masimo
Nasdaq Composite Index
Nasdaq US Benchmark Medical Equipment Index

Our 2021 TSR has continued to outperform those of the Nasdaq Composite and the Nasdaq US Benchmark Medical Equipment Indices over the 3-year and 5-year periods.

Our performance demonstrated solid execution towards our long-range plan and enabled us to reinvest in the business to drive growth and deliver long-term stockholder value.

Fiscal 2021 Performance Highlights(1)

•Shipped 289,000 non-invasive technology boards and monitors.	•GAAP EPS was $3.98 per diluted share. Non-GAAP EPS was $3.99 per diluted share, which exceeded our original fiscal 2021 guidance of $3.80 per diluted share.

•Shipped over 2.3 million non-invasive technology boards and monitors over the past 10 years.

•Product revenue increased 8% or $95 million from FY2020, to reach $1,239 million, which exceeded our original FY2021 financial guidance of $1,200 million.	•Delivered $265 million of operating cash flow, and free cash flow of $239 million.

•GAAP operating profit was $276 million and non-GAAP operating profit was $295 million, representing a growth of 8% and 12% over the prior year, respectively.	•Repurchased 546,000 shares of Masimo common stock, valued at $129 million.

3-Year Financial Performance | Compound Annual Growth Rates (FY2018 to FY2021)
•14% GAAP product revenue growth	•14% Non-GAAP product revenue(1) growth
•10% GAAP operating profit growth	•17% Non-GAAP operating profit(1) growth
•5% GAAP EPS growth	•15% Non-GAAP EPS(1) growth

______________________
(1)    Free cash flow, Non-GAAP Product Revenue, Non-GAAP Operating Profit and Non-GAAP EPS are non-GAAP financial measures - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.

| 2022 Proxy Statement

Table of Contents	PROXY STATEMENT SUMMARY
Corporate Governance Highlights

Board Independence	Board Effectiveness
All of our non-employee directors are independent	All directors attended more than 75% of the Board and their committee meetings
Maintain an independent Compensation Committee	Commitment to Board refreshment with two new independent directors since 2018
Compensation Committee retains an independent compensation advisor	Diverse Board with mix of skills, tenure and age
Director nominee selection process aligned with our long-term strategic plans

Best Practices	Stockholder Rights
Stock ownership policy for executive and Board members	Annual stockholder advisory vote on named executive officer compensation
Annual compensation-related risk assessment	Stockholder engagement that includes our Compensation Committee Chairperson
Annual executive compensation review	Stockholders have proxy access with market standard conditions for director nominations
Compensation recovery (“Clawback”) policy	No stockholder rights plan (“poison pill”)
No hedging; pledging requires pre-approval
Stockholder Engagement

We are committed to regular and transparent communication and engagement with our current and future stockholders. We offer regular engagement opportunities to our stockholders with our management team and the Chairperson of our Compensation Committee throughout the year to discuss long-term strategy, financial and operating performance, risk management, executive compensation and governance practices

In 2021, we engaged with stockholders representing approximately 25% of our outstanding shares of common stock.	How we engaged with our stockholders:
We reach out to our largest stockholders at least annually;

We attended 14 virtual conferences, 9 virtual roadshows and 4 bus tours in the past year;

We regularly report views from our stockholders to the Board and respond to feedback raised by our stockholders; and

Independent directors participate in all of our Board meetings.

| 2022 Proxy Statement

Table of Contents	PROXY STATEMENT SUMMARY

Executive Compensation Highlights
Masimo’s executive compensation programs are designed to align the interests of our executive officers with those of our stockholders, attract and retain highly-talented individuals and support our long-term growth and profitability goals. Our compensation programs provide a mix of fixed, variable and long-term incentive (“LTI”) compensation elements that are closely aligned with company performance and are sensitive to our stock performance, including the following:

Type	Component	Objective
Fixed Compensation	Base salary	●	Fixed portion of annual cash compensation
		●	Attract and retain talent
		●	Motivate strong business performance without encouraging excessive risk-taking

Performance-based Compensation	Annual incentives	●	Variable, earned amounts paid annually
		●	Drive the achievement of key business results on an annual basis
		●	Recognize individuals based on their contributions
		●	Performance-based and not guaranteed

	Long-term incentives	●	Variable, equity-based, for FY2021:
● 25% in the form of stock options that vest annually over a five-year period; and

● 75% in the form of performance share units (“PSUs”) that vest after three years based on our actual performance as measured against multiple pre-established performance objectives at the end of the multi-year performance period

		●	Reinforce the need for long-term sustained performance, business growth and value creation
		●	Focus executives on annual objectives that support the long-term business strategy and creation of stockholder value
		●	Align the long-term interests of executives with those of our stockholders
		●	Balance cash payments with equity ownership
		●	Encourage retention
Other Compensation	Benefits	●	Ongoing or event driven
	Perquisites	●	Support the health and security of our executives and their ability to plan for retirement
	Severance Protection	●	Enhance executive productivity

| 2022 Proxy Statement

Table of Contents	PROXY STATEMENT SUMMARY
Total Target Compensation
Masimo’s “at-risk” compensation (which includes the annual cash bonus and LTI compensation) comprised 92.0% of our Chief Executive Officer’s (“CEO”) FY2021 compensation and an average of 79.6% of our other Named Executive Officers’ (“NEOs”) FY2021 total compensation, as shown below:

CEO

Average of Other NEOs

Our compensation philosophy and structure has continued to evolve, based on changing market conditions, input from our Compensation Committee’s independent compensation advisor and direct feedback from our stockholders. The Compensation Committee believes that the current LTI equity award structure focuses our NEOs on driving increased stockholder value over a multi-year period and enables us to achieve our retention objectives, while maintaining a conservative approach to overall share usage.

| 2022 Proxy Statement

Table of Contents	PROXY STATEMENT SUMMARY
Compensation Policies and Practices at a Glance

What We Do	What We Don’t Do
Maintain an Independent Compensation Committee	No Guaranteed Bonuses
Compensation Committee Retains an Independent Compensation Advisor	No Special Executive Retirement Plans
Annual Executive Compensation Review	No Hedging; Pledging Requires Pre-Approval
Compensation At-Risk - Pay For Performance	No Tax Payments on Perquisites
Annual Compensation-Related Risk Assessment	No Tax Gross-Up Payments on Post-Employment Compensation Arrangements
Multi-Year Vesting Requirements and Performance Periods	No Stock Option Repricing
Compensation Recovery (“Clawback”) Policy	No Evergreen Provision
Stock Ownership Policies
Annual Stockholder Advisory Vote on Named Executive Officer Compensation
Stockholder Engagement That Includes Our Compensation Committee Chairperson

Stockholder Advisory Vote (“Say-on-Pay”) Vote

Consistent with the Company’s strong interest in stockholder engagement and our pay-for-performance approach, the Compensation Committee continues to review our executive compensation programs to ensure alignment between the respective interests of our executives and stockholders. At our 2021 Annual Meeting of Stockholders, our stockholders approved our Say-on-Pay proposal with approximately 81% of the votes cast in favor of the fiscal 2020 compensation of our NEOs. We believe that the 2021 vote approving our Say-on-Pay proposal once again conveyed our stockholders’ support of our existing executive compensation programs and affirmed that our overall executive compensation programs are aligned with the interests of our stockholders. Therefore, no significant changes to our executive compensation programs were implemented in FY2021.

| 2022 Proxy Statement

Table of Contents	PROXY STATEMENT SUMMARY
Director Snapshot
Our directors possess broad expertise, skills, experience and perspectives that facilitate the oversight and strategic direction required to govern our business and strengthen and support the executive management team. As shown in the following charts, our Board of Directors (“Board”) is comprised of individuals with expertise in fields that align with Masimo’s business and long-term strategy, and reflects a blend of tenure that allows for both new perspectives and continuity. Our Nominating, Compliance and Corporate Governance Committee is responsible for identifying and recommending director candidates to our Board for nomination. The Nominating, Compliance and Corporate Governance Committee reviews candidates for director nominees in the context of the current composition of our Board and committees, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating, Compliance and Corporate Governance Committee may consider the director nominee’s qualifications, diversity, skills and such other factors as it deems appropriate given the current needs of our Board, the committees and Masimo, to maintain a balance of knowledge, experience, diversity and capability. In 2022, to deepen our commitment to identifying diverse candidates for our Board, the Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating, Compliance and Corporate Governance Committee will ensure that the initial list of director candidates from which new Board nominees are chosen includes qualified women and minority candidates. In addition, any third-party consultant retained by our Nominating, Compliance and Corporate Governance Committee to furnish an initial list of director candidates will be requested to include qualified women and minority candidates.

Gender Diversity(1)	Age Mix(1)	Board Tenure(1)

80%	of our directors are INDEPENDENT.	2	NEW DIRECTORS added since 2018, bringing fresh perspectives to the Board.
The following is an overview of the collective experiences, qualifications and attributes of the Board. See page 20 of this Proxy Statement for individual details for each director.
	Skills/Experience	Number of Directors with Relevant Skills/Experience
	CEO & Board Leadership	■ ■ ■ ■ ■	3 of 5
	Financial Expertise	■ ■ ■ ■ ■	5 of 5
	Sciences/Technology	■ ■ ■ ■ ■	3 of 5
	Healthcare Industry	■ ■ ■ ■ ■	5 of 5
	Medical Device Operations	■ ■ ■ ■ ■	3 of 5
	International	■ ■ ■ ■ ■	5 of 5

_________________________________________________________________________
(1) As of April 4, 2022.

| 2022 Proxy Statement

Table of Contents	OUR EXECUTIVE OFFICERS

OUR EXECUTIVE OFFICERS
Our executive officers are appointed by and serve at the discretion of our Board. Our executive officers, their respective age, positions and biographies are listed below. There are no family relationships among any of our directors or executive officers.

Name	Age(1)	Position(s)
Joe Kiani	57	Chief Executive Officer & Chairman of the Board
Micah Young	43	Executive Vice President, Chief Financial Officer
Bilal Muhsin	41	Chief Operating Officer
Tao Levy	48	Executive Vice President, Business Development
Tom McClenahan	49	Executive Vice President, General Counsel & Corporate Secretary
____________
(1)    As of April 4, 2022.

Joe Kiani	About:
Chairman & CEO
Joe Kiani is the founder of Masimo and has served as our Chief Executive Officer (“CEO”) & Chairman of the Board since our inception in 1989. He is an inventor on more than 100 patents related to signal processing, sensors and patient monitoring, including patents for the invention of Measure-through motion and low-perfusion pulse oximetry. Mr. Kiani holds a B.S.E.E. and an M.S.E.E. from San Diego State University. In addition to Mr. Kiani’s role at Masimo, he is also the Chairman of the Masimo Foundation for Ethics, Innovation and Competition in Healthcare (the “Masimo Foundation”), and the Chairman and CEO of Cercacor Laboratories, Inc. Mr. Kiani also serves on a number of other Boards of Directors, including CHOC Children’s Orange/CHOC Children’s at Mission Hospital, the Medical Device Manufacturers Association, Like Minded Media Ventures, CalTech and The Carter Center Board of Councilors founded by President Jimmy Carter. In 2021, Mr. Kiani was appointed by President Joe Biden to the President’s Council of Advisors on Science and Technology (PCAST). Mr. Kiani served on the Board of Directors of Stereotaxis, Inc. from September 2016 to May 2021. As Masimo’s founder, CEO and Chairman of the Board since our formation in 1989, Mr. Kiani has the deepest understanding of Masimo, our history, our culture and our technology. He has broad experience in a wide range of functional areas, including strategic planning, strategic investments, engineering and development, and legal and governmental affairs. Our Nominating, Compliance and Corporate Governance Committee believes Mr. Kiani is critical to our continued development and growth.

Employed Since: 1989

| 2022 Proxy Statement

Table of Contents	OUR EXECUTIVE OFFICERS

Micah Young	About:
Executive Vice President, Chief Financial Officer
Micah Young has served as our Executive Vice President, Chief Financial Officer (“CFO”) since October 2017. From July 2012 to September 2017, Mr. Young served as Vice President, Finance, at NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. Prior to that time, he served as NuVasive, Inc.’s Senior Director, Finance, Global Operations, from December 2009 to July 2012. From 2002 to 2009, Mr. Young held various accounting and finance positions with Zimmer Holdings, Inc., a company focused on the design, development, manufacture and marketing of orthopedic reconstructive, spinal and trauma devices, dental implants and related surgical products. Prior to his time at Zimmer Holdings, Inc., Mr. Young was an accountant at Deloitte & Touche LLP from 2000 to 2002. He holds a Bachelor of Science, Accounting and Criminal Justice from Indiana Wesleyan University and is a Certified Public Accountant (inactive).

Employed Since: 2017

Bilal Muhsin	About:
Chief Operating Officer
Bilal Muhsin has served as our Chief Operating Officer since May 2019. Prior to this, Mr. Muhsin served as Executive Vice President, Engineering, Marketing and Regulatory Affairs from March 2018 to May 2019. Prior to March 2018, Mr. Muhsin held various other roles, including Executive Vice President, Engineering; Vice President, Engineering, Instruments and Systems; Director and Manager level positions, within Masimo since June 2000. Mr. Muhsin’s technical, product and overall leadership skills have helped Masimo bring revolutionary new products to the marketplace, including Masimo SafetyNet®, Radical-7®, Root™ and various significant software products. Mr. Muhsin holds a B.S. in Computer Science from San Diego State University.

Employed Since: 2000

| 2022 Proxy Statement

Table of Contents	OUR EXECUTIVE OFFICERS

Tao Levy	About:
Executive Vice President, Business Development	Tao Levy has served as our Executive Vice President, Business Development since January 2018. From March 2013 to December 2017, Mr. Levy served as Managing Director, Medical Devices Equity Research, at Wedbush Securities. Prior to that time, he served as Senior Analyst, Medical Devices Equity Research at Loewen Ondaatje McCutcheon, from August 2012 to March 2013. From September 2010 to February 2012, Mr. Levy was Managing Director, Medical Devices Equity Research at Collins Stewart. Prior to his time at Collins Stewart, Mr. Levy was Director, Medical Devices Equity Research at Deutsche Bank where he served from 2002 to 2010. He holds a B.A. in Biology from the University of Pennsylvania.
Employee Since: 2018

Tom McClenahan	About:
Executive Vice President, General Counsel & Corporate Secretary
Tom McClenahan has served as our Executive Vice President & General Counsel since April 2013 and as our Corporate Secretary since August 2014. From April 2011 to April 2013, Mr. McClenahan was our Vice President and Assistant General Counsel. From November 2002 to April 2011, he was an associate and then principal with the law firm of Fish & Richardson. From September 1999 to November 2002, he was an associate with the law firm of Knobbe, Martens, Olson & Bear. Mr. McClenahan holds a B.S. in Mechanical Engineering from Iowa State University and a J.D. from the University of Minnesota Law School.

Employed Since: 2011

| 2022 Proxy Statement

Table of Contents	OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS
Our Board presently has five members and is divided into three classes, designated as Class I, Class II and Class III. Classes I and III currently consist of two directors and Class II has one director. All three classes have three-year terms. Class III, Class I and Class II directors currently have a remaining term of office until the 2022, 2023 and 2024 Annual Meeting of Stockholders, respectively. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors in office (even though the remaining directors may constitute less than a quorum). A director elected by our Board to fill a vacancy in a Class, including a vacancy created by an increase in the number of directors, will serve for the earlier of the remainder of the full term of that Class, until the director’s successor is elected and qualified or, if sooner, until the director’s death, resignation or removal.
The names of our current directors, their respective age, director class and position(s) are listed below.

Name	Age(1)	Director Class	Term Expires	Position(s)
Julie A. Shimer, Ph.D.	69	Class I	2023	Director
H Michael Cohen	56	Class I	2023	Director
Joe Kiani(2)	57	Class II	2024	Chief Executive Officer & Chairman of the Board
Adam Mikkelson	43	Class III	2022	Director
Craig Reynolds	73	Class III	2022	Director
______________
(1)    As of April 4, 2022.
(2)    Please see “Our Executive Officers” on page 17 of this Proxy Statement for Mr. Kiani’s biography.

DIRECTOR DIVERSITY MATRIX

Board Diversity Matrix (As of April 4, 2022)
Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

| 2022 Proxy Statement

Table of Contents	OUR BOARD OF DIRECTORS

DIRECTOR SKILLS MATRIX

Director Skills and Experience	Shimer	Cohen	Kiani	Mikkelson	Reynolds
CEO & Board Leadership
CEO and board leadership experience brings skills that help our Board to capably advise, support, and oversee our executive management team, and our strategy to drive long-term value.
	✓		✓		✓
Financial Expertise Financial expertise assists our Board in overseeing our financial statements, capital structure and internal controls.	✓	✓	✓	✓	✓
Science/Technology
Innovation and technology experience is important in overseeing our business in the rapidly changing medical device/life sciences industry. Our success is highly dependent on the continued development and investment in new technologies, R&D and engineering trends while addressing constant threats in the ever changing physical and cyber realm.
	✓		✓		✓
Healthcare Industry Healthcare industry experience brings a deep understanding of factors affecting our industry, operations, business needs and strategic goals.	✓	✓	✓	✓	✓
Medical Device Operations Experience in medical device operations increase the Board’s understanding of our distribution and manufacturing operations.	✓		✓		✓
International
International exposure yields an understanding of diverse business environments, economic conditions and cultural perspectives that shapes our global business perspective, strategy and enhances oversight of our multinational operations.
	✓	✓	✓	✓	✓

| 2022 Proxy Statement

Table of Contents	OUR BOARD OF DIRECTORS

SKILLS AND QUALIFICATIONS OF OUR BOARD
The table below illustrates some of the skills, qualifications, background and experience of each member of our Board. This high level summary is not intended to be an exhaustive list of each of the Board members’ skills or contributions to the Board.

Julie A. Shimer, Ph.D.	About:	Specific Qualifications, Attributes, Skills, and Experience

Dr. Shimer has served as a member of our Board since April 2019. Dr. Shimer is currently a private investor and has over 30 years of product development experience. Dr. Shimer was President and Chief Executive Officer of Welch Allyn, from March 2007 to April 2012. Prior to Welch Allyn, Dr. Shimer served as President and Chief Executive Officer of Vocera Communications, Inc., from September 2001 through February 2007, also serving on the Board of Directors. Dr. Shimer previously held executive positions at 3Com Corporation from January 2000 through August 2001, most recently serving as Vice President and General Manager of its networking products. Before joining 3Com, she held executive positions at Motorola, Inc., from 1993 through 1999, where she was Vice President and General Manager for the paging division, and prior to that post, Vice President of its semiconductor products section. Dr. Shimer worked for AT&T Bell Laboratories and Bethlehem Steel Company before joining Motorola.

Dr. Shimer is a member of the Society of Women Engineers and the Institute of Electrical and Electronics Engineers. Dr. Shimer holds a B.S. in Physics from Rensselaer Polytechnic Institute and M.S. and Ph.D. degrees in Electrical Engineering from Lehigh University. Our Nominating, Compliance and Corporate Governance Committee believes Dr. Shimer’s extensive executive leadership and financial background allow her to provide significant insight to the Board on business decisions as well as make valuable contributions to the Nominating, Compliance and Corporate Governance Committee and the Audit Committee.
•Over 30 years of product development experience related to medical devices, connectivity devices and semiconductors

•Board of Directors and CEO experience in the medical device and manufacturing industries

•Extensive technical understanding of physics and electrical engineering

Years of Service: 2

Committees:
•Nominating, Compliance and Corporate Governance Committee, Chairperson		Current Public Company Boards:

•Apollo Endosurgery, Inc. (since 2018)

•Audit		•Avanos Medical, Inc. (since 2014)

Prior Public Company Board Experience:

•Windstream Holdings (2017 - 2020)
•Netgear, Inc. (2007 - 2019)
•Earthlink Holdings Corp. (2013 - 2017)

| 2022 Proxy Statement

Table of Contents	OUR BOARD OF DIRECTORS

H Michael Cohen	About:	Specific Qualifications, Attributes, Skills, and Experience:

Mr. Cohen has served as a member of our Board since August 2018. Over the past 20 years, he has held various roles at Deutsche Bank, including Global Head, Healthcare Investment Banking and most recently Vice Chairman, Healthcare Investment Banking. Prior to joining Deutsche Bank, Mr. Cohen worked at SG Cowen, Union Bank of Switzerland, and Booz Allen Hamilton. Mr. Cohen began his career in healthcare at Hambrecht & Quist, where he was a member of the equity research team covering biotechnology, medical device and diagnostic companies. He received his B.A. in Economics from the University of Vermont and his M.B.A. from Columbia University.

	Our Nominating, Compliance and Corporate Governance Committee believes Mr. Cohen’s financial background and investment experience allow him to provide additional insight to the Board on strategy and business decisions as well as make valuable contributions to the Audit Committee and the Compensation Committee.	•30 years of experience in the healthcare industry •Significant expertise in Healthcare Investment Banking •Strong banking experience and a deep understanding of economic indicators

Year of Service: 3

Committees:
•Audit, Chairperson
•Compensation

| 2022 Proxy Statement

Table of Contents	OUR BOARD OF DIRECTORS

Adam Mikkelson	About:	Specific Qualifications, Attributes, Skills, and Experience

Mr. Mikkelson has served as a member of our Board since October 2016. Mr. Mikkelson is a Partner at Camber Capital Management, LLC, a healthcare-focused investment fund. Mr. Mikkelson has been with Camber Capital since 2007 and has nearly 15 years of experience in the healthcare investment arena, where he focused on identifying and actively monitoring investment opportunities in both the therapeutic and medical device sectors. Prior to joining Camber Capital, Mr. Mikkelson held various roles at Datamonitor plc and Leerink Partners. He received his B.S. in Business Administration from Boston University.

	Our Nominating, Compliance and Corporate Governance Committee believes Mr. Mikkelson’s investment experience allows him to provide additional insight to the Board on strategy and business decisions as well as make valuable contributions to the Audit, Compensation and Nominating, Compliance and Corporate Governance Committees.	•15 years of healthcare investment experience •Robust financial experience and understanding of business administration •Significant expertise in therapeutic and medical device sectors

Years of Service: 5

Committees:
•Audit
•Compensation
•Nominating, Compliance and Corporate Governance

| 2022 Proxy Statement

Table of Contents	OUR BOARD OF DIRECTORS

Craig Reynolds	About:	Specific Qualifications, Attributes, Skills, and Experience

Mr. Reynolds has served as a member of our Board since April 2014. Mr. Reynolds previously held the role of Chief Executive Officer and a director of Cereve, Inc., a medical company engaged in resolving insomnia issues. Prior to joining Cereve, Mr. Reynolds served as Chief Operating Officer of Philips-Respironics Home Health Solutions, a subsidiary of Philips, from 2008 to 2010. Prior to Philips-Respironics, Mr. Reynolds was the Chief Operating Officer and a board member of Respironics, Inc., from 1998 to 2008. From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc., a medical device company, serving for five years as Chief Executive Officer and a director. From 1981 through 1992, Mr. Reynolds was with Healthdyne, Inc. in the positions of Executive V.P. (1981 to 1983), President of Healthdyne Cardiovascular Division (1984 to 1985) and President of Healthdyne Homecare Division (1986 to 1992). From 2008 through 2014, Mr. Reynolds served as a director of Symmetry Medical, Inc., most recently as Chairman of the Board. He also served as Chairman of the Board of Symmetry Surgical, Inc. from 2014 through 2016.

Mr. Reynolds earned his B.S. in Industrial Management from the Georgia Institute of Technology and his M.B.A. from Georgia State University. Our Nominating, Compliance and Corporate Governance Committee believes Mr. Reynolds’ experience allow him to provide additional insight to the Board on strategy decisions as well as make valuable contributions to the Compensation Committee and Nominating, Compliance and Corporate Governance Committee.
•Board of Directors and Executive Officer experience in the healthcare and medical device industry including Chairman, CEO and COO roles

•Deep understanding of industrial management and strategy

•Wealth of experience in medical device products at a wide variety of medical device companies

Years of Service: 7

Committees:
•Compensation, Chairperson		Prior Public Company Boards:
•Nominating, Compliance and Corporate Governance
•Vapotherm, Inc. (2018-2020)
•Symmetry Medical, Inc. (2008-2014)
•Symmetry Surgical, Inc. (2014-2016)

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE AND BOARD MATTERS
This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the charters of the committees of our Board and our Code of Business Conduct and Ethics described below may be viewed on our website at https://investor.masimo.com/governance/governance-documents/default.aspx under “Governance Documents.” Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only. Alternatively, you can request a copy of any of these documents free of charge by writing to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.

CORPORATE GOVERNANCE PRACTICES
Our Board has adopted corporate governance guidelines to ensure that our Board has the necessary authority and practices in place to exercise its duties and responsibilities, to review and evaluate our business operations as needed, to make decisions that are independent of our management and to serve the best interests of Masimo and our stockholders. These corporate governance guidelines provide a framework for the conduct of the Board’s business and provide that:
•except in unusual circumstances, the positions of Chairman of our Board and CEO will be held by the same person;
•ordinarily, directors should not serve on more than four boards of publicly-traded companies, including our Board, and all of our directors currently satisfy this requirement;
•outside directors must own a minimum number of shares of our common stock (see “Ownership of our Stock—Non-Employee Director Compensation—Non-Employee Director Stock Ownership Policy” on page 88 of this Proxy Statement for additional information);
•a non-employee director will not be nominated for re-election at the next annual meeting of stockholders for which his or her class of directors is up for election following his or her 15th anniversary of service on our Board, unless our Board waives this term limit with respect to such non-employee director as a result of its determination that such nomination is in the best interests of Masimo and our stockholders; and
•director candidates to be nominated to serve on our Board should be selected from a list of qualified candidates who represent a mix of diverse backgrounds and experiences.

CHARACTERISTICS OF OUR BOARD

2 New directors joined the Board since 2018	5 year Board refreshment rate: 33%	20% Women

80% Independent	Average age of our Board: 60	Average tenure of our non-employee Board members: 4.25 Years

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS

CONSIDERATION OF DIRECTOR NOMINEES
Director Qualifications
The Board does not prescribe any minimum qualifications for director candidates. The Nominating, Compliance and Corporate Governance Committee may consider a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics:
•the highest ethical standards and integrity and a strong personal reputation;
•a background that demonstrates experience and achievement in business, finance, technology, healthcare or other activities relevant to our business and activities;
•a willingness to act on and be accountable for our Board and, as applicable, committee decisions;
•an ability to provide reasoned, informed and thoughtful counsel to management on a range of issues affecting us and our stockholders;
•an ability to work effectively and collegially with other individuals;
•loyalty and commitment to driving our success and increasing long-term value for our stockholders;
•sufficient time to devote to our Board and, as applicable, committee membership and matters; and
•meeting the independence requirements imposed by the SEC and Nasdaq.

Our Nominating, Compliance and Corporate Governance Committee and our Board seek the talents with backgrounds that would be most helpful to Masimo and our stockholders when selecting director nominees. In particular, our Nominating, Compliance and Corporate Governance Committee, when recommending director candidates to our full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Diversity of background, including diversity of gender, race, ethnic or national origin, and experience (including in business, finance, government, technology, healthcare or other activities relevant to our business) is also a relevant factor, as a diverse Board is more likely to reflect varying perspectives and a breadth of experience that will positively contribute to robust discussion at Board meetings. In 2022, our Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating, Compliance and Corporate Governance Committee will ensure that the initial list of director candidates from which new Board nominees are chosen includes qualified women and minority candidates. In addition, any third-party consultant retained by our Nominating, Compliance and Corporate Governance Committee to furnish an initial list of director candidates will be requested to include qualified women and minority candidates.
The Nominating, Compliance and Corporate Governance Committee retains the right to modify these criteria from time to time.
Stockholder Nominations and Proxy Access
The Nominating, Compliance and Corporate Governance Committee will consider director candidates recommended by our stockholders. The Nominating, Compliance and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether a candidate was recommended by a stockholder or not. Stockholders may nominate directors for election if such stockholders satisfy the advance notice provisions set forth in our Second Amended and Restated Bylaws (our “Bylaws”). To be timely for our 2023 Annual Meeting of Stockholders, stockholders who wish to recommend individuals for consideration by the Nominating, Compliance and Corporate Governance Committee to become nominees for election to the Board at the 2023 Annual Meeting of Stockholders, must do so by delivering a written recommendation to the Nominating, Compliance and Corporate Governance Committee, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, Attention: Corporate Secretary, no later than the close of business on February 27, 2023, and no earlier than January 28, 2023, unless the meeting date is more than 30 days before or after May 26, 2023, in which case the written recommendation must be received by our Corporate Secretary no later than the close of business on the later

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS
of (i) the 90th day before the 2023 Annual Meeting of Stockholders, or (ii) the 10th day following the day on which we first publicly announce the date of the 2023 Annual Meeting of Stockholders.
Each written recommendation must contain the following minimum information:
•the name and address of the stockholder and any beneficial owner on whose behalf the nomination is being made;
•the class, series and number of shares of Masimo, and any convertible securities of Masimo, that are beneficially owned by the stockholder and any beneficial owner on whose behalf the nomination is being made;
•any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder and any beneficial owner on whose behalf the nomination is being made has the right to vote any of Masimo’s voting securities;
•any “short” interest in Masimo’s securities held by the stockholder and any beneficial owner on whose behalf the nomination is being made;
•the proposed director candidate’s full legal name, age, business address and residential address;
•complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;
•a description of the proposed candidate’s qualifications as a director;
•the class and number of shares of Masimo that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and
•any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Director candidate recommendations from stockholders must include the written consent of each proposed nominee to serve as director if so elected. If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, the Corporate Secretary will provide the foregoing information to the Nominating, Compliance and Corporate Governance Committee.
In 2019, we amended our Bylaws to permit eligible stockholders to nominate candidates for election to the Board in accordance with procedures providing for proxy access (the “Proxy Access Bylaw”). The Proxy Access Bylaw may be used by an eligible stockholder, or a group of up to 20 eligible stockholders, who has continuously owned at least 3% of the outstanding shares of our common stock for at least the prior three years, and including the day of the submission of the proxy access notice, who continues to hold the qualifying minimum number of shares through the date of the applicable annual meeting of stockholders, so long as the eligible stockholder(s) and the director nominee(s) satisfy the requirements specified in the Proxy Access Bylaw. The Proxy Access Bylaw further provides that an eligible stockholder, or a group of eligible stockholders, may nominate up to the greater of (i) 25% of the total number of directors who are members of the Board as of the last day on which a proxy access notice may be submitted, or (ii) two directors, subject to reduction in the event a director has been elected to the Board through proxy access at one of the two immediately preceding annual meetings of our stockholders.
Stockholders who wish to recommend director nominees for inclusion in our proxy materials at the 2023 Annual Meeting of Stockholders in compliance with the Proxy Access Bylaw must do so by delivering a proxy access notice to be received by our Corporate Secretary no earlier than November 14, 2022, and no later than December 14, 2022.
In the event that the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or after May 26, 2023, such proxy access notice must be received by the later of (i) 180 days prior to the 2023 Annual Meeting of Stockholders, or (ii) the 10th day following the date that the 2023 Annual Meeting of Stockholders is first publicly announced or disclosed.

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS
Evaluating Nominees for Director
Our Nominating, Compliance and Corporate Governance Committee will consider director candidates that are recommended by members of the committee, other members of our Board, members of management, advisors and our stockholders who submit recommendations in accordance with the requirements set forth above.
The Nominating, Compliance and Corporate Governance Committee may also retain a third-party search firm to identify candidates on terms and conditions acceptable to the Nominating, Compliance and Corporate Governance Committee, but has not done so to date. The Nominating, Compliance and Corporate Governance Committee will evaluate all candidates for director using the same approach regardless of who recommended them.

The Nominating, Compliance and Corporate Governance Committee will review candidates for director nominees in the context of the current composition of our Board and committees, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating, Compliance and Corporate Governance Committee may consider the director nominee’s qualifications, diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board, the committees and Masimo, to maintain a balance of knowledge, experience, diversity and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating, Compliance and Corporate Governance Committee may review such directors’ overall service to the Board, the committees and Masimo during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating, Compliance and Corporate Governance Committee will also determine whether the nominee must be independent for Nasdaq purposes, which determination will be based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating, Compliance and Corporate Governance Committee will focus on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.
In 2022, our Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating, Compliance and Corporate Governance Committee will ensure that the initial list of director candidates from which new Board nominees are chosen includes qualified women and minority candidates. In addition, any third-party consultant retained by our Nominating, Compliance and Corporate Governance Committee to furnish an initial list of director candidates will be requested to include qualified women and minority candidates.
The Nominating, Compliance and Corporate Governance Committee will evaluate each of the director candidates and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

BOARD LEADERSHIP STRUCTURE
Our Board believes that our CEO is best situated to serve as Chairman because he is the director who is most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges faced by us and is therefore best positioned to ensure that the Board’s time and attention are focused on the most critical matters. Our independent directors bring experience, oversight and expertise from outside the Company, while the CEO brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO facilitates information flow between management and the Board, which is essential to effective governance. We do not currently have a lead independent director. Our Board periodically reviews its leadership structure and will continue to evaluate and implement the leadership structure that it concludes most effectively supports our Board in fulfilling its responsibilities.

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS

BOARD’S ROLE IN RISK OVERSIGHT
Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Each committee is responsible for evaluating certain risks and overseeing the management of such risks and reporting to the entire Board as necessary.

INVESTOR FEEDBACK AND ENGAGEMENT
In an effort to foster direct, open and transparent communication with our investors and stockholders, our leadership and investor relations team met with analysts and stockholders, as well as potential stockholders, at 14 virtual conferences, nine virtual roadshows and four bus tours during fiscal 2021. In addition, we hosted quarterly earnings calls and also engaged with investors via frequent phone calls and emails.
We value the feedback from our investors and stockholders. During fiscal 2021, the Chairperson of our Compensation Committee and members of management were involved in a significant number of in-person or telephonic meetings with stockholders representing approximately 25% of our outstanding common stock. These discussions covered topics such as long-term strategy, financial and operating performance, risk management, executive compensation and governance practices. We found these meetings to be informative, and they help us shape our compensation programs and other strategic priorities.

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE RESPONSIBILITY & SUSTAINABILITY
Under the guidance and supervision of the Board, we pursue high standards of corporate responsibility and sustainability, including how we support, protect and empower our employees, how we work with our customers, how we govern the Company and how we connect with our communities.

Environment
	●	We are committed to operating in an environmentally responsible manner and supports the internationally recognized environmental principles set forth in the United Nations Global Compact.
	●	We strive to identify new opportunities to improve the sustainability of our business and encourage our employees to join in our efforts.
Minimizing our environmental impact	●
As a global manufacturer of patient monitoring technology, our mission is to improve patient outcomes and reduce the cost of care. We also understand that the materials we use and the products we manufacture, which include single-patient-use sensors, have an impact on the environment.

	●	We are always considering ways to reduce the Company’s overall environmental footprint. We have implemented and will continue to implement measures to promote greater environmental responsibility, conserve resources and reduce waste in an effort to help combat climate change.
	●	We actively seek to decrease our energy consumption through the use of energy efficient fixtures and machinery, occupancy sensors, motion sensors and automated lighting controls.
	●	We have installed solar photovoltaic panels on key facilities to supply our energy needs for lighting, HVAC, manufacturing needs and electric vehicle charging.
	●	The lightweight design of our latest generation of RD patient sensors reduces material waste compared to our traditional cable-based sensors. Based on our sales of the RD sensors between 2016 and 2021, the new RD sensors have resulted in approximately 1,100 metric tons of material eliminated. In 2021 alone, we reduced an additional 1,200 metric tons of patient sensor material.
	●	In 2022, we continue to focus on additional sensor material reduction savings, including material commodities.
	●	To reduce landfill waste, we recycle returned Masimo products to harness re-useable natural elements and materials to minimize raw material usage.

Supply Chain
	●	Our suppliers are critical partners in our chain. We are committed to efforts in preventing forced labor, modern slavery and human trafficking and child labor in our supply chain.
●
Ethical sourcing is an important facet of our ethical conduct strategy. We prohibit any form of forced labor, including slavery and human trafficking in our supply chain. We evaluate suppliers through questionnaires, supplier audits and risk-based assessments.

Responsibility in supply chain	●	We are committed to further improving our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard Responsible Mineral Initiative-Conflict Mineral Reporting Template and continuing our outreach efforts in order to further develop transparency in our supply chain and mitigate the risk that our use of conflict minerals benefits or finances armed groups.

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS

Workforce/Workplace
	●	We understand the need for great ideas, innovation and leadership to stay current and relevant.
	●	We seek to retain our employees through fair and competitive compensation, benefits and challenging work experiences with increasing levels of responsibility.
	●	We are committed to maintaining a safe workplace environment free from discrimination and harassment.
Building an innovative, collaborative and diverse workforce	●
We do not tolerate employment discrimination based on race, religion, gender, age, marital status, national origin, sexual orientation, citizenship status, disability or other protected characteristics.

CYBERSECURITY RISK PRACTICES
Cybersecurity is a critical component of our risk management. We rely on information technology and any failure, inadequacy, interruption or security lapse of such technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.
Our cybersecurity program is focused on the following:
•Cybersecurity Awareness: We identify and assess cyber risks through the dissemination of information from industry groups and third-party experts.
•Training: We provide annual cybersecurity training for company personnel with network access and conduct periodic phishing exercises.
•Technical Safeguards: We deploy measures to protect our network perimeter and internal information technology platforms, such as internal and external firewalls, network intrusion detection and prevention, penetration testing, vulnerability assessments, threat intelligence, anti-malware and access controls.
•Vendor Management: For our vendors that receive personal information, we maintain data protection agreements that contain contractual provisions requiring safeguards for the protection of the personal information.
•Incident Response Plans: We maintain and update incident response plans that address the life cycle of a cyber incident (i.e., detection, response and recovery), as well as data breach response plans, and test those plans annually with table-top exercises.
•Mobile Security: We deploy controls to prevent loss of data through mobile devices.
•Security Standards: We hold accreditations for information and security standards for HIPAA, HITRUST, NIST CSF, ISO 27001 and PCI DSS.
•Insurance: We maintain a cybersecurity insurance program with established and respected insurance companies.

HUMAN CAPITAL MANAGEMENT
At the core of our long-term strategy for human capital management is attracting, developing and retaining the best talent globally with the right skills to drive our future success. We seek to attract and retain highly talented, highly motivated, experienced and well-educated individuals to support our long-term growth and profitability goals.
Our success and future growth is largely dependent on our continued ability to attract, recruit, retain and develop a diverse workforce at all levels of the organization. To succeed, we have developed key recruitment and retention strategies that we focus on as part of our overall management of our business. These include:

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS

•Compensation. Our compensation programs are designed to align the compensation of our employees with their performance and to provide the proper incentives to attract, retain and motivate employees to achieve superior results. The structure of our compensation programs balances incentive earnings for both short-term and long-term performance.
▪Our executive compensation programs are designed so that a significant portion of compensation is “at-risk” based on performance, to align the interests of our executive officers with those of our stockholders.
▪We utilize a nationally-recognized compensation consultant to evaluate our executive compensation programs.
▪We provide employee compensation packages that are competitive and consistent with employee positions, experience, skills, knowledge and geography.
▪Annual increases and cash incentives are based on merit, and not guaranteed.
▪We offer a wide variety of benefits, including health insurance, paid time-off and a retirement plan, as well as voluntary benefits such as financial and personal wellness benefits.
•Health and Safety. We are committed to the safety and well-being of our employees. In response to the COVID-19 pandemic, we implemented changes to our business in an effort to protect our employees and customers. We instituted safety protocols and procedures for our employees who continued to work on-site, including (i) daily temperature checks upon entering all facilities, (ii) implementing Masimo SafetyNet® to pre-clear employees entering our main campus facilities and (iii) increased distancing and implementation of extensive cleaning and sanitation procedures for our manufacturing and assembly facilities as well as our general administration and sales facilities.
•Developing Leaders of Tomorrow/Succession Planning. We are committed to identifying and developing the talents of our next generation of leaders. Our executive management team conducts organization and leadership reviews of all business leaders, focusing on our high-performing and high potential talent, diversity, and succession planning for critical roles.
•Employee Feedback and Retention. In 2020 and 2021, we were certified as a Great Place to Work®. In addition, for 2021, we were recognized on Fortune Best Workplaces in Manufacturing & Production™. To assess and improve employee retention and engagement, we survey employees and take actions to address areas of employee concerns. The average tenure of our employees is approximately 5.1 years and more than 17% of our employees have been employed by us for more than ten years.
•Inclusion and Diversity. The number of our full-time employees increased from approximately 2,000 as of January 2, 2021 to 2,200 as of January 1, 2022 and the number of our dedicated contract personnel worldwide decreased from approximately 4,200 as of January 2, 2021 to approximately 4,000 as of January 1, 2022. Of our approximately 2,200 full-time employees as of January 1, 2022, approximately 66% were male and approximately 34% were female, and women represented approximately 27% of our management/leadership roles. Minorities represented approximately 48% of our U.S. workforce and approximately 40% of our management/leadership roles as of the same date.

CHARITABLE OUTREACH
We undertake philanthropic activities both directly and indirectly through the non-profit organizations we support throughout the globe. We believe in being an active corporate citizen and, among other things, support programs, initiatives and research designed to improve patient safety and outcomes, promote efficient and cost-effective healthcare delivery, and provide advanced healthcare to people worldwide who may not otherwise have access to lifesaving technologies. The following summarizes our key contributions to charitable organizations during fiscal year 2021.

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS

$2.0 Million in contributions to the Masimo Foundation	$2.6 Million in cash contributions to nonprofit organizations (other than the Masimo Foundation)	$0.5 Million in contributions of Masimo products to charitable organizations

ADOPTION OF PROXY ACCESS
In 2019, our Board adopted the Proxy Access Bylaw, which permits eligible stockholders to nominate candidates for election to our Board. The Proxy Access Bylaw may be used by an eligible stockholder, or a group of up to 20 eligible stockholders, who has continuously owned at least 3% of the outstanding shares of our common stock for at least the prior three years, and including the day of the submission of the proxy access notice, who continues to hold the qualifying minimum number of shares of common stock through the date of the applicable annual meeting of stockholders, provided that the eligible stockholder(s) and the director nominee(s) satisfy the requirements specified in the Proxy Access Bylaw. The Proxy Access Bylaw further provides that an eligible stockholder, or a group of eligible stockholders, may nominate up to the greater of (i) 25% of the total number of directors who are members of our Board as of the last day on which a proxy access notice may be submitted, or (ii) two directors, subject to reduction in the event a director has been elected to our Board through proxy access at one of the two immediately preceding annual meetings of our stockholders. See “—Consideration of Director Nominees—Stockholder Nominations and Proxy Access” on page 27 of this Proxy Statement for additional information regarding the Proxy Access Bylaw and deadlines for the 2023 Annual Meeting of Stockholders.

MEETINGS AND EXECUTIVE SESSIONS
Our Board meets on a regular basis throughout the year to review significant developments affecting the Company and to act upon matters requiring its approval. Our Board also holds special meetings, as required from time to time, when important matters arise requiring Board action between scheduled meetings. During fiscal 2021, our Board met five times. None of our directors attended fewer than 75% of the total number of meetings held by the Board and the committees (on which and for the period during which the director served) during fiscal 2021.
As required under applicable Nasdaq listing standards, our independent directors periodically meet in executive sessions at which only they are present.

POLICY REGARDING BOARD MEMBER ATTENDANCE AT ANNUAL MEETINGS
It is the policy of our Board to invite directors and nominees for director to attend annual meetings of our stockholders. We expect any of them in attendance to be available to answer appropriate questions from our stockholders. We held one Annual Meeting of Stockholders in fiscal 2021, which was attended by Mr. Kiani.

INDEPENDENCE OF THE BOARD OF DIRECTORS
Our Board has the responsibility for establishing corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. As required under the rules and listing standards of The Nasdaq Stock Market LLC (the “Nasdaq Rules”), a majority of the members of our Board must qualify as “independent” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent” including those set forth in applicable Nasdaq Rules. Consistent with these considerations, after review of all relevant transactions or relationships between each director, and the director’s family members and Masimo, our senior management, and our independent registered public accounting firm, our

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS
Board has determined that all of our directors other than Mr. Kiani are independent, as that term is defined in Nasdaq Listing Rule 5605(a)(2).

CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. The Code of Business Conduct and Ethics is available to stockholders on our website at https://investor.masimo.com/governance/governance-documents/default.aspx under “Governance Documents.” If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website at https://investor.masimo.com/governance/governance-documents/default.aspx under “Governance Documents” and/or in our public filings with the SEC.

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD
Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders of Masimo wishing to communicate with our Board or an individual director may send a written communication to the Board or such director, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, Attention: Compliance Officer. Each communication must set forth:
•the name and address of all the Masimo stockholders on whose behalf the communication is sent; and
•the number of shares of our common stock that are beneficially owned by the stockholders as of the date of the communication.
Each communication will be reviewed by our Compliance Officer to determine whether it is appropriate for presentation to the Board or the individual director. Examples of inappropriate communications include junk mail, spam, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. These screening procedures have been approved by a majority of the independent members of our Board. Communications determined by our Compliance Officer to be appropriate for presentation to the Board or such director will be submitted to the Board or the individual director on a periodic basis.
In accordance with our Open Door Policy for Reporting Accounting, Audit, and Other Compliance Concerns (the “Open Door Policy”), all communications directed to the Board, a committee of the Board or an individual director relating to accounting topics, internal accounting controls, or auditing matters involving the Company are forwarded to our Compliance Officer regardless of the method of communication, and then promptly and directly forwarded by the Compliance Officer to the Audit Committee or the Board, as appropriate. All communications directed to the Board, a committee, or an individual director that relate to non-financial matters (including, without limitation, purported or suspected violations of any law or regulation, our Code of Business Conduct and Ethics or other policies) will be forwarded to our Compliance Officer, and, if the Compliance Officer deems the matter to be a potentially significant violation of law, the Code of Business Conduct and Ethics or company policy, the Compliance Officer will promptly and directly forward the communication to the Nominating, Compliance and Corporate Governance Committee.

INFORMATION REGARDING BOARD COMMITTEES
Our Board has established a standing Audit Committee, Compensation Committee, and Nominating, Compliance and Corporate Governance Committee to devote attention to specific subjects and to assist our Board in the discharge of its responsibilities. All of these committees operate under a written charter adopted by our Board, each of which is available on our website at https://investor.masimo.com/governance/governance-documents/default.aspx under “Governance Documents.”

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS
The following table provides committee membership and meeting information for fiscal 2021 for the Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee.

Committee Membership
Name	Independent	Audit	Compensation	Nominating, Compliance and Corporate Governance
Employee Director:
Joe Kiani	—	—	—	—
Non-Employee Directors:
H Michael Cohen(1)	◆	À¬	✓	—
Adam Mikkelson	◆	À✓	✓	✓
Craig Reynolds	◆	—	¬	✓
Julie A. Shimer, Ph.D.(2)	◆	À✓	—	¬
Total meetings in fiscal 2021		5	14	2
______________
¬    Committee Chairperson.     À Financial Expert.     ✓    Member.    ◆ Independent.
(1)    Mr. Cohen joined the Compensation Committee effective April 1, 2021.
(2)    Dr. Shimer joined the Nominating, Compliance and Corporate Governance Committee and was appointed its Chairperson effective April 1, 2021.
Audit Committee
We maintain a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Board has adopted a written charter of the Audit Committee that is available to stockholders on our website at https://investor.masimo.com/governance/governance-documents/default.aspx under “Governance Documents.”
Our Board has determined that all members of the Audit Committee meet the criteria for independence and financial literacy under Nasdaq Listing Rule 5605(c)(2)(A)(i) and (ii) and Rule 10A-3(b)(1) under the Exchange Act and qualify as financial experts under the applicable Nasdaq and SEC rules.
Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to the Audit Committee.

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS

Members and Number of Meetings	Primary Committee Functions

Committee Members:(1)
● Appointing, retaining and determining the compensation of our independent registered public accounting firm;
● Overseeing and approving any proposed audit and permissible non-audit services provided by our independent registered public accounting firm;
● Reviewing at least annually the qualifications, performance and independence of our independent registered public accounting firm;
● Overseeing the relationship with our independent registered public accounting firm, including the rotation of the audit partners, as well as reviewing and resolving any disagreements between our management and ensuring discussions with our management and our independent registered public accounting firm relating to internal controls over financial reporting;
● Discussing with our management and our independent registered public accounting firm the design, implementation, adequacy and effectiveness of our internal controls;
● Reviewing and discussing with our management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
● Overseeing and approving the annual Audit Committee Report to be included in our annual public filings;
● Reviewing the quarterly earnings announcements and any other public announcement regarding our results of operations with our management;
● Reviewing and discussing reports from our independent registered public accounting firm relating to our critical accounting policies and practices;
● Establishing and overseeing the processes and procedures for the receipt, retention and treatment of any complaints regarding accounting, internal controls or audit matters, as well as the confidential and anonymous submissions by employees concerning questionable accounting, auditing and internal control matters;
● Investigating any matter brought to its attention, with full access to our books, records, facilities and employees, and with sole authority to select, retain and terminate any consultant, legal counsel or advisor to advise the Audit Committee; and
● Reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

Mr. Cohen, Chairperson

Mr. Mikkelson
Dr. Shimer

Number of Meetings:(2)
5

Attendance Rate:(3)
100%

_____________
(1) Our Board has determined that each of Messrs. Cohen and Mikkelson and Dr. Shimer is an audit committee financial expert, as defined under applicable SEC rules, and that Messrs. Cohen and Mikkelson and Dr. Shimer each meet the background and financial sophistication requirements under Nasdaq Listing Rule 5605(c)(2)(A). In making this determination, the Board made a qualitative assessment of Messrs. Cohen’s and Mikkelson’s and Dr. Shimer’s level of knowledge and experience based on a number of factors, including each of their respective formal education and experience.

(2) Typically, the Audit Committee meets at least quarterly and with greater frequency if necessary. During 2021, all of the directors who served as members of the Audit Committee attended all of the meetings.

(3) During 2021, all the directors who served as member of the Audit Committee attended all of the meetings.

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS
Compensation Committee
Our Board has adopted a written charter for the Compensation Committee that is available to stockholders on our website at https://investor.masimo.com/governance/governance-documents/default.aspx under “Governance Documents.” The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. The Compensation Committee has the authority, in its sole discretion, to retain and terminate (or obtain the advice of) any advisor to assist it in the performance of its duties, but only after taking into consideration factors relevant to the advisor’s independence specified in Nasdaq Listing Rule 5605(d)(3). The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee, and has sole authority to approve the advisor’s fees and the other terms and conditions of the advisor’s retention.
Our Board has determined that all members of our Compensation Committee meet the criteria for independence under Nasdaq Listing Rule 5605(a)(2) and Rule 10C-1 of the Exchange Act.

Members and Number of Meetings	Primary Committee Functions

Committee Members:
● Reviewing and approving our general compensation strategy;
● Establishing annual and long-term performance goals for our executive officers;
● Conducting and reviewing with the Board an annual evaluation of the performance of our CEO and other executive officers;
● Considering the competitiveness of the compensation of our executive officers;
● Reviewing and approving all salaries, bonuses, equity awards, perquisites, post-service arrangements and other compensation and benefit plans for our CEO and all other executive officers;
● Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change in control agreements and other material agreements between us, on the one hand, and any of our executive officers, on the other;
● Acting as the administering committee of our Board for our executive compensation and cash incentive plans and for any equity incentive plans, including establishing performance metrics, determining bonus payouts and granting equity awards to employees and executive officers;
● Providing oversight for our overall compensation plans and benefit programs;
● Reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for the non-employee members of our Board;
● Reviewing and discussing with management, and recommending the annual Compensation Discussion and Analysis disclosure and the related tabular and narrative disclosures regarding named executive officer compensation included in our annual public filings;
● Overseeing and approving the annual Compensation Committee Report included in our annual public filings;
● Overseeing risks and exposures associated with executive compensation programs and arrangements, including incentive plans; and
● Reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

Mr. Reynolds, Chairperson
Mr. Cohen(1)
Mr. Mikkelson

Number of Meetings:(2)
14

Attendance Rate:(3)
100%

_____________
(1) Mr. Cohen joined the Compensation Committee effective April 1, 2021.
(2) The Compensation Committee meets from time to time during the year.
(3) During 2021, all of the directors who served as members of the Compensation Committee attended all of the meetings held during the period when he or she served as a member of the committee.

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS
The Compensation Committee has retained the services of Compensia, Inc. (“Compensia”) to assist the Compensation Committee in assessing and determining competitive compensation packages and to provide input on other executive compensation related matters. Compensia provides no other services to Masimo, and its sole relationship with Masimo is as an advisor to the Compensation Committee.
For more information regarding the Compensation Committee’s engagement of Compensia, see “Executive Compensation—Compensation Discussion and Analysis” starting on page 44 of this Proxy Statement.
The Compensation Committee meets outside the presence of all of our executive officers, including the NEOs, in order to consider appropriate compensation for our CEO. Our CEO may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. When considering the appropriate compensation of our other NEOs, the Compensation Committee meets outside the presence of all executive officers except for our CEO. The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2021 are described in greater detail in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement.

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS
Nominating, Compliance and Corporate Governance Committee
Our Board has adopted a written charter of the Nominating, Compliance and Corporate Governance Committee that is available to stockholders on our website at https://investor.masimo.com/governance/governance-documents/default.aspx under “Governance Documents.” Our Board has determined that all members of our Nominating, Compliance and Corporate Governance Committee meet the criteria for independence under Nasdaq Listing Rule 5605(a)(2).

Members and Number of Meetings	Primary Committee Functions

Committee Members:
● Evaluating the composition, size, organization and governance of our Board and its committees, making recommendations to our Board about the appointment of directors to committees of our Board and recommending the selection of chairs of these committees to the Board;
● Reviewing and recommending to our Board director independence determinations made with respect to continuing and prospective directors;
● Reviewing and recommending to our Board “Section 16 officer” determinations with respect to our executive officers;
● Developing and recommending to our Board policies for considering director nominees for election to the Board;
● Identifying, reviewing, considering and evaluating candidates for election to the Board and recommending to the Board candidates to be nominated for election, or incumbent directors to be nominated for re-election, at each annual meeting of our stockholders or to fill any vacancies on the Board or any newly-created directorships;
● Overseeing our Board’s performance and annual self-evaluation process and evaluating the participation of members of the Board in continuing education activities in accordance with Nasdaq Rules;
● Overseeing corporate governance;
● Overseeing our corporate compliance programs;
● Developing, and updating as necessary, a legal compliance and ethics program designed to evaluate, maintain and correct, when appropriate, our overall compliance with all federal and state rules and regulations and all of our codes of ethics and conducts;
● In consultation with the Audit Committee, reviewing and, if appropriate, updating or recommending to our Board updates to our existing procedures for the receipt, retention and treatment of reports or evidence of violations of any federal or state rules or regulations or of our codes of ethics and conduct; and
● Reviewing and evaluating, at least annually, the performance of the Nominating, Compliance and Corporate Governance Committee and its members, including compliance of the Nominating, Compliance and Corporate Governance Committee with its charter.

Dr. Shimer, Chairperson(1)
Mr. Mikkelson
Mr. Reynolds

Number of Meetings:(2)
2

Attendance Rate:(3)
100%

__________________
(1) Dr. Shimer joined the Nominating, Compliance and Corporate Governance Committee and was appointed as its Chairperson effective April 1, 2021.
(2) The Nominating, Compliance and Corporate Governance Committee meets from time to time during the year.
(3) During 2021, all of the directors who served as members of the Nominating, Compliance and Corporate Governance Committee attended all of the meetings held during the period when he or she served as a member of the committee.

| 2022 Proxy Statement

Table of Contents	CORPORATE GOVERNANCE AND BOARD MATTERS

NON-EMPLOYEE DIRECTOR COMPENSATION
During fiscal 2021, our Non-Employee Director Compensation Policy provided for the following compensation:

Compensation Item(s):	Annual Amount
Annual Cash Retainer(1)
Board Service	$70,000
Audit Committee	12,500
Compensation Committee	10,000
Nominating, Compliance and Corporate Governance Committee	5,000
Committee Chairperson Annual Cash Retainer(2)
Audit Committee	$25,000
Compensation Committee	20,000
Nominating, Compliance and Corporate Governance Committee	15,000
Equity Awards(3)(4)
Restricted Share Units	$200,000
____________
(1)    All annual cash retainers are payable on a quarterly basis in arrears. For Board committee members, excluding the Chairperson of each Board committee.
(2)    All annual cash retainers are payable on a quarterly basis in arrears.
(3)    Each year on the date of our annual meeting of stockholders, each non-employee director is granted an award of restricted share units (“RSUs”) with respect to shares of our common stock having a grant date fair value of $200,000, rounded down to the nearest whole share, which will vest on the earlier of the first anniversary of the grant date or the date of the next annual meeting of stockholders.
(4)    Our Non-Employee Director Compensation Policy also provides that all RSU awards granted to the non-employee directors pursuant to the policy will vest in full in the event of a change in control of Masimo.
(5)    The chart above illustrates the proportions of the base annual cash retainer paid to each board member and the annual equity award granted to each board member. Board member may be eligible for additional cash retainers for serving on various committees as well as for serving as a Committee Chairperson.
The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board for the fiscal year ended January 1, 2022.

Fiscal 2021 Non-Employee Director Compensation Table:
Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Option Awards(4)	All Other Compensation	Total
H Michael Cohen	$102,569	$199,880	$—	$—	$302,449
Thomas Harkin(5)	33,963	199,880	—	—	233,843
Adam Mikkelson	97,500	199,880	—	—	297,380
Craig Reynolds	95,000	199,880	—	—	294,880
Julie A. Shimer, Ph.D.	93,853	199,880	—	—	293,733
______________
(1)Our Chairman and CEO, Mr. Kiani, is not included in this table as he is an employee of Masimo and therefore receives no compensation for his service as a director. Mr. Kiani’s compensation is included in the “Summary Compensation Table” on page 69 of this Proxy Statement.
(2)As of January 1, 2022, each of the listed non-employee directors other than Mr. Harkin held RSU awards with respect to 922 shares of our common stock.
(3)These amounts generally represent the aggregate grant date fair value of the RSU awards granted to each listed non-employee director in fiscal 2021, computed in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718 (“ASC Topic 718”). These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2021. The value as of the grant date for the RSU awards is calculated based on the number of RSUs at the grant date market price and is recognized once the requisite service period for the RSUs is satisfied. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 18 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Stock-Based Compensation” included in our Annual Report on Form 10-K for the year ended January 1, 2022 that was filed with the SEC on February 16, 2022.
(4)As of January 1, 2022, none of our then serving non-employee directors held any options to purchase shares of our common stock other than Mr. Reynolds, who held options to purchase an aggregate of 50,000 shares.
(5)Mr. Harkin’s service on the Board ceased on May 27, 2021.

| 2022 Proxy Statement

Table of Contents	AUDIT RELATED MATTERS

AUDIT RELATED MATTERS

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Grant Thornton LLP. The policy generally pre-approves specified services in the defined categories of audit, audit-related and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. By the adoption of this policy, the Audit Committee has delegated the authority to pre-approve services to the Chairperson of the Audit Committee, subject to certain limitations.
The Audit Committee has determined that the rendering of the services other than audit services by Grant Thornton LLP is compatible with maintaining the independent registered public accounting firm’s independence.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to Masimo for the fiscal years ended January 1, 2022 and January 2, 2021 by Grant Thornton LLP, our independent registered public accounting firm for such periods. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
Fees	January 1, 2022	January 2, 2021
Audit Fees(1)	$2,238,944	$1,967,130
Audit-Related Fees(2)	37,212	131,838
Tax Fees(3)	36,267	36,270
All Other Fees(4)	—	—
Total Fees	$2,312,423	$2,135,238
______________
(1)Audit fees consist of fees billed for services rendered for the audit of our consolidated annual financial statements, including performance of the attestation procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.
(2)Audit-related fees consist of fees for assurance and related services performed by our independent registered public accounting firm and include fees reasonably related to the performance of the audit of our U.S. retirement savings plan as well as due diligence services in connection with strategic investments and other merger and acquisition-related activities.
(3)Tax fees consist of fees related to certain U.S. state and local tax preparation and consultation services.
(4)All other fees primarily consist of fees associated with the reimbursement of out-of-pocket expenses related to certain legal matters.

| 2022 Proxy Statement

Table of Contents	AUDIT RELATED MATTERS

AUDIT COMMITTEE REPORT
Our Audit Committee is composed of “independent directors,” as determined in accordance with Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3 of the Exchange Act. The Audit Committee operates pursuant to a written charter adopted by the Board, a copy of which may be viewed on our website at https://investor.masimo.com/governance/governance-documents/default.aspx under “Governance Documents.”
As described more fully in its charter, the purpose of the Audit Committee is to assist our Board with its oversight responsibilities regarding the integrity of our financial statements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for us and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally-accepted auditing standards and issuing a report. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board for fiscal 2021.
The Audit Committee has:
•reviewed and discussed our audited financial statements with management and Grant Thornton LLP, the independent registered public accounting firm;
•discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•received from Grant Thornton LLP the written disclosures and the letter regarding their communications with the Audit Committee concerning independence as required by the applicable requirements of the Public Company Accounting Oversight Board and discussed Grant Thornton LLP’s independence with them.
In addition, the Audit Committee has met separately with management and with Grant Thornton LLP as part of the committee’s quarterly meetings.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 1, 2022 for filing with the SEC. The Audit Committee also has selected and engaged Grant Thornton LLP as Masimo’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and is seeking ratification of the selection by Masimo’s stockholders.

Audit Committee
Mr. H Michael Cohen
Mr. Adam Mikkelson
Dr. Julie A. Shimer

This foregoing audit committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis may contain statements regarding future individual and Company performance targets and goals. Any targets and goals so disclosed are referenced in the limited context of Masimo’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Masimo specifically cautions investors not to apply these statements to other contexts.
This Compensation Discussion and Analysis describes the compensation programs for our Principal Executive Officer, Principal Financial Officer and the next three most highly-compensated executive officers of the Company for fiscal 2021 (our “Named Executive Officers” or “NEOs”). During fiscal 2021, these individuals were:

Name	Position(s)
Joe Kiani	Chief Executive Officer & Chairman of the Board
Micah Young	Executive Vice President, Chief Financial Officer
Bilal Muhsin	Chief Operating Officer
Tao Levy	Executive Vice President, Business Development
Tom McClenahan	Executive Vice President, General Counsel & Corporate Secretary
This Compensation Discussion and Analysis describes the material elements of our executive compensation programs for fiscal 2021. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including our NEOs, for fiscal 2021, including the key factors that the Compensation Committee considered in determining their compensation.

EXECUTIVE SUMMARY
Our compensation programs are designed to attract and retain the most talented employees within our industry and motivate them to perform at the highest level while executing our long-term plan. In order to retain and motivate this caliber of talent, the Compensation Committee is committed to promoting a performance-based culture. Compensation is tied to financial metrics that incentivize management to successfully deliver on the long-term plan and our commitments to our stockholders.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Fiscal 2021 Performance Highlights
The following represents a few financial and operational highlights of fiscal 2021 (these include GAAP and non-GAAP measures(1)):

Product Revenue (in millions) $1,239 Goal: $1,200	Non-GAAP Product Revenue Growth Rate(1) (%) 8%	Non-GAAP EPS(1) ($ per diluted share) $3.99 Goal: $3.80	Non-GAAP EPS(1) (% growth rate) 11%

As the COVID-19 pandemic began, we, along with many companies, adapted with a sense of urgency to the needs of our customers and those of healthcare providers by keeping our facilities safely open and ramping up production to meet increasing demand. Throughout this pandemic, our global organization has continued to contribute to the critical solutions that were and are still required to manage the global pandemic. We have continued to invest and innovate to meet the needs of our current and potential customers through continued expansion of our product offerings that improve patient outcomes and reduce the cost of care.
In 2021, we announced several key product releases, including the iSirona Connectivity hub, which allows up to 6 bedside medical devices to automatically route data to the EMR; the Masimo SafetyNet-Open™ solution, which allows organizations to bring their personnel back to the workplace in a safe and responsible manner; the softFlow™ high-flow nasal cannula, which provides warmed and humidified respiratory gasses to spontaneously breathing patients; the Radius PCG™ , a portable real-time caponograph; the launch of SafetyNet Alert™ for Western Europe; and a new and more advanced MX-7 technology board, which provides the latest and most advanced rainbow SET® parameters for integration with our OEM partners.
Our performance in 2021 demonstrates another year of solid execution towards our long-range plans and a commitment to reinvest in the business to drive growth and deliver long-term stockholder value.

3-Year Financial Performance | Compound Annual Growth Rates (FY2018 to FY2021)
●	14% GAAP product revenue growth	●	14% Non-GAAP product revenue(1) growth
●	10% GAAP operating profit growth	●	17% Non-GAAP operating profit(1) growth
●	5% GAAP EPS growth	●	15% Non-GAAP EPS(1) growth
________________________________________________________________________
(1/*)    Non-GAAP product revenue, non-GAAP operating profit and non-GAAP EPS are non-GAAP financial measures - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

Fiscal 2021 Performance Highlights(1)

•Shipped 289,000 non-invasive technology boards and monitors.	•GAAP EPS was $3.98 per diluted share. Non-GAAP EPS was $3.99 per diluted share, which exceeded our original fiscal 2021 guidance of $3.80 per diluted share.

•Shipped over 2.3 million non-invasive technology boards and monitors over the past 10 years.

•Product revenue increased 8% or $95 million from FY2020, to reach $1,239 million, which exceeded our original FY2021 financial guidance of $1,200 million.	•Delivered $265 million of operating cash flow, and free cash flow of $239 million.

•GAAP operating profit was $276 million and non-GAAP operating profit was $295 million, representing a growth of 8% and 12% over the prior year, respectively.	•Repurchased 546,000 shares of Masimo common stock, valued at $129 million.

________________________
(1)    Non-GAAP product revenue, non-GAAP operating profit and non-GAAP EPS are non-GAAP financial measures - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

Our 2021 TSR has continued to outperform those of the Nasdaq Composite and the Nasdaq US Benchmark Medical Equipment Indices over the 3-year and 5-year periods.
Several widely accepted measures of operating performance reflect the strength of our fiscal 2021 financial performance on both an absolute and relative basis, as compared to other companies that comprised our fiscal 2021 compensation peer group, which included other publicly-traded companies classified as health care equipment and supplies companies in Global Industry Classification Standard Code 351010 (see “Governance of Executive Compensation Programs—Competitive Positioning” on page 59 of this Proxy Statement for a discussion of our fiscal 2021 compensation peer group). Such operating performance for the fiscal years ended nearest to January 1, 2022 were as follows:

Measures of Operating Performance	Masimo Performance	Percentile Ranking Versus Fiscal 2021 Compensation Peer Group Companies
Return on Equity	18.7%	76th
Return on Capital	12.1%	77th
Return on Assets	10.3%	70th
Total Revenue Growth	22.0%	89th
Operating Margin	22.3%	76th
We believe that our fiscal 2021 performance results reflect the continued attention and focus by our executive team on delivering financial results that reflect not only revenue growth, but also strong financial returns based on our assets, equity and capital structure. In fact, our fiscal 2021 performance results placed Masimo above the 70th percentile of our fiscal 2021 compensation peer group for all of the selected measures of operating performance, including return on equity, return on capital, return on assets, total revenue growth and operating margin, with return on equity at the 76th percentile. We believe that our strong operating performance measures relative to our compensation peer group further demonstrates the success of our executive team’s efforts during fiscal 2021.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Results of Fiscal 2020 Compensation Stockholder Advisory Vote
At our 2021 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the fiscal 2020 compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved our Say-on-Pay proposal with approximately 81% of the votes cast in favor of the fiscal 2020 compensation of our Named Executive Officers. While this represented continued support for our executive compensation programs from 2018 to date, our Board believes that it remains important to be responsive to feedback from our stockholders about our executive compensation programs. During fiscal 2021, the Chairperson of our Compensation Committee and members of management were involved in a significant number of in-person or telephonic meetings with stockholders representing approximately 25% of the outstanding shares of our common stock. These discussions covered topics such as long-term strategy, financial and operating performance, risk management, executive compensation and governance practices. These discussions, together with our fiscal 2020 Say-on-Pay vote results, indicated stockholders’ support for our fiscal 2020 compensation programs and influenced our decision to maintain a consistent overall approach for fiscal 2021 compensation.
Fiscal 2021 Executive Compensation Programs
As previously noted, the Compensation Committee values the feedback we receive from our stockholders. In 2017, in response to feedback received from our stockholders, the Compensation Committee implemented certain changes to our executive compensation programs, which have been carried forward to date, and which continue to align the compensation of our executive officers with both short-term and long-term performance that supports our long-term business strategy. Although we do not provide detailed disclosure of our forward-looking performance metrics for competitive reasons, which is a commonly accepted practice, we do provide a detailed disclosure of our prior awards within “—Executive Compensation—Individual Compensation Elements” starting on page 59 of this Proxy Statement.
•Annual Cash Incentives - The annual cash incentive plan is designed to provide performance-based compensation that will be earned only upon Masimo achieving certain pre-established levels of financial performance. For fiscal 2021, the Compensation Committee selected 2021 Adjusted Product Revenue(2) and 2021 Adjusted Non-GAAP EPS(2) as the performance measures for the funding percentages, each weighted equally, as the Compensation Committee believes these performance measures directly support both our short-term strategy and our long-term objective of creating sustainable stockholder value.
•LTI Compensation - Equity Awards - The Compensation Committee believed that a one-year performance period was appropriate for the 2017 PSU awards in light of the transition to our new 2017 Equity Incentive Plan. However, to further align the compensation of our executive officers with our long-term performance, the Compensation Committee decided to extend the performance period for the 2018, 2019, 2020 and 2021 PSU awards from one year to three years. For example, the 2018 PSU awards vested in fiscal 2021, based on actual performance achieved in fiscal 2020.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
The performance objectives were established at the beginning of 2018, which required us to deliver improving financial results over the 3-year performance period (2018 through 2020) in order to achieve our financial objectives for fiscal 2020.
•Accordingly, the Compensation Committee granted LTI awards to our executive officers for fiscal 2021 consisting of the following mix of equity awards:
◦25% in the form of stock options that vest annually over a five-year period; and
◦75% in the form of PSU awards that are earned, if at all, at the end of a three-year performance period based on our actual performance as measured against pre-established performance objectives. For the fiscal 2021 PSU awards, the Compensation Committee selected fiscal 2023 Adjusted Product Revenue(2) and fiscal 2023 Adjusted Non-GAAP Operating Profit(2) as the performance measures for the targeted PSU award percentages, each weighted equally.

Performance Stock Unit Awards
	2017	2018	2019	2020	2021	2022	2023	2024
2017 Grant	1-Year Performance Period	Vest(1)	Vest(1)	Vest(1)	Vest(1)
2018 Grant		3-Year Performance Period			Vest(2)(3)
2019 Grant			3-Year Performance Period			Vest(2)(4)
2020 Grant				3-Year Performance Period			Vest(2)(5)
2021 Grant					3-Year Performance Period			Vest(2)(6)
_______________
(1)The 2017 Grant vests annually at 20% per year through 2021.
(2)Assumes that at least the threshold performance level is achieved.
(3)The 2018 Grant vested in fiscal 2021 based on actual performance achieved in 2020. As such, the PSUs vested on the date of the approval by the Audit Committee of the audit of our financial statements for fiscal 2020.
(4)The 2019 Grant vested in fiscal 2022 based on actual performance achieved in 2021. As such, the PSUs vested on the date of the approval by the Audit Committee of the audit of our financial statements for fiscal 2021.
(5)The 2020 Grant will vest in fiscal 2023 based on actual performance achieved in 2022. If performance objectives are achieved, the PSUs will vest on the date of the approval by the Audit Committee of the audit of our financial statements for fiscal 2022 (or such later date determined by the Compensation Committee).
(6)The 2021 Grant will vest in fiscal 2024 based on actual performance achieved in 2023. If performance objectives are achieved, the PSUs will vest on the date of the approval by the Audit Committee of the audit of our financial statements for fiscal 2023 (or such later date determined by the Compensation Committee).

________________________
(2)    Non-GAAP financial measure - please see Appendix B to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Our Response to Investor Feedback Related to Executive Compensation Programs and Governance Practices
Our Compensation Committee is committed to ensuring that our executive compensation programs reflect sound compensation principles and compensation-related governance practices. The following actions have been taken by our Compensation Committee with respect to our executive compensation programs and governance practices since 2011:

Effective Date of Response Fiscal Year	Corporate Governance or Compensation Practice	`	Issues Previously Raised in Stockholder Outreach or Corporate Governance Reviews	Our Response

2022	Board Composition		Lack of policy for addressing Board diversity when identifying potential director nominees	Amended corporate governance guidelines to provide that our Nominating, Compliance and Corporate Governance Committee will ensure that the initial list of director candidates from which new Board nominees are chosen includes qualified women and minority candidates

2021	Board Composition		Limited disclosure of Board composition related to diversity	Provided additional disclosures related to board diversity

2020	Executive compensation		Limited disclosure of Annual Cash Incentive and Long-term Incentive compensation plan targets	Provided additional disclosure related to equity targets
	Corporate responsibility and sustainability		Limited disclosure related to corporate responsibility and sustainability practices	Provided expanded disclosure related to corporate responsibility and sustainability practices
	Cybersecurity		Limited disclosure related to Cybersecurity practices	Provided expanded disclosure related to Cybersecurity practices

2019	Proxy access		Absence of proxy access bylaws	Adopted proxy access bylaws

2018	Executive compensation		Equity compensation is not directly tied to long-term Company performance	Granted performance-based equity tied to three-year Company performance

2017	Executive compensation		Equity compensation includes a large discretionary component	Granted performance-based equity tied to defined target matrix

2016	Stockholders’ rights agreement		Presence of “poison pill” arrangement	Eliminated the “poison pill”

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

Effective Date of Response Fiscal Year	Corporate Governance or Compensation Practice	`	Issues Previously Raised in Stockholder Outreach or Corporate Governance Reviews	Our Response

2016	Non-employee directors’ stock ownership policy		Absence of stock ownership policy for members of Board of Directors	Adopted stock ownership policy for non-employee members of our Board, which requires each non-employee director to own and hold shares of our common stock with a value equal to at least $250,000

2015	Term limits for service on Board of Directors		Absence of term limits for non-employee members of Board of Directors	Adopted term limit of 15 years for non-employee members of our Board
	Tax “gross-up” payments		Absence of formal policy restricting the provision of tax “gross-up” or similar payments in connection with a change in control of the Company	Our CEO’s employment agreement, entered into in November 2015, eliminated similar tax “gross-up” provisions. After the elimination of this provision, there are no longer any “gross-up” provisions for employees

2013	Executive stock ownership policy		Absence of formal stock ownership policy for executive officers	Adopted stock ownership policy for executive officers, which requires our CEO to own and hold shares of our common stock with a value equal to at least six times his annual base salary and our other executive officers to own and hold shares of our common stock with a value equal to the executive officer’s annual base salary

2012	Compensation recovery (“clawback”) policy		Absence of clawback policy	Adopted formal clawback policy for executive officers

2011	Tax “gross-up” payments		Absence of formal policy restricting the provision of tax “gross-up” or similar payments in connection with a change in control of the Company	Adopted formal policy providing that the Compensation Committee will no longer approve any arrangements with executive officers that include a tax “gross-up” or similar provision that results in the Company paying excise taxes on change in control payments
We continue to seek and value the opinions of our stockholders, as well as the insights gained from the discussions we have with specific stockholders. The Compensation Committee finds these discussions to be helpful when it considers and adopts compensation policies affecting our executive officers, including our NEOs. We will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year when making compensation decisions for our executive officers.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Fiscal 2021 NEO Compensation Highlights
The Compensation Committee took the following key actions for fiscal 2021 with respect to the compensation of our NEOs:
•Base Salaries - We increased the annual base salaries of our NEOs by 3.0%, except for one NEO who received a 7.2% increase. The 3.0% base salary increase was consistent with the salary increases provided to our other employees as a whole. Please see “Individual Compensation Elements—Base Salary” on page 59 of this Proxy Statement for additional information.
•Annual Cash Incentives - Based on our Adjusted Product Revenue(2) and Adjusted Non-GAAP EPS(2) for fiscal 2021, we paid annual cash bonuses under our fiscal 2021 Executive Bonus Incentive Plan to our NEOs (other than our CEO) for fiscal 2021 ranging from $258,750 to $402,612, and an annual cash bonus to our CEO in the amount of $1,647,794.
•LTI Compensation - Equity Awards - In February 2021, we granted options to purchase shares of our common stock to each of our NEOs (other than our CEO) with a grant date fair value ranging from $299,919 to $599,838, and an option to purchase shares of our common stock to our CEO with a grant date fair value in the amount of $2,999,417. In February 2021, we also granted PSU awards with a target grant date fair value ranging from $899,870 to $1,799,991 to our NEOs (other than our CEO) and a PSU award with a target grant date fair value of $8,999,953 to our CEO.
Total Target Compensation
We believe that our fiscal 2021 executive compensation was closely aligned with our stockholders’ interests. While base salary and an annual cash bonus opportunity focused on the achievement of shorter-term goals, our equity awards, in the form of options to purchase shares of our common stock and PSU awards, provided for a longer-term compensation structure to focus attention on our long-term operating results and promote retention. Most of the fiscal 2021 annual compensation of our executive officers was directly tied, through performance-based annual cash bonuses and LTI compensation in the form of stock options and PSU awards, to the achievement of financial and operating results that increased stockholder value.
The following charts show the mix of our CEO’s and, on average, each of our NEO’s target total direct compensation for fiscal 2021, consisting of base salary, a target annual cash bonus opportunity and the grant date fair value of the equity awards granted during the year:

Chief Executive Officer

PSUs: 60.7%
Base Salary: 8.0%
Annual Cash Incentive: 11.1%
Stock Options: 20.2%

Average of Other NEOs

Stock Options: 16.4%
Annual Cash Incentive: 14.1%
Base Salary: 20.4%
PSUs: 49.1%

Total long-term incentive compensation =	80.9%	Total long-term incentive compensation =	65.5%
Total “at risk” compensation =	92.0%	Total “at risk” compensation =	79.6%
__________________________________________________________________________
(2)    Non-GAAP financial measure - please see Appendix B to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
As illustrated above, the target total direct compensation opportunities of our NEOs are directly linked to our financial performance. We believe that our executive officers’ interests were and will continue to be aligned with those of our stockholders given that a substantial portion of their target total direct compensation was “at-risk” and variable commensurate with our financial performance. We also believe that our executive compensation programs appropriately emphasized performance-based compensation that rewarded our executive officers for delivering financial, operational and strategic results that met or exceeded pre-established goals through our annual cash bonus plan and the PSU awards under our LTI compensation plans. In addition, we further aligned the interests of our executive officers with those of stockholders and our long-term interests through executive stock ownership requirements. The policy requires (i) our CEO to own and hold shares of our common stock with a value equal to at least six times his annual base salary and (ii) our other executive officers to own and hold shares of our common stock with a value equal to the executive officer’s annual base salary. As of March 30, 2022, each of our executive officers to whom such stock ownership requirements are applicable was in compliance with such requirements.
Executive Compensation Policies and Practices
We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During fiscal 2021, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:
What We Do
✓    Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish and review our compensation practices.
✓    Compensation Committee Retains an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis and other advice on executive compensation independent of management.
✓    Annual Executive Compensation Review. At least once a year, the Compensation Committee conducts a review of our compensation strategy.
✓    Compensation At-Risk - Pay For Performance. Our executive compensation programs are designed so that a significant portion of our executive officers’ compensation is “at-risk” based on corporate performance, to align the interests of our executive officers with those of our stockholders.
✓    Annual Compensation-Related Risk Assessment. The Compensation Committee considers our compensation-related risk profile to ensure that our compensation plans and arrangements do not create inappropriate or excessive risk and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee has determined that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.
✓    Multi-Year Vesting Requirements and Performance Periods. To align the interests of our executive officers with those of our stockholders, the time-based stock option awards granted to our executive officers vest over a five-year period. In 2021, we granted our executive officers PSU awards that will be earned, if at all, at the end of a three-year performance period based on our actual performance as measured against pre-established performance objectives relating to fiscal 2023 Adjusted Product Revenue(2) and fiscal 2023 Adjusted Non-GAAP Operating Profit(2).

__________________________________________________________________________
(2)    Non-GAAP financial measure - please see Appendix B to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
✓ Clawback Policy. We have adopted a compensation recovery (“clawback”) policy, which enables our Board to recover incentive compensation (including gains from equity awards) from our current and former executive officers that is based on erroneous data, received during the three-year period preceding the date on which we become required to prepare an accounting restatement; and is in excess of what would have been paid if calculated under the restatement.
✓    Stock Ownership Policies. We have adopted stock ownership policies for our executive officers and the non-employee members of our Board under which they must accumulate and maintain, consistent with the terms of our stock ownership policy, a certain value of shares of our common stock. For additional information, see “Ownership of Our Stock - Stock Ownership Policy” starting on page 85 of this Proxy Statement.
✓    Annual Stockholder Advisory Vote on Named Executive Officer Compensation. We conduct an annual stockholder advisory vote on the compensation of our NEOs. The Compensation Committee considers the results of this advisory vote during the course of its deliberations on our executive compensation programs.
✓    Stockholder Engagement that Includes our Compensation Committee Chairperson. We engage with our stockholders on executive compensation matters and include our Compensation Committee Chairperson in these engagement activities.

What We Do Not Do
✗    No Guaranteed Bonuses. We do not provide guaranteed bonuses to our executive officers.
✗    No Special Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), on the same basis as our other employees.
✗    No Hedging; Pledging Requires Pre-Approval. We prohibit our employees, including our executive officers, and the non-employee members of our Board from hedging our equity securities. In addition, all pledging of our equity securities by our executive officers and members of our Board must be pre-approved by the Compensation Committee and, as a condition to pre-approving any pledge of our equity securities, the executive officer or member of our Board seeking to pledge securities must clearly demonstrate his or her financial capacity to repay any loan for which securities will be pledged as collateral without resort to the securities to be pledged.
✗    No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) to our executive officers on any perquisites or other personal benefits.
✗    No Tax Gross-Up Payments on Post-Employment Compensation Arrangements. We do not provide any tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.
✗    No Stock Option Repricing. We do not permit options to purchase shares of our common stock to be repriced to a lower exercise price without the approval of our stockholders. We have never repriced our stock options.
✗    No Evergreen Provisions. The 2017 Equity Incentive Plan does not contain an annual “evergreen” provision that increases the number of shares available for issuance each year. The 2017 Equity Incentive Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of shares that may be issued subject to awards under the 2017 Equity Incentive Plan.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES
The primary objective of our executive compensation programs is to attract and retain a talented, entrepreneurial and creative team of executives who will provide leadership for our success in driving our technologies and products to the broadest number of patients, and in turn, creating sustainable long-term value. We seek to accomplish this objective in a way that is aligned with the long-term interests of our stockholders.
Compensation Philosophy
We operate within a very complex business environment, which requires a very strong management team. Our business model requires our management team to be adept at developing competitive products and sales/marketing strategies to support multiple customers, including hospitals, alternate care facilities and original equipment manufacturers within multiple geographies. Many of our competitors have substantially greater capital resources, larger customer bases and larger sales forces than we do, and have ties with group purchasing organizations and other purchasers that are stronger than ours. In addition, the medical device industry is characterized by rapid product development and technological advances, which require our management team to be adept at managing these key areas of the business.
As a result, the Compensation Committee believes that it is critical to attract, develop and retain a highly-qualified management team with the experience, knowledge, expertise and vision capable of not only operating, but also excelling, in this complex and competitive business environment, including competing against larger competitors and developing and commercializing new products, new and improved technologies and new applications for our existing technologies.
Compensation Objectives and Program Design
Our executive compensation programs are intended to help us achieve and foster a goal-oriented, highly-motivated management team with a clear understanding of our business objectives and shared corporate values. To this end, the Compensation Committee believes that our executive compensation programs should provide compensation that:
•attracts and retains the best executive talent;
•appropriately aligns with our business objectives and stockholder interests;
•maintains a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention objectives;
•motivates our executive officers to achieve our annual and long-term strategic goals and rewards performance based on the attainment of such goals;
•appropriately considers risks and rewards in the context of our business environment and long-range business plans;
•recognizes individual value and contributions to our success;
•considers but does not exclusively rely upon competitive market data; and
•supports our succession planning objectives.
We seek to achieve these objectives in a way that is consistent with our long-term interests and the interests of our stakeholders, including our stockholders and employees. We structure the annual compensation of our executive officers, including our NEOs, using three principal elements: base salary, annual cash incentive opportunities and LTI compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
The relationships between each element and such compensation objectives are as follows:

Type	Component	Purpose	Key Features
Fixed Compensation	Base Salary	Provide competitive, fixed compensation to attract and retain the best possible executive talent	●	Cash-based
			●	Reviewed annually, changes are generally effective in July of each year
			●	Takes into account level of responsibility, time in role, performance and the ability to replace the individual

Performance-Based	Cash Incentives	Align executive compensation with our corporate strategies and business objectives; promote the achievement of key strategic and financial performance measures by linking annual cash incentives to the achievement of corporate performance goals	●	Cash-based
Compensation			●	Reviewed annually, paid in March
			●	Performance-based and not guaranteed
			●	Drive the achievement of key business results on an annual or multi-year basis

Performance-Based	Equity Awards	Align executive compensation with our corporate strategies and business objectives;
motivate our officers to create sustainable long-term value for our stockholders and achieve other business objectives;
		encourage stock ownership by our officers in order to align their financial interests with the long-term interests of our stockholders	●	Equity-based
Compensation (Cont’d)			●	Attract and retain talents
			●	Multi-year performance period and not guaranteed
			●	Combination of:
● Performance-based restricted stock units; and
● Time-based stock options
			●	PSUs are based on performance goals tied to pre-determined financial metrics approved by the Board
			●	Drive the achievement of key long-term business results on a multi-year basis

Other Compensation	Benefits	Support the health and security of our executives and their ability to plan for retirement	●	Ongoing or event driven
	Perquisites		●	Enhance executive productivity
Severance Protection

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

GOVERNANCE OF EXECUTIVE COMPENSATION PROGRAMS
Role of Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers. The Compensation Committee consists of directors who are “independent” directors as required by the Nasdaq listing standards and Exchange Act Rule 10C-1, and “non-employee directors” for purposes of Exchange Act Rule 16b-3. During fiscal 2021 and prior to April 1, 2021, the Compensation Committee was comprised of Messrs. Harkin, Mikkelson and Reynolds (the current Chairperson of the Compensation Committee). Effective April 1, 2021 Mr. Harkin resigned from the Compensation Committee and Mr. Cohen joined as a member of the Compensation Committee. Mr. Harkin’s service on the Board ceased on May 27, 2021.
The Compensation Committee has responsibility for overseeing our compensation and benefits policies generally, and overseeing, evaluating and approving the compensation plans, policies, and programs applicable to our CEO, as well as our other executive officers. In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops recommendations, makes decisions that it believes advance our philosophy and reviews the performance of our executive officers when making decisions with respect to their compensation.
The Compensation Committee reviews the base salary levels, annual cash bonus opportunities and LTI compensation opportunities of our executive officers annually or more frequently as warranted. In making decisions regarding the compensation of our executive officers, the Compensation Committee relies on its general experience and subjective considerations of various factors, including the following:
•our performance against the financial, operational and strategic objectives established by the Compensation Committee and our Board;
•each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;
•the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;
•compensation parity among our executive officers;
•our financial performance relative to our compensation and performance peers;
•feedback from our investor outreach programs; and
•with respect to his direct reports, the recommendations of our CEO.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.
The Compensation Committee also considers the potential risks in our business when designing and administering our executive compensation programs. We believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our executive officers. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid by a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, as well as more broad-based compensation surveys to gain a general understanding of market compensation levels.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management team, including our CEO. The management team assists the Compensation Committee by providing information on our performance, as well as the individual performance of our executive officers, market data and management’s perspectives and recommendations on compensation matters.
The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, LTI compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).
The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers. However, when the Compensation Committee sets the compensation for our CEO, he recuses himself from discussions regarding his own compensation. The Compensation Committee does not delegate any of its functions to others in deciding executive compensation.
Role of Compensation Advisor
The Compensation Committee engages an independent compensation advisor to assist it by providing information, analysis and other advice relating to our executive compensation programs and the decisions resulting from its executive compensation review. The compensation advisor serves at the discretion of the Compensation Committee, which reviews the engagement annually.
Since October 2016, the Compensation Committee has retained Compensia, a national compensation consulting firm, to serve as its compensation advisor. During fiscal 2021, Compensia provided the following services to the Compensation Committee:
•consulting with the Chairperson and other members of our Compensation Committee between Compensation Committee meetings;
•providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•reviewing and analyzing the base salary levels, annual cash bonus opportunities and LTI compensation opportunities of our executive officers;
•reviewing and analyzing compensation of our Board members;
•assessing executive compensation trends within our industry, and providing updates on corporate governance and regulatory issues and developments;
•reviewing the Compensation Discussion & Analysis in this Proxy Statement; and
•assessing compensation risk to determine whether our compensation policies and practices are reasonably likely to have a material adverse impact on the Company.
Compensia did not provide any services to us other than the consulting services to the Compensation Committee.
The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation advisor to the Compensation Committee on executive compensation matters. During fiscal 2021, the Compensation Committee considered the six specific independence factors adopted by the SEC and Nasdaq in past years, determined that Compensia was still an independent advisor, and concluded that its work did not raise any conflicts of interest. During fiscal 2021, the total fees payable to Compensia were approximately $171,400.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market (Industry—health care equipment and supplies; Global Industry Classification Standard code 351010), the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable companies. The companies in this compensation peer group for fiscal 2021 were approved on January 14, 2021 on the basis of their similarity to us in size, in terms of annual revenue and market capitalization.
In determining the fiscal 2021 compensation peer group, the Compensation Committee tried to select peer companies that resulted in us being near the median of the group in terms of both revenue and market capitalization. Our compensation peer group for fiscal 2021 was as follows:

2021 Peer Group
•ABIOMED, Inc.	•ICU Medical, Inc.
•Align Technology, Inc.	•Integra LifeSciences Holdings Corp.
•The Cooper Companies, Inc.	•LivaNova PLC
•DENTSPLY SIRONA, Inc.	•NuVasive, Inc.
•Dexcom, Inc.	•OSI Systems, Inc.
•Globus Medical, Inc.	•ResMed, Inc.
•Haemonetics Corp.	•Teladoc Health, Inc.
•Hologic, Inc.	•Teleflex, Inc.
•Hill-Rom Holdings, Inc.	•Varian Medical Systems, Inc.
•Insulet	•West Pharmaceutical Services, Inc.
The companies included in the compensation peer group had median revenues of $1.1 billion, ranging from approximately $767 million to approximately $3.8 billion, based on the four fiscal quarters ended nearest to December 31, 2020, representing approximately 0.7 times to 3.4 times of our last four quarters of revenue of approximately $1.6 billion as of such date. In addition, the compensation peer group had a median market capitalization of $14.8 billion, ranging from approximately $1.7 billion to $41.9 billion, as of December 31, 2020, and representing approximately 0.1 times to 2.8 times of our market capitalization of $14.8 billion as of such date.
To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements). This market data was then used as a general external reference point for the Compensation Committee in assessing our current compensation levels for executive base salaries, annual cash bonus opportunities and total equity compensation targets.
The Compensation Committee reviews our compensation peer group periodically and makes adjustments to the composition of our peer group as it considers necessary and appropriate, taking into account changes in both our business and the businesses of the companies in the peer group.

INDIVIDUAL COMPENSATION ELEMENTS
The specific elements of our executive compensation programs for fiscal 2021 included base salary, annual cash incentive opportunities, LTI compensation opportunities in the form of equity awards, welfare and health benefits and post-employment compensation arrangements. We use short-term compensation, such as base salary and annual cash bonus opportunities, to motivate and reward our executive officers. We believe that, in addition to base salaries and annual cash bonus opportunities, LTI compensation opportunities, which in fiscal 2021 were provided in the form of options to purchase shares of our common stock and PSU awards that could be earned and settled for shares of our common stock, are an effective tool in attracting and retaining strong executive talent. A full description of each compensation element is set out as follows:

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs, and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
During fiscal 2021, the Compensation Committee reviewed the base salaries of our executive officers, including the NEOs, taking into consideration a competitive market analysis and the recommendations of our CEO, as well as the other factors described above. Following this review, the Compensation Committee approved a 3.0% base salary increase for all of our executive officers other than Mr. Levy, which was consistent with the increases provided to our other employees as a whole. Mr. Levy’s base salary was increased by 7.2% to better align his compensation with the market based on his roles, responsibilities and performance.
The base salaries of the NEOs for fiscal 2021 were as follows:

Name	Base Salary as of January 2, 2021	Base Salary as of January 1, 2022	Percentage Change
Joe Kiani	$1,159,275	$1,194,054	3.0%
Micah Young	442,493	455,768	3.0
Bilal Muhsin	566,500	583,495	3.0
Tao Levy	349,922	375,000	7.2
Tom McClenahan	440,525	453,741	3.0
Annual Cash Incentive
In February 2021, the Compensation Committee approved the terms of the 2021 Executive Bonus Incentive Plan under which our NEOs are eligible to receive a cash bonus based on the achievement of our performance goals. At the beginning of the year, the Compensation Committee approves funding percentages that include payout scenarios for various levels of Company financial performance. For 2021, the Compensation Committee selected Adjusted Product Revenue(2) and Adjusted Non-GAAP EPS(2) as the performance measures for the funding percentages, each weighted equally, as the Compensation Committee believes these performance measures directly support both our short-term strategy and our long-term objective of creating sustainable stockholder value.
•2021 Adjusted Product Revenue(2): The target goal for 2021 Adjusted Product Revenue(2) was $1,200 million, which reflected growth of 5.4% over the prior year period.
•2021 Adjusted Non-GAAP EPS(2): The target goal for 2021 Adjusted Non-GAAP EPS(2) was $3.80, which reflected growth of 8.3% over the prior year period.
For purposes of calculating the performance achievement and funding percentages for 2021, the Compensation Committee determined that the performance measures would be adjusted to exclude the impact of foreign currency fluctuations and share repurchases that were not reflected in the targets. The purpose of these adjustments is to ensure the measurement of performance reflects factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operations of the business.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
The table below sets forth the Adjusted Product Revenue(2) and Adjusted Non-GAAP EPS(2) performance goals and funding percentages at the threshold, target and maximum funding levels for 2021, as well as the actual performance results:

Metric	Weighting	Target Goal	Actual Performance(2)	Achievement %(1)			Payout %(1)			Weighted Result
				Threshold	Maximum	Actual Performance	Minimum	Maximum	Actual Performance
Adjusted Product Revenue	50%	$1,200	$1,246	90%	110%	104%	0%	200%	138%	138%
Adjusted Non-GAAP EPS	50%	$3.80	$3.94	90%	110%	104%	0%	200%	137%
______________
(1)    Pursuant to the 2021 Executive Bonus Incentive Plan, payouts for achievement levels between the threshold and maximum were based on a linear interpolation between points along the funding curve.
(2)    Non-GAAP financial measure - please see Appendix B to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.
For 2021, we reported Product Revenue of $1,239 million and Non-GAAP EPS of $3.99. Excluding the impact of foreign exchange fluctuations and share repurchases that were not reflected in the targets, we achieved Adjusted Product Revenue(2) of $1,246 million and Adjusted Non-GAAP EPS(2) of $3.94. Based on the funding table for the 2021 Executive Bonus Incentive Plan, the Compensation Committee approved a funding percentage of 138% of target for the 2021 bonus awards, which is the weighted average of the actual performance percentages achieved and funded for Adjusted Product Revenue(2) and Adjusted Non-GAAP EPS(2) for fiscal 2021.
The following is a summary of the target annual cash bonus opportunities, the actual annual 2021 bonus awards for the NEOs and a comparison relative to their target awards:

Name	Base Salary as of January 1, 2022	2021 Target Cash Bonus (% of Base Salary)	2021 Target Cash Bonus Amount	2021 Actual Cash Bonus Amount	2021 Award (% of Target)
Joe Kiani	$1,194,054	100%	$1,194,054	$1,647,794	138%
Micah Young	455,768	50	227,884	314,480	138
Bilal Muhsin	583,495	50	291,748	402,612	138
Tao Levy	375,000	50	187,500	258,750	138
Tom McClenahan	453,741	50	226,871	313,081	138
Long-Term Incentive (“LTI”) Compensation - Equity Awards
The Compensation Committee believes LTI compensation in the form of equity awards provides an incentive for our executive officers, including our NEOs, to focus on driving increased stockholder value over a multi-year period, serves as a reward for appreciation in our stock price and long-term value creation, and enables us to achieve our retention objectives.
Furthermore, the Compensation Committee believes that stock options and PSU awards are effective tools for increasing long-term stockholder value for several reasons. In the case of stock options, they only have value to the extent that the market price of our common stock appreciates above the option exercise price, thereby driving value over the vesting period. In the case of PSU awards, the value of the award fluctuates based on our achievement of pre-established performance objectives over the multi-year performance period.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
To directly align LTI awards with stockholder value, the Compensation Committee awarded 2021 LTI awards to our NEOs in the form of stock options (25% of total target award value) and PSUs (75% of total target award value). The following is a summary of the annual 2021 LTI awards for the NEOs.

		Stock Options		PSUs
Name	Total 2021 LTI Target Award Value	Options to Purchase Shares of Common Stock (number of shares)(1)	Options to Purchase Shares of Common Stock (total fair value at grant date)(2)	PSUs at Target (number of shares granted)(3)	PSUs at Target (grant date fair value)(4)
Joe Kiani	$11,999,370	39,563	$2,999,417	35,895	$8,999,953
Micah Young	1,199,789	3,956	299,919	3,589	899,870
Bilal Muhsin	2,399,829	7,912	599,838	7,179	1,799,991
Tao Levy	1,199,789	3,956	299,919	3,589	899,870
Tom McClenahan	1,199,789	3,956	299,919	3,589	899,870
______________
(1)The 2021 stock option awards were granted on February 26, 2021.
(2)Amounts set forth in this column reflect the grant date fair value of the option awards, computed in accordance with ASC Topic 718. All of these amounts reflect certain assumptions with respect to the option awards and do not necessarily correspond to the actual value that will be recognized by our NEOs. The actual value, if any, that may be realized from an option award is contingent upon the satisfaction of the conditions to vesting of that award, and upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. See Note 18 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022 that was filed with the SEC on February 16, 2022 for a discussion of the assumptions made in determining the grant date fair value of the stock options.
(3)Reflects the target number of shares subject to PSUs, assuming all performance goals and other requirements are met. As described below, the PSUs earned will range from 50% to 200% of target based on the achievement of performance goals, which vest in the form of shares of our common stock following the conclusion of the three-year performance period.
(4)The 2021 PSU awards were granted on February 26, 2021. The number of shares was determined by dividing the economic value by the closing stock price per share of $250.73 on the date of grant. Any calculation that results in a fractional share was rounded down to the nearest whole share.

The table below sets forth the type, purpose, performance goals and vesting terms of the 2021 LTI awards.

LTI Award Type	Purpose	Performance Goal(s)	Vesting Terms
Stock options (25% of total target value)	Retain and reward executives for driving long-term stockholder value	Continuous service with the Company	Vest annually over a five-year period (20% per year)
PSUs (75% of total target value)	Retain and reward executives for the achievement of multi-year performance goals	2023 Adjusted Product Revenue(3) and 2023 Adjusted Non-GAAP Operating Profit(3)	Vest in 2024 with opportunity that ranges from 50%-200%
The Compensation Committee selected 2023 Adjusted Product Revenue(3) and 2023 Adjusted Non-GAAP Operating Profit(3) as the primary performance metrics for the 2021 PSU awards because it believes management should be incentivized to deliver multi-year revenue results and profitability that drives long-term stockholder value. Furthermore, the Compensation Committee believes that it has set challenging, yet attainable, forward-looking 2023 Adjusted Product Revenue(3) and 2023 Adjusted Non-GAAP Operating Profit(3) goals.
The Compensation Committee believes that the current LTI equity award structure focuses our NEOs on driving increased stockholder value over a multi-year period and enables us to achieve our retention objectives, while maintaining a conservative approach to overall share usage. As a result, our company-wide equity burn rate has been low since 2016, and has been declining since 2019.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Prior PSU Award Payouts
The 2019 PSU awards vested at the end of a three-year performance period on February 14, 2022 based on actual performance against pre-established performance objectives. The Compensation Committee selected fiscal 2021 Adjusted Product Revenue(3) and fiscal 2021 Adjusted Non-GAAP Operating Margin(3) as the performance measures for the targeted PSU award percentages, each weighted equally.
•2021 Adjusted Product Revenue(3): The target goal for 2021 Adjusted Product Revenue(3) was $1,075 million, which reflected a compound annual growth rate (CAGR) of 9.0% over the 3-year performance period.
•2021 Adjusted Non-GAAP Operating Margin(3): The target goal for 2021 Adjusted Non-GAAP Operating Margin(1) was 25%, which reflected a cumulative operating margin improvement of 300 basis points over the 3-year performance period.
The table below sets forth the Adjusted Product Revenue(3) and Adjusted Non-GAAP Operating Margin(3) performance goals and funding percentages at the threshold, target and maximum funding levels, as well as the actual performance results:

Metric	Weighting	Target Goal	Actual Performance	Achievement %(1)			Payout %(1)			Weighted Result
				Threshold	Maximum	Actual Performance	Minimum	Maximum	Actual Performance
Adjusted Product Revenue	50%	$1,075	$1,239(2)	90%	110%	115%	50%	200%	200%	138%
Adjusted Non-GAAP Operating Margin(3)	50%	25.0%	23.8%	90%	110%	95%	50%	200%	76%
______________
(1)    Pursuant to the 2021 Executive Bonus Incentive Plan, payouts for achievement levels between the threshold and maximum were based on a linear interpolation between points along the funding curve.
(2)    The actual performance of $1,239 million represents actual GAAP product revenue performance for the performance period.
(3)    Non-GAAP financial measure - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.
Welfare and Health Benefits
Our NEOs participate in our employee benefit plans on the same terms as all of our other eligible employees.
We maintain a tax-qualified Code Section 401(k) defined contribution plan in which all of our employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service, are entitled to participate. Employees may contribute their own funds on a pre-tax basis.
The plan permits us to make matching contributions and we have historically provided employer contributions that match eligible employee contributions (“employer matching contributions”), generally limited to 3% of the compensation that can be taken into account for this purpose under federal law.
Employer matching contributions vest 50% when an employee has been employed for two years, and vest an additional 25% for each additional year of service until fully vested after four years of eligible employment.
In addition, we provide health care, dental, vision and life insurance, health savings account (“HSA”) employer contributions, an employee assistance plan and both short-term and long-term disability, accidental death and dismemberment benefits to all full-time employees. These benefits are subject to applicable laws and at benefit levels that we believe are generally consistent with the benefits of companies with which we compete for talent.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Perquisites and Other Personal Benefits
Generally, we provide perquisites and other personal benefits to our executive officers, including our NEOs, in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.
In addition, under the Amended CEO Agreement (as defined below), we reimburse our CEO for all reasonable travel and lodging expenses, which include travel and hospitality expenses for first class travel and accommodations, including travel by private or chartered aircraft, for his family and household members if they accompany him during business travel. Our Board believes that these arrangements are appropriate because of the extensive travel requirements of our CEO’s position.
We also have established a security program for our CEO that provides physical and personal security services as they may be deemed necessary. This security program is not limited to providing security services at business facilities or functions or during business-related travel and may also include providing security services at his residences and during personal travel. Our Board does not consider any of these security services to be a personal benefit as the requirement for this occasional security is directly the result of his role as our CEO. As our CEO, Mr. Kiani’s personal safety is vital to our continued success. We may also provide security services to other executive officers from time to time on an as-needed basis.
We own one aircraft to facilitate the business travel of our executive officers and certain other employees. In fiscal 2017, we entered into an aircraft time share agreement with Mr. Kiani, pursuant to which we have agreed to make our aircraft available to Mr. Kiani for lease on a time sharing basis. Under this agreement, Mr. Kiani reimburses us for incremental costs incurred in connection with his personal use of our aircraft, in accordance with Federal Aviation Administration requirements.
We have reported the actual amounts that we have paid for our CEO’s family and household members to accompany him during his business travel and for his security arrangements that were not security arrangements provided at our business facilities in the “All Other Compensation” column in the Summary Compensation Table in this Proxy Statement.
The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), generally requires certain individuals who hold more than a certain amount of value in our stock to make a filing under the HSR Act, unless an exception applies. Certain equity awards previously granted to Mr. Kiani, our CEO, triggered HSR Act filing requirements for both Mr. Kiani and us. We and Mr. Kiani submitted these filings in 2021. After deliberation, and in consideration of the fact that the HSR Act filings were triggered by awards that we had granted to Mr. Kiani, our Compensation Committee approved our payment of the HSR Act filing fees that otherwise would have been payable by Mr. Kiani. This amount was imputed as income to Mr. Kiani. We did not provide any tax gross-up on these filing fees. The total amount of these filing fees is set forth in the “All Other Compensation” column in the Summary Compensation Table in this Proxy Statement.
Post-Employment Compensation
Each of our NEOs, other than our CEO, is eligible to participate in our 2007 Severance Protection Plan (the “Severance Plan”) pursuant to a written severance agreement that they have executed with us. The Severance Plan provides these NEOs with specified payments and benefits in the event of certain terminations of employment or a change in control of Masimo or both. Our CEO’s post-employment compensation arrangements are set forth in the Amended CEO Agreement and are described in the section entitled “Employment Arrangements with Named Executive Officers - Employment Agreement with Mr. Kiani” starting on page 75 of this Proxy Statement.
We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
We also believe that these arrangements are designed to align the interests of our executive officers with those of our stockholders when considering our long-term success. The primary purpose of these arrangements in the case of a change in control of the Company is to keep our most senior executive officers focused on pursuing all corporate transaction activities that are in the best interests of our stockholders, regardless of whether those transactions may result in their own job loss.
Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders. Further, we believe that these arrangements are necessary to offer compensation packages that are competitive with the market.
For information on the employment arrangements for our CEO and other NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2021, see “—Employment Arrangements with Named Executive Officers” in this Proxy Statement.

OTHER COMPENSATION POLICIES AND PRACTICES
Equity Awards Grant Policy
Equity awards granted to newly-hired employees are effective as of the later of the date the individual commences work or service with us or the grant approval date. Equity awards granted to existing employees and others providing services to us are effective as of the grant approval date. The terms of each equity award, including the date of grant, the corresponding exercise, purchase or base price, the vesting conditions, the term of such award, and the number of shares of our common stock subject to such award, as applicable, are approved by our Board, the Compensation Committee, or the non-officer equity award committee (as defined in the policy), as applicable. In addition, the exercise price for options to purchase shares of our common stock may not be less than the fair market value of our common stock as of the close of business on the effective date of the option.
Compensation Recovery (“Clawback”) Policy
We maintain a Clawback policy that provides that in the event we are required to restate our financial statements as a result of “material noncompliance” with the financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including stock options) that is:
•based on erroneous data;
•received during the three-year period preceding the date on which we become required to prepare an accounting restatement; and
•in excess of what would have been paid if calculated under the restatement.
We intend to review the terms of our policy once the SEC adopts final regulations implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and, if necessary, will revise our policy to conform to such regulations.
Policy Prohibiting Tax “Gross-Up” Payments
We maintain a policy governing the inclusion of tax “gross-up” provisions in agreements with our executive officers. Under this policy, the Compensation Committee will not approve any employment or other agreement or arrangement with any of our executive officers that includes a tax “gross-up” or similar provision that would require payments by us to an executive officer be made in the full amount, free of any deductions or withholdings, and without exercising any right of set-off, in connection with a change in control of the Company.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Our policy also provides that the Compensation Committee will not approve an amendment to extend the term of any current employment or other agreement or arrangement between us and any executive officer if such agreement or arrangement includes a tax “gross-up” or similar provision. Currently, we have no agreements or arrangements in place with any executive officer that require or provide for a tax “gross-up” or similar payment.
Under our Severance Plan in which our NEOs other than our CEO participate, the plan administrator has the right to reduce any change in control severance payment or benefits payable to an executive officer to avoid triggering any “excess parachute payments” under Sections 280G and 4999 of the Code.
Hedging and Pledging Policies
Our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our Board from engaging in “short sales” of our equity securities and from engaging in hedging transactions involving our equity securities. Further, our Insider Trading Policy restricts our employees, including our executive officers, and the non-employee members of our Board from pledging our equity securities as collateral for a loan or otherwise unless the transaction is pre-cleared by our Insider Trading Compliance Officer. Further, as a condition of pre-approving any pledge of our equity securities, the executive officer or member of our Board seeking to pledge securities must clearly demonstrate his or her financial capacity to repay any loan for which securities will be pledged as collateral without resort to the securities to be pledged.
As of March 30, 2022, an aggregate of 400,000 shares of our common stock owned by a family trust and beneficially owned by our CEO were pledged as collateral for a personal loan. In addition to obtaining pre-clearance from our Insider Trading Compliance Officer, our CEO sought and received the approval of the Compensation Committee prior to entering into this transaction in 2013. When requesting such pre-clearance, Mr. Kiani explained that, without the ability to pledge these shares, certain of his family’s financial planning objectives would need to be satisfied through the sale of shares of Masimo common stock held by his family trust and that he did not want to diminish his shareholdings. The Compensation Committee considered Mr. Kiani’s request and, as part of that consideration, noted that his beneficial stock ownership in the Company, even without taking into account the pledged shares, would still greatly exceed the number of shares that Mr. Kiani would be required to hold under our stock ownership policy. The Compensation Committee concluded that continued ownership of the pledged shares by Mr. Kiani’s family trust further aligned Mr. Kiani’s interests with the long-term interests of our stockholders.
In light of these facts, the Compensation Committee concluded that approving the pledge was consistent with stockholder interests.

TAX AND ACCOUNTING CONSIDERATIONS
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code (“Section 162(m)”) disallows public companies a tax deduction for federal income tax purposes of compensation in excess of $1 million paid to their chief executive officer, the chief financial officer and the three other most highly-compensated executive officers in any taxable year. In making compensation decisions, the Compensation Committee considered the potential effects of Section 162(m) on the compensation paid to our executive officers who are subject to the deduction limit (the “covered executives”). The exemption from Section 162(m)’s deduction limit for performance-based compensation was generally repealed for taxable years beginning after December 31, 2017, such that compensation paid to our covered officers in excess of $1 million will generally not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
To maintain flexibility in compensating the NEOs in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation payable to the covered executives must be deductible for federal income tax purposes. Accordingly, the Compensation Committee may, in its judgment, approve compensation for our executive officers that does not comply with an exemption from the deduction limit when it believes that such compensation is in the best interests of the Company and our stockholders.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
The Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses.
Accounting for Stock-Based Compensation
We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards granted to our employees and the non-employee members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
To calculate the fair value of options to purchase shares of our common stock, we use the Black-Scholes-Merton option pricing model which requires the input of several subjective assumptions. These assumptions include estimating the length of time recipients will retain their vested options before exercising them, the estimated volatility of our stock price over the expected option term, and the number of shares of our common stock subject to options that will ultimately be forfeited prior to meeting their vesting requirements. The fair value of the options granted to our employees and the non-employee members of our Board are expensed over the requisite service period of each option, which is the vesting period, using a straight-line attribution method. The fair value of RSU awards is calculated based upon the closing market price of our common stock on the date of the grant or any “modification” to the grant, as that term is defined under ASC Topic 718. The fair value of the time-based RSU awards granted to our employees and the non-employee members of our Board are expensed over the requisite service period of each award, which is the vesting period, using the straight-line attribution method.
The fair value of PSU awards is calculated based on the closing price of our common stock on the date of grant. The actual stock-based compensation expense is dependent on the number of PSUs that are ultimately awarded, not the number of PSUs granted. As a result, we are required to estimate, based on our best judgment, the number of PSUs that will ultimately be awarded. In fiscal 2021, the cost of the estimated PSU awards was expensed pursuant to the “graded” vesting concept whereby a higher amount of amortization expense is incurred in the early portion of the vesting period, as compared to the later part of the period. This is required in an attempt to separate the performance period of the award as compared to the retention period of the award.
With respect to the RSU award covering 2.7 million shares of our common stock granted to our CEO as part of the terms of the Amended CEO Agreement (the “Award Shares”), this RSU award will vest in the event of a Qualifying Termination or upon the termination of our CEO’s employment with us pursuant to his death or disability (see “ Employment Arrangements with Named Executive Officers—Employment Agreement with Mr. Kiani” on page 75 of this Proxy Statement for details). In addition, in the event of a change in control prior to a Qualifying Termination, on each of the first and second anniversaries of the change in control, 50% of the Award Shares will vest. Accordingly, and in accordance with ASC Topic 718, we will only recognize compensation expense for this contingent stock award at the time of a change in control of the Company or when it is determined that the occurrence of a Qualifying Termination is “probable.” Should this occur, in accordance with applicable accounting standards, the amount of compensation expense that will be recognized will be based upon the fair value of the RSU award on the date of grant. At the present time, we do not believe that an occurrence of a Qualifying Termination is “probable” and as a result, no stock-based compensation expense has been recorded related to this RSU award.
While the Compensation Committee considers the expense impact under ASC Topic 718 as one of the factors in granting equity awards, it also considers the importance of aligning the interests of our executive officers with the interests of our stockholders, the retentive value of equity awards and other factors, and makes its decisions regarding equity awards based on its evaluation of such factors.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 1, 2022.

Compensation Committee
Mr. Craig Reynolds
Mr. H Michael Cohen
Mr. Adam Mikkelson
This foregoing Compensation Committee report is not “soliciting material”, is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2021 and prior to April 1, 2021, the Compensation Committee was comprised of Messrs. Harkin, Mikkelson and Reynolds (the current Chairperson of the Compensation Committee). Effective April 1, 2021, Mr. Harkin resigned from our Compensation Committee and Mr. Cohen joined as a member of the Compensation Committee. There are no relationships between the current or former members of the Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the current or former members of the Compensation Committee is our employee and no current or former member has been an officer of Masimo at any time.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
The following table provides information regarding the compensation earned during the fiscal years ended January 1, 2022, January 2, 2021 and December 28, 2019 by our Named Executive Officers. We generally pay bonuses in the year following the year in which the bonus was earned.

Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Joe Kiani	2021	$1,176,664	$—	$8,999,953	$2,999,417	$1,647,794	$1,395,450	(3)	$16,219,278
Chief Executive Officer & Chairman of the Board	2020	1,142,392	—	8,999,887	2,999,999	1,657,764	693,681		15,493,723
	2019	1,109,119	—	8,999,903	2,999,997	1,508,183	378,899		14,996,101

Micah Young	2021	449,131	—	899,870	299,919	314,480	10,200	(4)	1,973,600
Executive Vice President & Chief Financial Officer	2020	436,049	—	899,971	299,973	316,383	10,050		1,962,426
	2019	415,553	—	899,924	299,979	287,836	9,984		1,913,276

Bilal Muhsin	2021	574,998	—	1,799,991	599,838	402,612	8,700	(5)	3,386,139
Chief Operating Officer	2020	558,249	—	1,799,941	599,991	405,048	53,200		3,416,429
	2019	514,618	—	899,924	2,432,579	368,500	9,390		4,225,011

Tao Levy	2021	362,461	—	899,870	299,919	258,750	10,393	(6)	1,831,393
Executive Vice President, Business Development	2020	344,826	—	899,971	299,973	250,194	10,050		1,805,014
	2019	334,782	—	899,924	299,979	227,619	9,903		1,772,207

Tom McClenahan	2021	447,133	—	899,870	299,919	313,081	14,314	(7)	1,974,317
Executive Vice President, General Counsel & Corporate Secretary	2020	434,109	—	899,971	299,973	314,975	8,550		1,957,578
	2019	421,466	—	899,924	299,979	286,555	10,029		1,917,953

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
___________
(1)Amounts set forth in the “Stock Awards” and “Option Awards” columns for 2021, 2020 and 2019 reflect the grant date fair value of stock and option awards granted in the year indicated, computed in accordance with ASC Topic 718. These amounts reflect certain assumptions with respect to the stock and option awards and do not necessarily correspond to the actual value that will be recognized by the NEOs. The actual value, if any, that may be realized from a stock award or an option award is contingent upon the satisfaction of the conditions to vesting in that award, and, in the case of option awards, upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. See Note 18 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022 that was filed with the SEC on February 16, 2022 for a discussion of the grant date fair value of the stock awards and the assumptions made in determining the grant date fair value of the PSUs, RSUs and stock options granted in fiscal years 2021, 2020 and 2019. For PSUs, amounts reflect the target number of shares subject to the PSUs, assuming all performance goals and other requirements are met. As described below, the PSUs earned will range from 50% to 200% of target based on the achievement of performance goals, which vest in the form of shares of our common stock following the conclusion of the three-year performance period. The maximum potential value of the PSUs (assuming 200% of target, the maximum potential value of the award) granted to each of our NEOs in fiscal 2021 was as follows: Mr. Kiani: $17,999,907, Mr. Young: $1,799,740, Mr. Muhsin: $3,599,981, Mr. Levy: $1,799,740 and Mr. McClenahan: $1,799,740.
(2)All amounts for fiscal 2021, 2020 and 2019 were paid pursuant to our Executive Bonus Incentive Plan.
(3)Consists of $8,700 in retirement savings plan matching contributions, $85,275 incremental lodging costs during certain business travel, $55,173 related to the net incremental costs of certain lodging, meals and other travel-related expenses incurred by his family and household members accompanying him during certain business travel pursuant to Mr. Kiani’s employment agreement (see “—Employment Arrangements with Named Executive Officers—Employment Agreement with Mr. Kiani” on page 75 of this Proxy Statement), and $966,302 related to certain incremental costs for security personnel and security services provided to Mr. Kiani and his family at his personal residence or other non-Masimo facilities that were not directly-related to Masimo business. We have established a security program for Mr. Kiani that provides physical and personal security services as they may be deemed necessary. This security program is not limited to providing security services only at business facilities or functions or during business-related travel and can include providing security services during certain non-business occasions, including at his primary residence and during personal travel. We do not consider any such security services to be personal benefits as the requirement for this occasional security is directly the result of Mr. Kiani’s role as our CEO and as our CEO, his personal safety is vital to our continued success. In addition, this includes $280,000 for the HSR Act filing fees for Mr. Kiani described above under “Perquisites and Other Personal Benefits”.
(4)Consists of $8,700 in retirement savings plan matching contributions and $1,500 in employer HSA contributions.
(5)Consists of $8,700 in retirement savings plan matching contributions.
(6)Consists of $8,700 in retirement savings plan matching contributions, $1,500 in employer HSA contributions and $193 related to certain incremental costs for travel.
(7)Consists of $8,700 in retirement savings plan matching contributions, $5,000 cash payment in recognition of 10 years of service to Masimo, which is generally available to all employees after such period of time, and $614 related to certain incremental costs for travel.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Pension Benefits-Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation
No pension benefits were paid to any of our NEOs during fiscal 2021. We do not currently sponsor any non-qualified defined contribution plans or non-qualified deferred compensation plans.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2021
The following table presents the plan-based awards granted to each of our NEOs in fiscal 2021.

	Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Shares of Stock or Units (#)(3)	Exercise Price Per Share ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joe Kiani	February 26, 2021	$—	$1,194,054	$2,388,108	—	—	—	—	$—	$—
	February 26, 2021	—	—	—	17,947	35,895	71,790	—	—	8,999,953
	February 26, 2021	—	—	—	—	—	—	39,563	250.73	2,999,417

Micah Young	February 26, 2021	—	227,884	455,768	—	—	—	—	—	—
	February 26, 2021	—	—	—	1,794	3,589	7,178	—	—	899,870
	February 26, 2021	—	—	—	—	—	—	3,956	250.73	299,919

Bilal Muhsin	February 26, 2021	—	291,748	583,495	—	—	—	—	—	—
	February 26, 2021	—	—	—	3,589	7,179	14,358	—	—	1,799,991
	February 26, 2021	—	—	—	—	—	—	7,912	250.73	599,838

Tao Levy	February 26, 2021	—	187,500	375,000	—	—	—	—	—	—
	February 26, 2021	—	—	—	1,794	3,589	7,178	—	—	899,870
	February 26, 2021	—	—	—	—	—	—	3,956	250.73	299,919

Tom McClenahan	February 26, 2021	—	226,870	453,741	—	—	—	—	—	—
	February 26, 2021	—	—	—	1,794	3,589	7,178	—	—	899,870
	February 26, 2021	—	—	—	—	—	—	3,956	250.73	299,919

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
_______________
(1)Represents possible payments under the Executive Bonus Incentive Plan based on the base salary in effect for each of our NEOs as of February 26, 2021, the grant date of the award. The fiscal 2021 Executive Bonus Incentive Plan provided that amounts payable thereunder would be based on the base salary in effect for each of our NEOs as of the end of fiscal 2021, and actual payouts were therefore based on base salaries as of the end of fiscal 2021.
(2)For fiscal 2021, the Compensation Committee selected fiscal 2023 Adjusted Product Revenue(1) and fiscal 2023 Adjusted Non-GAAP Operating Profit(1) as the performance measures for the target PSU award percentages, each weighted equally. If performance objectives are achieved, the PSUs will vest on the date of the approval by the Audit Committee of the audit of our financial statements for fiscal 2023 (or such later date determined by the Compensation Committee).
(3)This option vests over a five-year period, with 20% of the shares subject to the option vesting on each anniversary of the grant date.
(4)For PSUs, amounts reflect the fair value of the award as of the grant date assuming achievement of the “target” performance achievement level. For stock options, amounts reflect the fair value per share as of the grant date of the award multiplied by the number of shares granted. Regardless of the value on the grant date, the actual value will depend on the market value of our common stock on a date in the future when an award vests or stock option is exercised. As described below, the PSUs earned will range from 50%-200% of target based on the achievement of performance goals, which vests in the form of shares of our common stock following the conclusion of the three-year performance period. The maximum potential value of the PSUs (assuming 200% of target, the maximum potential value of the award) granted to each of our NEOs was as follows: Mr. Kiani: $17,999,907, Mr. Young: $1,799,740, Mr. Muhsin: $3,599,981, Mr. Levy: $1,799,740 and Mr. McClenahan: $1,799,740.

_______________
(1)     Non-GAAP financial measure - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP financial measure.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT JANUARY 1, 2022
The following table presents the outstanding option awards and stock awards held by each of our NEOs as of January 1, 2022.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joe Kiani	6/15/2015	300,000	—	38.76	6/15/2025	—		—
	11/4/2015	—	—	—	—	2,700,000	(3)	790,506,000
	2/29/2016	300,000	—	37.84	2/28/2026	—		—
	6/5/2017	—	—	—	—	20,000	(4)	5,855,600
	6/5/2017	80,000	20,000	90.87	6/5/2027	—		—
	3/16/2018	62,617	41,745	86.95	3/16/2028	—		—
	3/15/2019	—	—	—	—	67,415	(5)	19,737,764
	3/15/2019	28,942	43,413	133.50	3/15/2029	—		—
	3/12/2020	—	—	—	—	50,161	(6)	14,686,138
	3/12/2020	13,267	53,069	179.42	3/12/2030	—		—
	2/26/2021	—	—	—	—	35,895	(7)	10,509,338
	2/26/2021	—	39,563	250.73	2/26/2031	—		—

Micah Young	10/16/2017	10,000	10,000	84.97	10/16/2027	—		—
	3/16/2018	—	4,175	86.95	3/16/2028	—		—
	3/15/2019	—	—	—	—	6,741	(8)	1,973,630
	3/15/2019	1,447	4,341	133.50	3/15/2029	—		—
	3/12/2020	—	—	—	—	5,016	(9)	1,468,584
	3/12/2020	1,326	5,307	179.42	3/12/2030	—		—
	2/26/2021	—	—	—	—	3,589	(10)	1,050,787
	2/26/2021	—	3,956	250.73	2/26/2031	—		—

Bilal Muhsin	5/13/2015	10,000	—	34.51	5/13/2025	—		—
	2/29/2016	30,000	—	37.84	2/28/2026	—		—
	8/14/2017	24,000	6,000	85.54	8/14/2027	—		—
	3/16/2018	6,261	4,175	86.95	3/16/2028	—		—
	3/15/2019	—	—	—	—	6,741	(8)	1,973,630
	3/15/2019	2,894	4,341	133.50	3/15/2029	—		—
	5/9/2019	20,000	30,000	140.23	5/9/2029	—		—
	3/12/2020	—	—	—	—	10,032	(11)	2,937,169
	3/12/2020	2,653	10,614	179.42	3/12/2030	—		—
	2/26/2021	—	—	—	—	7,179	(12)	2,101,868
	2/26/2021	—	7,912	250.73	2/26/2031	—		—

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Tao Levy	3/16/2018	15,000	10,000	$86.95	3/16/2028	—		—
	3/16/2018	6,261	4,175	86.95	3/16/2028	—		—
	3/15/2019	—	—	—	—	6,741	(8)	1,973,630
	3/15/2019	2,894	4,341	133.50	3/15/2029	—		—
	3/12/2020	—	—	—	—	5,016	(9)	1,468,584
	3/12/2020	1,326	5,307	179.42	3/12/2030	—		—
	2/26/2021	—	—	—	—	3,589	(10)	1,050,787
	2/26/2021	—	3,956	250.73	2/26/2031	—		—

Tom McClenahan	3/20/2015	19,000	—	31.01	3/20/2025	—		—
	2/29/2016	30,000	—	37.84	2/28/2026	—		—
	6/5/2017	—	—	—	—	2,000	(13)	585,560
	6/5/2017	8,000	2,000	90.87	6/5/2027	—		—
	3/16/2018	6,261	4,175	86.95	3/16/2028	—		—
	3/15/2019	—	—	—	—	6,741	(8)	1,973,630
	3/15/2019	2,894	4,341	133.50	3/15/2029	—		—
	3/12/2020	—	—	—	—	5,016	(9)	1,468,584
	3/12/2020	1,326	5,307	179.42	3/12/2030	—		—
	2/26/2021	—	—	—	—	3,589	(10)	1,050,788
	2/26/2021	—	3,956	250.73	2/26/2031	—		—

_________
(1)For each of our NEOs, the shares listed in this table are subject to a single stock option award carrying the varying exercise prices as set forth herein. The shares subject to each stock option vest over a five-year period, with 20% of the shares subject to the option vesting on each anniversary of the grant date, with partial or full vesting under certain circumstances upon a change in control of Masimo or various events specified in the NEO’s employment agreement or severance agreement, if applicable. The option awards remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment.
(2)Represents the market value of the unvested shares underlying the RSUs and PSUs as of January 1, 2022, based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, which was $292.78 per share on December 31, 2021, the last trading day of fiscal 2021.
(3)Represents an award of 2.7 million RSUs with contingent vesting granted to Mr. Kiani in November 2015 in connection with the November 2015 Agreement.
(4)Represents an award of 20,000 RSUs, vesting over a five-year period, with 20% of the units subject to Masimo common stock vesting on each anniversary of the grant date, with partial or full vesting under certain circumstances upon a change in control of Masimo or various events specified in the NEO’s employment agreement or severance agreement, if applicable.
(5)Represents the target number of shares issuable pursuant to this PSU award. The target number of shares issuable pursuant to this PSU award was 67,415 shares and the market value of such 67,415 shares was $19,737,764. The maximum number of shares issuable pursuant to this PSU award was 134,830 shares and the market value of such 134,830 shares was $39,475,527.
(6)Represents the target number of shares issuable pursuant to this PSU award. The target number of shares issuable pursuant to this PSU award was 50,161 shares and the market value of such 50,161 shares was $14,686,138. The maximum number of shares issuable pursuant to this PSU award was 100,322 shares and the market value of such 100,322 shares was $29,372,275.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
(7)Represents the target number of shares issuable pursuant to this PSU award. The target number of shares issuable pursuant to this PSU award was 35,895 shares and the market value of such 35,895 shares was $10,509,338. The maximum number of shares issuable pursuant to this PSU award was 71,790 shares and the market value of such 71,790 shares was $21,018,676.
(8)Represents the target number of shares issuable pursuant to this PSU award. The target number of shares issuable pursuant to this PSU award was 6,741 shares and the market value of such 6,741 shares was $1,973,630. The maximum number of shares issuable pursuant to this PSU award was 13,482 shares and the market value of such 13,482 shares was $3,947,260.
(9)Represents the target number of shares issuable pursuant to this PSU award. The target number of shares issuable pursuant to this PSU award was 5,016 shares and the market value of such 5,016 shares was $1,468,584. The maximum number of shares issuable pursuant to this PSU award was 10,032 shares and the market value of such 10,032 shares was $2,937,169.
(10)Represents the target number of shares issuable pursuant to this PSU award. The target number of shares issuable pursuant to this PSU award was 3,589 shares and the market value of such 3,589 shares was $1,050,787. The maximum number of shares issuable pursuant to this PSU award was 7,178 shares and the market value of such 7,178 shares was $2,101,575.
(11)Represents the target number of shares issuable pursuant to this PSU award. The target number of shares issuable pursuant to this PSU award was 10,032 shares and the market value of such 10,032 shares was $2,937,169. The maximum number of shares issuable pursuant to this PSU award was 20,064 shares and the market value of such 20,064 shares was $5,874,338.
(12)Represents the target number of shares issuable pursuant to this PSU award. The target number of shares issuable pursuant to this PSU award was 7,179 shares and the market value of such 7,179 shares was $2,101,868. The maximum number of shares issuable pursuant to this PSU award was 14,358 shares and the market value of such 14,358 shares was $4,203,735.
(13)Represents an award of 2,000 RSUs, vesting over a five-year period, with 20% of the units subject to Masimo common stock vesting on each anniversary of the grant date, with partial or full vesting under certain circumstances upon a change in control of Masimo or various events specified in the NEO’s Amended and Restated 2007 Severance Protection Plan Agreement.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL 2021
The following table provides details regarding stock options exercised by our NEOs and stock vested during the fiscal year ended January 1, 2022.

	Option Awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joe Kiani	—	$—	145,944	$36,488,919
Micah Young	2,087	317,328	14,593	3,648,542
Bilal Muhsin	—	—	14,593	3,648,542
Tao Levy	—	—	14,593	3,648,542
Tom McClenahan	—	—	14,593	3,648,542
______________
(1)The value realized equals the excess of the sale price of our common stock at the date of exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.
(2)The value realized equals the closing sale price of our common stock as reported by Nasdaq at the date of vesting multiplied by the number of shares which were granted.

EMPLOYMENT ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS
Employment Agreement with Mr. Kiani
In November 2015, we entered into the Amended and Restated Employment Agreement (the “November 2015 Agreement”) with Mr. Kiani, our CEO. Following extensive deliberations and discussions with Mr. Kiani, our compensation consultant and legal advisors, the Compensation Committee agreed to amend the November 2015 Agreement on July 27, 2017, which was further amended on January 14, 2022 (as amended, the “Amended CEO Agreement”). The November 2015 Agreement was amended to retain Mr. Kiani as our CEO who, based on his proven ability to launch and build successful companies and his knowledge and visibility within the medical device industry, could attract other very lucrative job opportunities.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
The initial employment period under the Amended CEO Agreement ran until December 31, 2017, subject thereafter to automatic one-year extensions unless either party provides a notice of non-renewal to the other at least one year prior to the scheduled expiration.
The Amended CEO Agreement provides that Mr. Kiani will continue to serve as our CEO and Chairman of the Board. The Amended CEO Agreement also provides the following material terms and conditions, as may be adjusted from time to time by our Board or the Compensation Committee:
•Eligibility to receive a base salary of $1,000,000 per year, which is subject to adjustment by our Board or the Compensation Committee, and was adjusted to $1,194,054 per year in July 2021.
•Eligibility to receive an annual bonus equal to 100% of his base salary in the event we attain certain performance criteria set by our Board or the Compensation Committee under our annual incentive plan for our executive officers. The bonus payable will not be above the payment level determined based on actual achievement of the applicable performance criteria. In addition, Mr. Kiani’s annual bonus payable if all applicable performance criteria are achieved at maximum levels will not exceed 200% of his base salary.
•Under the Amended CEO Agreement, Mr. Kiani is eligible to receive equity awards with a value at least consistent with equity awards granted to comparable CEOs of comparable companies (taking into account revenues, market capitalization and industry). Following approval of our 2017 Equity Incentive Plan by our stockholders at the 2017 Annual Meeting, Mr. Kiani agreed that the only equity awards he may be awarded must be approved by the Compensation Committee under the 2017 Equity Incentive Plan, consisting of both PSU awards and time-based options to purchase shares of our common stock.
•Right to participate in or receive benefits under all of our employee benefits plans and to be eligible to participate in any pension plan, profit-sharing plan, savings plan, stock option plan, life insurance, health-and-accident plan or similar arrangements made available to members of our management.
•Reimbursement for all reasonable expenses incurred and paid by him in the course of the performance of his duties under the Amended CEO Agreement and reimbursement for all reasonable travel and lodging expenses for his family and household members in the event they accompany him during business travel, which includes travel and hospitality expenses for first class airplane travel and accommodations, including travel by private or chartered aircraft. To the extent inconsistent with the Amended CEO Agreement, Mr. Kiani is exempt from our travel and expense policy and our expense reimbursement policy.
In addition, Mr. Kiani is entitled to certain post-employment compensation arrangements. Under the Amended CEO Agreement, we may terminate Mr. Kiani’s employment for “cause” (as defined below), as a result of his disability under certain circumstances, or for any other reason. Similarly, Mr. Kiani may terminate his employment for “Good Reason” (as defined below), for health reasons, or for any other reason upon six months written notice to us. Specifically:
•If Mr. Kiani’s employment is terminated for cause, he is entitled to receive his full base salary through the date of termination.
•If Mr. Kiani’s employment is terminated as a result of his death, his designee or estate is entitled to receive his full base salary through the date of termination and an additional amount equal to 50% of his base salary then in effect as of the date of his death for each of three consecutive years following his death, which will be paid in substantially equal monthly installments over the three-year period.
•If Mr. Kiani’s employment is terminated as a result of his disability, he is entitled to receive his full base salary through the date of termination and an additional amount equal to 75% of his base salary then in effect for each of two consecutive years following the date of termination, which will be paid in substantially equal monthly installments over the two-year period.
•In the event (i) we terminate Mr. Kiani’s employment other than for cause, death or disability, or (ii) Mr. Kiani terminates his employment with us for Good Reason (each, a “Qualifying Termination”), Mr. Kiani will receive the following payments and benefits:

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
◦payment of an amount equal to his full base salary through the date of termination, if applicable, and an additional amount equal to twice the sum of his base salary then in effect and the average annual bonus paid to him over the prior three years, which will be paid in installments over two years pursuant to our normal payroll practices; and
◦all of his outstanding options and other equity awards will immediately vest.
Mr. Kiani may provide a notice of termination for Good Reason under the Amended CEO Agreement up to two years following the event giving rise to the Good Reason to terminate.
In addition, we will issue Mr. Kiani the Award Shares pursuant to the terms of an RSU award agreement between us and Mr. Kiani prior to the earliest to occur of (i) the applicable Retention Vesting Date (as defined below), (ii) a Qualifying Termination, (iii) Mr. Kiani’s death during his employment with us and (iv) the termination of Mr. Kiani’s employment with us pursuant to disability. We will also pay him a cash amount equal to $35 million upon a Qualifying Termination (the “Cash Payment” and, together with the Award Shares, the “Special Payment”). The Cash Payment will be paid to Mr. Kiani as consideration for his agreement to comply with certain non-competition and non-solicitation obligations under a restrictive covenant agreement by and between Masimo and Mr. Kiani, and will be subject to repayment to us if Mr. Kiani materially breaches any of such obligations.
Further, in the event of a “change in control” of Masimo (as defined below) prior to a Qualifying Termination, on each of the first and second anniversaries of the change in control (each, a “Retention Vesting Date”), 50% of the Award Shares and 50% of the Cash Payment will vest, subject in each case to Mr. Kiani’s continuous employment through each such anniversary date. However, in the event of a Qualifying Termination or a termination of Mr. Kiani’s employment due to death or disability prior to either of such anniversaries, any remaining unvested amount of the Cash Payment and all of the unvested Award Shares will vest and be paid in full. In addition, in the event of a change in control of Masimo prior to a Qualifying Termination, Mr. Kiani’s stock options and any other equity awards will vest in accordance with their terms, but in no event later than in two equal installments on each of the first and second anniversaries of the change in control, subject in each case to Mr. Kiani’s continuous employment through each such anniversary date.
Pursuant to the Amended CEO Agreement, if any payment or benefit received or to be received by Mr. Kiani would be subject to any excise tax imposed by Section 4999 of the Code, then the payments and benefits payable to Mr. Kiani will be reduced so that no portion of the payments or benefits payable to Mr. Kiani is subject to the excise tax, but only if the after-tax amount of such payments and benefits, as so reduced, is equal to or greater than the after-tax amount of such payments and benefits without such reduction.
The Amended CEO Agreement also provides that in the event of a change in control, we must fund a grantor trust with an amount equal to the aggregate of the cash severance payment to which he would be entitled and the Special Payment, payable to Mr. Kiani in the event of a Qualifying Termination. In the event Mr. Kiani’s employment is not terminated on or prior to the fifth anniversary of the change in control in a manner entitling him to such payments, the amounts held in the trust will revert to Masimo.
In addition, if Mr. Kiani’s employment under the Amended CEO Agreement is terminated for any reason other than cause, Mr. Kiani will be entitled to participate in all of our employee benefit plans and programs that he participated in as of the date of his termination of employment for the full term of the Amended CEO Agreement as long as his participation is possible under the general terms and provisions of the plans. If for any reason Mr. Kiani is not permitted to participate in any of our employee benefit plans or programs after the date of his termination of employment, he will be entitled to reimbursement of the amount paid by him to obtain similar coverage to that offered by our benefit plans and programs but only up to the amount we would otherwise have paid on behalf of him as an employee of Masimo under the Amended CEO Agreement as of the date of his termination.
For purposes of the Amended CEO Agreement:

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
•termination for “cause” generally means his termination of employment as a result of his willful and continued failure to substantially perform his duties under the Amended CEO Agreement, his willful engaging in gross misconduct materially injurious to us or his willful violation of the confidentiality and trade secret protection provisions contained in a restrictive covenant agreement with us if the violation results in demonstrably material injury to us. Any termination for cause must be approved by at least 75% of the entire membership of our Board.
•termination for “Good Reason” generally means a termination of his employment by Mr. Kiani subsequent to (A) a diminution in his responsibilities, duties and authority, including him ceasing to serve as CEO of the Company or him ceasing to serve as Chairman of the Board or the designation of any director other than him as the lead director of the Board, (B) any reduction in his rate of compensation or fringe benefits, (C) Masimo’s failure to comply with certain obligations relating to his compensation or place of work, (D) the provision of a notice not to renew the Amended CEO Agreement by Masimo, or (E) (1) a change in control (as defined below) was triggered as a result of a change in more than one third of the directors on the Board during a rolling twenty-four month period, or (2) following, or in connection with, a “change in control” triggered as a result of an acquisition, (i) the highest level of parent entity holding, directly or indirectly, majority voting control of the Company after the “change in control” (the “Acquirer Parent”) is not a publicly-traded company, (ii) he does not become the, or is removed from the position of, CEO and Chairman of the Board of the Acquirer Parent, with such position being on terms and conditions reasonably acceptable to him, provided that the terms and conditions of employment providing for total compensation with a value comparable to the total compensation paid to the chief executive officers of comparable companies shall be deemed to be reasonable, or (iii) any other director is designated the lead director of the board of directors of the Acquirer Parent; provided that, in the case of clauses (A), (B), (C) and (E) above, “Good Reason” will not be deemed to exist unless certain notice and cure period conditions are met and his resignation for Good Reason is effective within thirty days after the expiration of the cure period.
•a “change in control” generally means (i) the acquisition by any person or group of more than 35% of our outstanding voting stock, (ii) the acquisition of our assets that have a total fair market value of 40% or more of the total fair market value of all of our assets immediately before the acquisition by any person or group, or (iii) a change in more than one third of the directors on our Board during a rolling 24-month period. For purposes of determining whether a change in control has occurred, a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to, a consent solicitation, relating to the election of directors of the Company) whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved will be treated as a member of the Board at the beginning of the 24-month period.
Offer Letters with Other Named Executive Officers
Messrs. Young, Muhsin, Levy and McClenahan each signed an offer letter before commencing their employment with us. The offer letters set forth each executive officer’s position and title, initial base salary, health benefits, number of options to be initially granted and the vesting schedule of such options. Additionally, each offer letter states that the executive officer’s employment is “at-will” and may be terminated at any time by either the officer or us for any reason.
Employee Proprietary Agreements
Each of our NEOs, other than our CEO, has also entered into a standard form agreement with respect to proprietary information and inventions. Our CEO has also entered into an agreement with respect to proprietary information and inventions. Among other things, these agreements obligate each NEO to refrain from disclosing any of our proprietary information received during the course of his employment and, with some exceptions, to assign to us any invention conceived or developed during the course of his employment.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
2007 Severance Protection Plan
The Severance Plan provides the benefits set forth below to the executives who are eligible to participate in the Severance Plan and who have signed severance agreements with us (the “Severance Agreements”). The Board has the discretion to amend or terminate the Severance Plan prospectively, subject to the limitation that, in the event of a change in control, no amendments may be made during the 36 months following the change in control without a participant’s consent if it would adversely affect the participant’s benefit. The Compensation Committee is the Severance Plan administrator.
Each of our NEOs, other than our CEO, is a participant in the Severance Plan on the terms set forth below. The following general description of the Severance Plan is qualified by the actual terms of the Severance Plan document and the individual Severance Agreements signed by the participants.
Conditions to Severance Benefits. To the extent set forth below, a participant can receive either basic severance benefits or change in control severance benefits, but not both. Generally, in order to receive a basic or change in control severance benefit, the following conditions must be met:
•the participant must execute, within 60 days of termination, a general release of claims (which becomes irrevocable within such 60-day period), a non-disparagement agreement, an intellectual property nondisclosure agreement, and a non-competition agreement that covers the period during which the participant is receiving severance benefits;
•a participant entitled to the basic benefit must not have received any change in control severance benefits under the Severance Plan or any severance benefits equal to, or better than, the basic severance benefits pursuant to another arrangement between the participant and us;
•a participant entitled to the change in control benefit must not have received any basic severance benefits under the Severance Plan or any severance benefits equal to, or better than, the change in control severance benefits pursuant to another arrangement between the participant and us; and
•the participant must waive any and all rights, benefits and privileges to severance benefits that he might otherwise be entitled to receive under any other oral or written plan, employment agreement, or arrangement with us.
Basic Severance Benefits. Each of our NEOs, other than our CEO and Messrs. Levy(1) and Young(1)(2), are eligible for these benefits. Basic severance benefits are payable if a participant is terminated without “cause” (as defined below) and include the following:
•an amount equal to annual salary determined at the highest rate in effect during the one-year period immediately prior to the date of termination, paid in installments according to normal payroll practices over 12 months commencing within 60 days following the participant’s termination;
•COBRA continuation coverage at our expense during the 12 months following termination; and
•the right to purchase life insurance through the Company during the 12 month period following his termination.
However, if a participant commences new employment during the one-year period following termination, any income or benefits received from new employment will reduce (on a dollar-for-dollar basis) these basic severance benefits.
Change in Control Severance Benefits. Each of our NEOs, other than our CEO and Messrs. Levy(1) and Young(1)(2) , are eligible for the change in control severance benefits described in this paragraph.

____________
(1)    As of January 1, 2022, Messrs. Young and Levy were not entitled to any Basic Severance Benefits under the Severance Plan. In addition, as of January 1, 2022, each of Messrs. Young and Levy’s Change in Control Severance Benefits under the Severance Plan were limited to the acceleration of 50% of his respective unvested stock options and other equity-based awards upon a covered termination on or after a change in control.
(2)    In March 2022, Mr. Young became entitled to Basic Severance Benefits and Change in Control Severance Benefits under the Severance Plan.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
The change in control severance benefits are payable upon a covered termination (which generally consists of a termination by the Company without cause or a termination by the executive for Good Reason upon or within a certain period after a change in control) and consist of the following:
•if the participant has a covered termination because his current job is not offered to him on the date of the change in control, the participant will receive (i) an amount equal to his annual salary determined at the highest rate in effect during the one-year period immediately prior to the date of the covered termination, plus the average annual bonus paid to him over the three-year period prior to the change in control, and (ii) life insurance for the 12-month period following his termination;
•if the participant has a covered termination for a reason not described in the preceding clause, instead of one time base salary, he will receive two times base salary;
•the participant will receive COBRA continuation coverage at our expense during the 12-month period following his termination; and
•upon the change in control, 50% of the participant’s unvested stock options and other equity-based awards shall be fully accelerated as of the change in control and 100% of the unvested stock options and other equity-based awards shall be fully accelerated upon the participant’s termination under circumstances that entitle him to change in control severance benefits noted above.
Change in control severance amounts will be paid in a lump sum cash payment within 60 days following the participant’s termination, provided that the participant has met all of the conditions for his change in control severance payment.
The Severance Plan administrator has the right to reduce any change in control severance benefits payable to an executive to avoid triggering any “excess parachute payments” under Section 280G of the Code. In addition, the Severance Plan administrator may delay the payment or issuance of any severance or change in control severance benefits for up to six months as necessary to avoid the imposition of additional tax under Section 409A of the Code.
Under the Severance Plan:
•“cause” generally means the participant’s: (i) refusal or failure to perform his duties with us or to comply in all respects with our policies or the policies of our affiliates after notice of a deficiency and failure to cure the deficiency within three business days following notice from us, unless he has delivered a bona fide notice of termination for Good Reason to us, and the reason for the termination has not been cured by us within 30 days of receipt of notice; (ii) engagement in illegal or unethical conduct that could be injurious to us or our affiliates; (iii) commitment of one or more acts of dishonesty; (iv) failure to follow a lawful directive from our CEO; or (v) indictment for any felony, or any misdemeanor involving dishonesty or moral turpitude.
•“change in control” generally means: (i) a merger or consolidation or a sale of all or substantially all of our assets unless more than 50% of the voting securities of the surviving or acquiring entity are held by our stockholders as of immediately prior to the transaction; (ii) the approval by our stockholders of the sale of all or substantially all of our assets; or (iii) without the prior approval of our Board, the acquisition by any person or group of securities representing beneficial ownership of 50% or more of our outstanding voting securities.
•“Good Reason” generally means, provided that the executive has provided us with notice of one of the following events within 15 days after it occurs, and we fail to cure the event within 30 days after receiving notice from the executive: (i) any material reduction by us in the participant’s annual salary; (ii) any requirement that the participant change his principal location of work to any location that is more than 40 miles from the address of our current principal executive offices; or (iii) any material change in the participant’s responsibilities.
______________
(1) As of January 1, 2022, Messrs. Young and Levy were not entitled to any Basic Severance Benefits under the Severance Plan. In addition, as of January 1, 2022, each of Messrs. Young and Levy’s Change in Control Severance Benefits under the Severance Plan were limited to the acceleration of 50% of his respective unvested stock options and other equity-based awards upon a covered termination on or after a change in control.
(2) In March 2022, Mr. Young became entitled to Basic Severance Benefits and Change in Control Severance Benefits under the Severance Plan.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Voluntary Resignation. Excluding a resignation for Good Reason during the period commencing upon a change in control and ending on the 36-month anniversary of the change in control, each participant has agreed to provide us with six months advance notice of his resignation in the event he wishes to voluntarily resign from his employment at any time during which the Severance Plan and his Severance Agreement are effective.
Potential Payments Upon Termination or Change in Control
The tables below estimate the amounts payable to our NEOs in the event that a change in control, termination of employment, or both occurred on December 31, 2021, the last business day of our fiscal year that ended January 1, 2022. The closing price of our common stock, as reported on the Nasdaq Global Select Market, was $292.78 per share on December 31, 2021, the last trading day of fiscal 2021. The following tables exclude certain benefits, such as accrued vacation, that are available to all employees generally. The actual amount of payments and benefits that would be provided can only be determined at the time of a change in control and/or the NEO’s qualifying separation from Masimo.
Joe Kiani

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Equity Awards	Upon Death	Upon Disability	By Masimo Without Cause or by Mr. Kiani for Good Reason	Change In Control (CIC) Without Termination and Two Years Post-CIC Continuous Service
Number of Equity Award Shares Accelerated	—	—	371,261	—

Value of Equity Award Shares Accelerated(1)	$—	$—	$81,871,945	$—
Special Payment - Value of Award Shares Vesting(2)(3)	790,506,000	790,506,000	790,506,000	790,506,000
Special Payment - Cash Payment(4)(5)	—	—	35,000,000	35,000,000
Other Cash Payments	1,791,080	1,791,080	5,597,268	—
Continuation of Benefits(6)	4,030	4,030	4,030	—
Total Cash Benefits and Payments	$792,301,110	$792,301,110	$912,979,243	$825,506,000
______________
(1)Consists of the value of in-the-money stock options and 100% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. Kiani as of January 1, 2022, the vesting of which would be accelerated.
(2)Upon a Qualifying Termination or a termination of Mr. Kiani’s employment pursuant to his death or disability, all of the Award Shares subject to the RSU award granted to Mr. Kiani under the Amended CEO Agreement will become vested. The amount represents the value of 100% of the Award Shares subject to the RSU award based on the closing stock price of $292.78 per share on December 31, 2021, the last trading day of fiscal 2021.
(3)Subject to Mr. Kiani’s continuous employment following a change in control, 50% of the Award Shares will vest on each of the first two anniversaries of such change in control. The amount represents the value of the Award Shares subject to the RSU award based on the closing stock price of $292.78 per share on December 31, 2021, the last trading day of fiscal 2021.
(4)Upon a Qualifying Termination, we will pay to Mr. Kiani the Cash Payment as consideration for his agreement to comply with certain non-competition and non-solicitation obligations under a non-competition and confidentiality agreement between Masimo and Mr. Kiani, and Mr. Kiani will be subject to repayment to Masimo if he materially breaches any of such obligations.
(5)Subject to Mr. Kiani’s continuous employment following a change in control, 50% of the Cash Payment will vest and become payable on each of the first two anniversaries of such change in control.
(6)Presumes a remaining term of one year. Comprised of the cash equivalent of our cost of standard employee benefits, including health, dental and vision insurance for Mr. Kiani and his eligible dependents for 12 months, and life, accidental death and dismemberment and long-term disability insurance for Mr. Kiani for 12 months.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Micah Young(1)

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Equity Awards	By Masimo Without Cause Outside a Change In Control	By Masimo Without Cause or by Mr. Young for Good Reason in Connection with a Change In Control	Change In Control Without Termination
Number of Equity Award Shares Accelerated	—	21,563	—

Value of Equity Award Shares Accelerated(2)	$—	$4,637,809	$—
Cash Payments	—	—	—
Continuation of Benefits	—	—	—
Total Cash Benefits and Payments	$—	$4,637,809	$—
______________
(1)As of January 1, 2022, Mr. Young was not entitled to any Basic Severance Benefits under the Severance Plan. In addition, as of January 1, 2022, Mr. Young’s Change in Control Severance Benefits under the Severance Plan were limited to the acceleration of 50% of his unvested stock options and other equity-based awards upon a covered termination on or after a change in control. In March 2022, Mr. Young became entitled to Basic Severance Benefits and Change in Control Severance Benefits under the Severance Plan.
(2)Consists of the value of 50% of the in-the-money stock options and 50% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. Young as of January 1, 2022, the vesting of which would be accelerated.
Bilal Muhsin

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Equity Awards	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. Muhsin for Good Reason in Connection with a Change In Control		Change In Control Without Termination
Number of Equity Award Shares Accelerated	—		86,994		43,497

Value of Equity Award Shares Accelerated(1)	$—		$16,690,862		$8,345,431	(2)
Cash Payments	583,495		1,559,044		—
Continuation of Benefits(3)	25,898	(4)	27,554	(5)	—
Total Cash Benefits and Payments	$609,393		$18,277,460		$8,345,431
______________
(1)Consists of the value of 100% of the in-the-money stock options and 100% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. Muhsin as of January 1, 2022, the vesting of which would be accelerated.
(2)Consists of the value of 50% of the in-the-money stock options and 50% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. Muhsin as of January 1, 2022, the vesting of which would be accelerated.
(3)Assumes that Mr. Muhsin does not commence employment with another employer during the period from January 2, 2022 through December 31, 2022.
(4)Comprised of health, dental and vision insurance benefits for Mr. Muhsin and his eligible dependents for 12 months.
(5)Comprised of health, dental and vision insurance benefits for Mr. Muhsin and his eligible dependents for 12 months and life insurance for Mr. Muhsin for 12 months.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION
Tao Levy(1)

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Equity Awards	By Masimo Without Cause Outside a Change In Control	By Masimo Without Cause or by Mr. Levy for Good Reason in Connection with a Change In Control		Change In Control Without Termination
Number of Equity Award Shares Accelerated	—	21,563		—

Value of Equity Award Shares Accelerated	$—	$4,627,909	(2)	$—
Cash Payments	—	—		—
Continuation of Benefits	—	—		—
Total Cash Benefits and Payments	$—	$4,627,909		$—
______________
(1)As of January 1, 2022, Mr. Levy was not entitled to any Basic Severance Benefits under the Severance Plan. In addition, as of January 1, 2022, Mr. Levy’s Change in Control Severance Benefits under the Severance Plan were limited to the acceleration of 50% of his unvested stock options and other equity-based awards upon a covered termination on or after a change in control.
(2)Consists of the value of 50% of the in-the-money stock options and 50% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. Levy as of January 1, 2022, the vesting of which would be accelerated.

Tom McClenahan

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Equity Awards	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. McClenahan for Good Reason in Connection with a Change In Control		Change In Control Without Termination
Number of Equity Award Shares Accelerated	—		37,125		18,563

Value of Equity Award Shares Accelerated	$—		$8,186,897	(1)	$4,093,449	(2)
Cash Payments	453,741		1,212,352		—
Continuation of Benefits(3)	25,518	(4)	26,979	(5)	—
Total Cash Benefits and Payments	$479,259		$9,426,228		$4,093,449
______________
(1)Consists of the value of 100% of the in-the-money stock options and 100% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. McClenahan as of January 1, 2022, the vesting of which would be accelerated.
(2)Consists of the value of 50% of the in-the-money stock options and 50% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. McClenahan as of January 1, 2022, the vesting of which would be accelerated.
(3)Assumes that Mr. McClenahan does not commence employment with another employer during the period from January 2, 2022 through December 31, 2022.
(4)Comprised of health, dental and vision insurance benefits for Mr. McClenahan and his eligible dependents for 12 months.
(5)Comprised of health, dental and vision insurance benefits for Mr. McClenahan and his eligible dependents for 12 months and life insurance for Mr. McClenahan for 12 months.

| 2022 Proxy Statement

Table of Contents	EXECUTIVE COMPENSATION

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of all employees of our company and the annual total compensation of our CEO, Mr. Kiani.
For 2021, our most recently completed fiscal year:
•the median of the annual total compensation of all employees of our Company (other than our CEO) was $101,212; and
•the annual total compensation of our CEO, Mr. Kiani, was $16,219,278.
Based on this information, for 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 160 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
As explained by the SEC when it adopted Item 402(u), the rule was designed to allow stockholders to better understand and assess our compensation practices and pay ratio disclosures rather than to facilitate a comparison of this information from one company to another. However, the pay ratio rules provide companies with flexibility to select the methodology and assumptions used to identify the median employee, calculate the median employee's compensation and estimate the pay ratio. As a result, our methodology may differ from those used by other companies, which likely will make it difficult to compare pay ratios with other companies, including those within our industry.
As permitted by SEC rules, for purposes of calculating the 2021 pay ratio, we used the same median employee identified for determining our 2020 CEO pay ratio. We determined that there had not been any changes to our employee population or compensation programs that would significantly impact the pay ratio disclosure for 2021. We identified our median employee for the 2020 pay ratio analysis using the methodology and the material assumptions, adjustments, and estimates described below.
•To identify our median employee, we selected total cash compensation, which we calculated as annual base pay (using a reasonable estimate of the hours worked during 2020 for hourly employees and actual salary paid for our remaining employees) and the actual annual cash incentive awards earned for fiscal 2020, as the compensation measure to be used to compare the compensation of our employees for the 12-month period from January 1, 2020 through December 31, 2020.
•As of October 31, 2020, our employee population consisted of approximately 1,843 individuals, with approximately 1,229 employees in the United States and approximately 614 employees outside the United States. In determining this population, we considered the employees of our subsidiaries and all of our worldwide employees other than our CEO, whether employed on a full-time, part-time, temporary or seasonal basis. We did not include any contractors or other non-employee workers in our employee population.
•We annualized base pay for any full-time and part-time employees who commenced work during 2020.
•Using this approach, we selected the individual at the median of our employee population. Our median employee was a Supervisor, Document Control, based in the United States.
For purposes of our 2021 pay ratio, we calculated annual total compensation for this individual using the same methodology we use for our Named Executive Officers as set forth in our Summary Compensation Table. We determined that such individual’s annual total compensation for the fiscal year ended January 1, 2022 was $101,212 (excluding any estimated retirement and health benefits).
During 2021, Mr. Kiani served as our CEO. We determined Mr. Kiani’s annual total compensation for the fiscal year ended January 1, 2022 to be $16,219,278, as reported in our Summary Compensation Table.

| 2022 Proxy Statement

Table of Contents	OWNERSHIP OF OUR STOCK

OWNERSHIP OF OUR STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 30, 2022, with respect to the beneficial ownership of shares of our common stock by:
•each person or group known to us to be the beneficial owner of more than five percent of our common stock;
•each of our directors;
•each of our Named Executive Officers; and
•all of our current directors and executive officers as a group.
This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Other than as set forth below, we are not aware of any other beneficial owner of more than five percent of our common stock as of March 30, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 55,500,654 shares of common stock outstanding as of March 30, 2022, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to equity awards that are either currently exercisable, or that will become exercisable or otherwise vest on or before May 29, 2022, which is 60 days after March 30, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.

	Beneficial Ownership of Common Stock
Name	Number of Shares	Percent of Class(1)
5% Stockholders:
Joe Kiani(2)	4,812,160	8.5%
BlackRock, Inc.(3)	9,026,374	16.3%
The Vanguard Group(4)	4,703,742	8.5%

| 2022 Proxy Statement

Table of Contents	OWNERSHIP OF OUR STOCK

	Beneficial Ownership of Common Stock
Name	Number of Shares	Percent of Class(1)
Named Executive Officers and Directors:
Joe Kiani(2)	4,812,160	8.5%
Micah Young(5)	67,219	*
Bilal Muhsin(6)	275,705	*
Tao Levy(7)	97,635	*
Tom McClenahan(8)	168,635	*
H Michael Cohen(9)	2,388	*
Adam Mikkelson(10)	2,673	*
Craig Reynolds(11)	55,222	*
Julie A. Shimer, Ph.D.(12)	2,975	*
Total Shares Beneficially Owned By Current Executive Officers and Directors (9 persons)(13)	5,485,534	9.7%
______________
*    Less than one percent.
(1)For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of shares of common stock outstanding as of March 30, 2022, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after March 30, 2022.
(2)Comprised of 427,656 shares held directly, 2,280,453 shares held in one trust for which Mr. Kiani is the sole trustee, 1,224,532 shares held in three trusts for which Mr. Kiani is not the trustee, 9,000 shares held by an immediate family member of Mr. Kiani for which Mr. Kiani shares voting and dispositive power, options to purchase 860,153 shares of Masimo common stock that were exercisable as of March 30, 2022 or that have or will become exercisable within 60 days after March 30, 2022, and 10,366 shares held for the Reporting Person’s account under the Masimo Retirement Savings Plan. As of March 30, 2022, an aggregate of 400,000 shares of common stock owned by a family trust and beneficially owned by Mr. Kiani were pledged as collateral for a personal loan. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies and Practices—Hedging and Pledging Policies” on page 66 of this Proxy Statement.
(3)BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on January 27, 2022, reporting that it had sole voting power with respect to 8,592,302 shares, sole dispositive power with respect to 9,026,374 shares, and beneficial ownership of an aggregate of 9,026,374 shares in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. BlackRock’s address is 55 East 52nd Street, New York, New York 10055.
(4)The Vanguard Group (“Vanguard”) filed a Schedule 13G/A on February 10, 2022, reporting that it had shared voting power with respect to 47,642 shares, sole dispositive power with respect to 4,594,720 shares, shared dispositive power with respect to 109,022 shares and beneficial ownership of an aggregate of 4,703,742 shares in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(5)Comprised of 46,914 shares of common stock held directly and option to purchase 20,305 shares of common stock that are exercisable within 60 days after March 30, 2022.
(6)Comprised of 171,574 shares of our common stock held directly and options to purchase 104,131 shares of common stock that are exercisable within 60 days after March 30, 2022.
(7)Comprised of 59,622 shares of common stock held directly and options to purchase 38,013 shares of common stock that are exercisable within 60 days after March 30, 2022.
(8)Comprised of 93,622 shares of common stock held directly and options to purchase 75,013 shares of common stock that are exercisable within 60 days after March 30, 2022.
(9)Comprised of 1,466 shares of our common stock held directly and 922 restricted stock units that vest within 60 days after March 30, 2022.
(10)Comprised of 1,751 shares of our common stock held directly and 922 restricted stock units that vest within 60 days after March 30, 2022.
(11)Comprised of 4,300 shares of common stock held directly, options to purchase 50,000 shares of common stock that are exercisable within 60 days after March 30, 2022 and 922 restricted stock units that vest within 60 days after March 30, 2022.
(12)Comprised of 2,053 shares of our common stock held directly and 922 restricted stock units that vest within 60 days after March 30, 2022.
(13)Comprised of shares included under “Named Executive Officers and Directors”.

| 2022 Proxy Statement

Table of Contents	OWNERSHIP OF OUR STOCK

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth additional information as of January 1, 2022 with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements in effect as of January 1, 2022. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(3)	5,222,725	$81.38	5,356,580
Equity compensation plans not approved by stock holders(4)	—	—	—
Total	5,222,725	$81.38	5,356,580
______________
(1)Includes 2,916,256 RSUs and PSUs that were unvested and outstanding as of January 1, 2022.
(2)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and PSUs, which have no exercise price.
(3)Comprised of the 2007 Stock Incentive Plan and the 2017 Equity Incentive Plan.
(4)As of January 1, 2022, we did not have any equity compensation plans that were not approved by our stockholders.

STOCK OWNERSHIP POLICY
We maintain a stock ownership policy for our executive officers to align their interests with the interests of our stockholders, as follows:

Stock Ownership Guidelines
For purposes of our policy, an executive officer’s base salary during any calendar year is deemed to be his or her base salary as of the close of business on December 31st of the immediately preceding year.

| 2022 Proxy Statement

Table of Contents	OWNERSHIP OF OUR STOCK
Further, for purposes of calculating ownership under our policy, the following equity in the Company is included, whether vested or unvested: (i) shares of our common stock held directly by the executive officer or in a trust for the benefit of the executive officer or his or her family; (ii) shares of our common stock held by the executive officer jointly with, or separately by, his or her spouse and/or children sharing the same household as him or her; (iii) shares of our common stock held by the executive officer through a profit sharing, savings or deferral plan; and (iv) restricted stock or phantom stock held by the executive officer. Shares of our common stock subject to outstanding and unexercised stock options, unvested RSU awards and unearned performance share awards are not included in the calculation.
Under our policy, if an executive officer fails to meet or, in unique circumstances, fails to show sustained progress toward meeting his or her target ownership level, the Compensation Committee may reduce future LTI equity awards and/or make payments of future annual and/or long-term cash incentive payouts in the form of shares of our common stock and/or impose other penalties. The Compensation Committee also retains the discretion not to levy penalties for non-compliance.
Our executive officers are expected to reach their target ownership level by the later of (i) March 2017 (if he or she was an executive officer in January 2012, the date when the stock ownership policy was adopted); or (ii) March 1st of the sixth calendar year following the date he or she first becomes an executive officer (if he or she was not an executive officer in January 2012), and to hold at least such minimum value in shares of our common stock for so long as applicable.

Each of the NEOs to whom the stock ownership requirements were applicable is currently in compliance with the stock ownership policy. As of March 30, 2022, the value of our CEO’s stock ownership was 1,180 times his annual base salary, and the average value of our NEOs’ stock ownership, excluding our CEO, was 92 times their average base salary. The stock ownership by our CEO and other NEOs substantially exceeds the stock ownership requirements, which reflect our executive officers’ long-term focus and commitment to Masimo. Stock ownership is reviewed annually by the Nominating, Compliance and Corporate Governance Committee.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP POLICY
In February 2016, our Nominating, Compliance and Corporate Governance Committee adopted a stock ownership policy that is applicable to each of our non-employee directors. Our Nominating, Compliance and Corporate Governance Committee believes this policy is an important tool in aligning the interests of our non-employee directors with the long-term interests of our stockholders.
The policy requires that our non-employee directors hold shares of our common stock with a value equal to at least $250,000. For purposes of calculating ownership under this policy, the following sources are included, whether vested or unvested: (i) shares of our common stock held directly by the non-employee director or in a trust for the benefit of the non-employee director or his or her family; (ii) shares of our common stock held by the non-employee director jointly with, or separately by, the non-employee director’s spouse and/or children sharing the same household as the non-employee director; (iii) shares of our common stock held by the non-employee director through a profit sharing, savings or deferral plan; and (iv) restricted stock or phantom stock held by the non-employee director. Shares of our common stock subject to outstanding and unexercised stock options, unvested RSU awards and unearned PSU awards are not included in the calculation.
To give our non-employee directors time to comply with our stock ownership policy, our Nominating, Compliance and Corporate Governance Committee determined that our non-employee directors have until the later of March 1, 2021 or the five-year anniversary of their appointment as a director to comply with these guidelines. As of March 30, 2022, all of our non-employee directors were in compliance with our stock ownership policy.

| 2022 Proxy Statement

Table of Contents	PROPOSALS TO BE VOTED ON

PROPOSALS

PROPOSAL:	TO ELECT TWO CLASS III DIRECTORS AS NAMED IN OUR PROXY STATEMENT
1
Overview
The term of office for Class III Directors expires in 2022. Based on the recommendation of our Nominating, Compliance and Corporate Governance Committee, the Board has nominated each of Messrs. Craig Reynolds and Adam Mikkelson for election to the Board as a Class III Director. If elected at the Annual Meeting, each of Messrs. Craig Reynolds and Adam Mikkelson would serve until the 2025 Annual Meeting of Stockholders and until his respective successor is elected and qualified or, if sooner, until his respective death, resignation or removal.
Our Bylaws provide for a majority voting standard for uncontested elections of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “For” the nominee exceeds the number of votes cast “Against” the nominee. Under our Bylaws, in the event an incumbent nominee does not receive a majority of the votes cast for the incumbent director’s re-election, the incumbent director is required to promptly tender his or her resignation to the Board. Our Nominating, Compliance and Corporate Governance Committee will then make a recommendation to the full Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will then decide whether to accept or reject the resignation, taking into account the Nominating, Compliance and Corporate Governance Committee’s recommendation. The determination of our Board and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the SEC or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our Annual Meeting. If the incumbent director’s resignation is not accepted by our Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board, then our Board may fill in any resulting vacancy or decrease the size of the Board.
Nominees
The Nominating, Compliance and Corporate Governance Committee recommends, and the Board nominated, the following individuals for election to the Board as Class III Directors, for a three-year term expiring at the 2025 Annual Meeting of Stockholders:

Nominee	Term in Office
Craig Reynolds	Class III - Continuing in Office Until the 2025 Annual Meeting of the Stockholders
Adam Mikkelson	Class III - Continuing in Office Until the 2025 Annual Meeting of the Stockholders
Each of the nominees has agreed to serve as a director if elected. We have no reason to believe that the nominees will be unable to serve. The section titled “Our Board of Directors” beginning on page 20 of this Proxy Statement contains each nominee’s biography.

☑	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

| 2022 Proxy Statement

Table of Contents	PROPOSALS TO BE VOTED ON
The following directors will remain in office until the date specified below:

Current Directors	Class and Remaining Term in Office
Julie A. Shimer, Ph.D.	Class I - Continuing in Office Until the 2023 Annual Meeting of the Stockholders
H Michael Cohen	Class I - Continuing in Office Until the 2023 Annual Meeting of the Stockholders
Joe Kiani	Class II - Continuing in Office Until the 2024 Annual Meeting of the Stockholders

| 2022 Proxy Statement

Table of Contents	PROPOSALS TO BE VOTED ON

PROPOSAL:	TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022
2
The Audit Committee of our Board has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.
Grant Thornton was appointed as our independent registered public accounting firm in July 2006 and has reported on our consolidated financial statements for years 2005 through 2021. The decision to select Grant Thornton as our independent registered public accounting firm for fiscal year 2022 (ending December 31, 2022) was recommended by our Audit Committee and approved by our Board.
Representatives of Grant Thornton are expected to be present at the Annual Meeting. The representatives of Grant Thornton will be able to make a statement at the meeting if they wish and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require that our stockholders ratify the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of Masimo and our stockholders.
Although our stockholders are not required to ratify the selection of Grant Thornton as our independent registered public accounting firm, because we have submitted the ratification of our registered public accounting firm for approval by stockholders, the affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

☑	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

| 2022 Proxy Statement

Table of Contents	PROPOSALS TO BE VOTED ON

PROPOSAL:	TO PROVIDE AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
3
Our Board requests that our stockholders approve the compensation of our Named Executive Officers pursuant to Section 14A of the Exchange Act, as described in this Proxy Statement in the section titled “Compensation Discussion and Analysis” beginning on page 44 of this Proxy Statement, and the compensation tables beginning on page 69 of this Proxy Statement, and any related narrative discussion contained throughout this Proxy Statement. This vote is advisory and not binding on the Company, but the Board values the opinions of our stockholders and will consider the outcome of the vote in determining our executive compensation programs.

“Say-on-Pay” Vote
Our Board maintains a pay for performance philosophy that forms the foundation for all of the Compensation Committee’s decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance, foster collaboration and support our short and long-term strategy.
The Compensation Discussion and Analysis portion of this Proxy Statement contains a detailed description of our executive compensation philosophy and programs, including the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. Our stockholders have affirmed their support of our programs in our outreach discussions and in the last several year’s Say-on-Pay results. We believe that we have created compensation programs deserving of stockholder support.
In light of the above, we believe that the compensation of our Named Executive Officers for fiscal 2021 was appropriate and reasonable, as well as reflective of our performance for the year. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Masimo Corporation approve, on an advisory basis, our named executive officer compensation for fiscal 2021, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, in this Proxy Statement.”
This stockholder vote on named executive officer compensation is merely advisory and will not be binding upon us, our Board or our Compensation Committee. The outcome of the vote will not require us, our Board or our Compensation Committee to take any action or overrule any decision by the Company, our Board or the Compensation Committee. However, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

☑	THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
We adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of transactions with related persons. For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) and any “related person” were, are or will be participants involving an amount that exceeds $120,000. For purposes of the policy, a related person is:
•any person who is or was a director or executive of ours since the beginning of our immediately preceding fiscal year or an immediate family member of, or person sharing a household with, any of the foregoing individuals;
•any person known by us to be the beneficial owner of more than five percent of any class of our outstanding voting securities or, if the beneficial owner is an individual, an immediate family member of, or person sharing a household with, any of the foregoing individuals; and
•any firm, corporation or other entity in which any of the foregoing individuals is employed or is a general partner or principal or in a similar position, or in which any of the foregoing individuals has a five percent or greater beneficial interest.
Under the policy, prior to entering into a related person transaction, our legal department must present information regarding the proposed related person transaction to our Nominating, Compliance and Corporate Governance Committee for approval at its next regularly scheduled meeting (or, where our legal department, in consultation with our CEO or CFO, determines that it is not practicable or desirable to wait until the next meeting of the Nominating, Compliance and Corporate Governance Committee, to the Chairperson of our Nominating, Compliance and Corporate Governance Committee, who is authorized under the policy to act on behalf of the Nominating, Compliance and Corporate Governance Committee with respect to matters covered by the policy between meetings of the Nominating, Compliance and Corporate Governance Committee).
To identify proposed related person transactions in advance, our legal department relies on information supplied by our directors, executive officers or business unit or function/department leader responsible for the proposed related person transaction. In considering related person transactions, the Nominating, Compliance and Corporate Governance Committee (or the Chairperson of the Nominating, Compliance and Corporate Governance Committee) takes into account all relevant facts and circumstances related to the proposed transaction. In the event a member of the Nominating, Compliance and Corporate Governance Committee, or any immediate family member or affiliate of a member of the Nominating, Compliance and Corporate Governance Committee is the related person, such member of the Nominating, Compliance and Corporate Governance Committee is prohibited from participating in any review, consideration or approval of the related person transaction. The policy requires that the Nominating, Compliance and Corporate Governance Committee will only approve a related person transaction if it determines that the transaction is in, or is not inconsistent with, our best interests and the best interests of our stockholders.

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION
Under the policy, the following related person transactions are deemed to be pre-approved by the Nominating, Compliance and Corporate Governance Committee regardless of the amount involved:
•employment and compensation of our executive officers, subject to certain exceptions;
•compensation of our directors, subject to certain exceptions;
•certain transactions between us and an unrelated third party entity in which the related person’s only relationship with the third party is as an employee (other than an executive officer), director or beneficial owner of less than 10% of the other entity’s shares, subject to certain limitations;
•certain contributions to the Masimo Foundation and certain other charitable contributions; and
•transactions in which all of our stockholders receive the same benefit on a pro rata basis.
The policy also permits our Nominating, Compliance and Corporate Governance Committee to ratify, amend, rescind or terminate any related person transaction that is not pre-approved in accordance with the terms above.

TRANSACTIONS WITH RELATED PERSONS
The following is a description of transactions or series of transactions since January 3, 2021, or any currently proposed transaction, to which we were or are to be a participant in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation—Employment Arrangements with Named Executive Officers” above.

CERCACOR LABORATORIES, INC.
Cercacor Laboratories, Inc. (“Cercacor”) is an independent entity spun off from us to our stockholders in 1998. Joe Kiani, our Chairman and CEO, is also the Chairman and CEO of Cercacor. Mr. Kiani receives a separate salary and equity compensation from Cercacor in his capacity as an employee of Cercacor.
We are a party to a cross-licensing agreement with Cercacor effective January 1, 2007 (the “Cross-Licensing Agreement”), which governs each party’s rights to certain of the intellectual property held by the two companies. To date, we have developed and commercially released devices that measure carbon monoxide, methemoglobin and hemoglobin using licensed rainbow® technology. Pursuant to the Cross-Licensing Agreement, we are currently subject to certain specific minimum royalty payment obligations of $5.0 million per year. Actual aggregate royalty payment liabilities payable to Cercacor were approximately $13.5 million for fiscal 2021.
We have also entered into a services agreement with Cercacor effective January 1, 2007 (the “Services Agreement”), which governs certain general and administrative services we provide to Cercacor. Pursuant to the Services Agreement, Cercacor paid us approximately $0.3 million for general and administrative services rendered in fiscal 2021.
In December 2019, we entered into a lease agreement with Cercacor for approximately 34,000 square feet of office, research and development space at one of our owned facilities in Irvine, California (the “Cercacor Lease”). The Cercacor Lease expires on December 31, 2024. We recognized approximately $0.1 million of lease income pursuant to the Cercacor Lease during fiscal 2021.
Prior to our initial public offering in August 2007, our stockholders owned approximately 99.9% of the outstanding capital stock of Cercacor, and we believe that as of March 30, 2022, a number of stockholders of Cercacor continued to own shares of our common stock. Mr. Kiani is the only stockholder of Cercacor who owns five percent or more of Masimo’s outstanding voting stock.

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION

MASIMO FOUNDATION FOR ETHICS, INNOVATION AND COMPETITION IN HEALTHCARE
Mr. Kiani is also the Chairman, and one of his family members is a Director, of the Masimo Foundation for Ethics, Innovation and Competition in Healthcare (the “Masimo Foundation”), a non-profit organization which was founded in 2010 to provide a platform for encouraging ethics, innovation and competition in healthcare. Our Executive Vice President (“EVP”) and CFO serves as the Treasurer of the Masimo Foundation and our EVP, General Counsel and Corporate Secretary serves as the Secretary of the Masimo Foundation. For the fiscal year ended January 1, 2022, we made approximately $2.0 million in cash contributions to the Masimo Foundation. In addition, for the year ended January 1, 2022, we made various in-kind contributions to the Masimo Foundation, mainly in the form of donated administrative services.

LIKE MINDED MEDIA VENTURES
Mr. Kiani is also the co-founder and a member of the Board of Directors of Like Minded Media Ventures (“LMMV”), a team of storytellers that create content focused in the areas of true stories, social causes and science. LMMV creates stories with a multi-platform strategy, bridging the gap between film, television, digital and social media. We entered into a marketing service agreement with LMMV in 2020 for audiovisual production services promoting brand awareness, including television commercials and digital advertising (the “Marketing Service Agreement”). During the fiscal year ended January 1, 2022, we incurred less than $0.1 million in marketing expenses payable to LMMV under the Marketing Service Agreement. As of January 1, 2022, there was no amount due to LMMV for services rendered.
We entered into a software license and professional services agreement with Like Minded Labs (“LML”), a subsidiary of LMMV, during the second quarter of 2021. Pursuant to the software license and professional services agreement, LML will provide professional services to us, including the development of custom software intended to support the integration of the licensed software into our products, as well as future support services upon our acceptance of deliverables.
In July 2021, we entered into a patent purchase and option agreement with Vantrix Corporation (“Vantrix”), an acquiree of LML, for certain patents for $0.5 million, and the right to purchase two pools of additional patents from Vantrix for an exercise fee of up to $1.1 million. The agreements with LML and Vantrix include sub-licensing provisions whereby the software and patents are licensed back to LML or Vantrix, respectively, for further advancement of the technologies.

INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS
We have entered into indemnity agreements with our directors and executive officers under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their respective position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who failed to file a timely required report during the most recent fiscal year. Based solely upon our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended January 1, 2022, all Section 16(a) filing requirements were satisfied on a timely basis, except for (i) one Form 4 for each of Yongsam Lee and Joe Kiani reporting a vesting of 2,000 shares and 20,000 shares, respectively, subject to a restricted stock unit award, which transaction occurred on January 2, 2021 and was inadvertently reported late on a Form 4 filed on January 6, 2021 and (ii) one Form 4 for each of Jon Coleman, Tom McClenahan and Anand Sampath reporting (a) a vesting of 2,000 shares subject to a restricted stock unit award on January 2, 2021 and (b) that shares of our common stock were withheld by us on January 2, 2021 to satisfy certain tax withholding obligations in connection with the issuance of shares upon the vesting of such restricted stock units, each of which transactions were inadvertently reported late on a Form 4 filed on January 6, 2021.

HOUSEHOLDING
We are sending only one Notice of Internet Availability of Proxy Materials to “street name” stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding”, is designed to reduce our printing and postage costs.
However, if you are residing at such an address and wish to receive a separate Notice of Internet Availability of Proxy Materials, you may request it by calling our Corporate Secretary at (949) 297-7000, or by submitting a request in writing to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, and we will promptly deliver a separate Notice of Internet Availability of Proxy Materials to you. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Corporate Secretary in the same manner described above.

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, as filed with the SEC on February 16, 2022, is available without charge upon written request to Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2022:
The Proxy Statement, the Form 10-K and the Proxy Card are available at:
www.proxyvote.com

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS YOU MAY HAVE ABOUT THESE PROXY MATERIALS AND VOTING

1. Why am I receiving these materials?
We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board”) of Masimo Corporation (sometimes referred to as “we”, “Masimo” or the “Company”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, or any adjournment or postponement thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card or submit your proxy through the internet or by telephone according to the instructions contained in the enclosed proxy card.
The Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our annual report is first being mailed on or about April 13, 2022 to all stockholders entitled to receive notice of and to vote at the Annual Meeting.

2. When and where will the Annual Meeting be held?
The Annual Meeting will be held virtually on May 26, 2022, at 2:00 p.m. Pacific Daylight Time. There will be no physical meeting location.
Due to COVID-19 regulations and safety protocols, the meeting is being held in a virtual environment. The health and well-being of our employees and stockholders are important to us. Please check www.virtualshareholdermeeting.com/MASI2022 and/or www.masimo.com in advance of the date of the Annual Meeting if you are planning to attend the meeting virtually. Instructions on how to log into the meeting will be posted accordingly. The virtual meeting will not have any impact on your ability to vote by proxy using the enclosed proxy card, vote by proxy on the internet or vote by proxy over the telephone, each as explained in this Proxy Statement. As always, we encourage you to vote your shares prior to the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/MASI2022 and/or www.masimo.com.

3. Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 28, 2022 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 55,500,654 shares of common stock outstanding and entitled to vote and no shares of preferred stock outstanding or entitled to vote. The holders of common stock will have one vote for each share of common stock they owned as of the close of business on March 28, 2022.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on March 28, 2022, your shares of common stock were registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., then you are the stockholder of record for these shares. As a stockholder of record, you may vote either electronically at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete and return the enclosed proxy card or submit your proxy through the internet or by telephone by following the instructions provided in the proxy card to ensure that your vote is counted.

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If at the close of business on March 28, 2022, your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. Certain of these institutions offer the ability to direct your agent how to vote through the internet or by telephone. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares electronically at the Annual Meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent considered the stockholder of record of the shares.

4. What am I voting on?
There are three matters scheduled for a vote at the Annual Meeting:
•To elect two Class III nominees for directors to serve until our 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
•To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•To vote on an advisory resolution to approve named executive officer compensation.

5. Will there be any other items of business on the agenda?
Aside from the election of two Class III Directors, the ratification of the selection of our independent registered public accounting firm and the advisory vote to approve the compensation of our Named Executive Officers, the Board knows of no matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

6. What is the Masimo Board’s voting recommendation?
Masimo’s Board recommends that you vote your shares:
•“For” the two Class III Director nominees (Proposal No. 1);
•“For” the ratification of the selection of Grant Thornton LLP as Masimo’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2); and
•“For” the approval of our named executive officer compensation (Proposal No. 3).

7. How do I vote?
For Proposal No. 1, you may vote “For” or “Against” each of the director nominees or abstain from voting. For Proposal Nos. 2 and 3 you may vote “For” or “Against” or abstain from voting. The procedures for voting are described below, based upon your form of ownership.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote electronically at the Annual Meeting. If you do not wish to vote at the Annual Meeting or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION
•To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.
•To vote by proxy on the internet, go to www.proxyvote.com and follow the instructions set forth on the internet site.
•To vote by proxy over the telephone, dial the toll-free telephone number listed on your proxy card under the heading “vote by telephone” using a touch-tone telephone and follow the recorded instructions.
If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on May 25, 2022, to be counted.
We provide internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet and telephone access, such as usage charges from internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Masimo. To ensure that your vote is counted, simply complete and mail the proxy card or, if provided by your agent, follow the instructions for submitting your proxy through the internet or by telephone. To vote electronically at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent in whose name the shares are registered. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy.

8. How do I vote my Masimo shares held through the Masimo Retirement Savings Plan?
If you hold shares of Masimo common stock through the Masimo Retirement Savings Plan (the “Savings Plan”) as of the Record Date, your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), which serves as the administrator of the Savings Plan, with respect to shares of Masimo common stock that you hold through the Savings Plan. You should sign the proxy card and return it in the enclosed envelope, or you may submit your proxy over the internet or by telephone by following the instructions on the enclosed proxy card. Fidelity will vote your Savings Plan shares as of the Record Date in the manner directed in the last timely voting instructions that are received from you. If voting instructions are not received from you by 11:59 p.m. Eastern Time on May 24, 2022, Fidelity will vote your Savings Plan shares as of the Record Date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other Savings Plan participants have been received by Fidelity. You may change or revoke previously given voting instructions in any of the ways described under the question “Can I change my vote after submitting my proxy?”; however, your revocation or changed voting instructions must be received no later than 11:59 p.m. Eastern Time on May 24, 2022 or else we will not be able to timely notify Fidelity of your revoked or changed voting instructions.

9. How many votes do I have?
On each matter to be voted upon, holders of common stock will have one vote for each share of common stock they owned as of the close of business on the Record Date.

10. Will my vote be kept confidential?
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION

11. Who is paying for this proxy solicitation?
We will bear the cost of soliciting proxies for the Annual Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding shares of Masimo common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we will reimburse them for their reasonable expenses in doing so. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.

12. Why did I receive a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a full set of proxy materials
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our annual report, primarily via the Internet. Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

13. What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

14. Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of four ways:
•You may submit another properly completed and executed proxy card with a later date;
•You may submit a new proxy through the internet or by telephone (1-800-652-VOTE) (your latest internet or telephone instructions submitted prior to the deadline will be followed);
•You may send a written notice that you are revoking your proxy to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, by the deadline; or
•You may attend the Annual Meeting and vote virtually. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the voting instructions from that organization included with these proxy materials, or contact that organization to determine how you may revoke your proxy.
Votes will be counted by the inspector of election appointed for the Annual Meeting.

15. How are my shares voted if I give no specific instruction?
We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:
•“For” the election of two Class III director nominees;
•“For” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•“For” the approval of our named executive officer compensation.

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION
This authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies.
If your shares are held in street name, see “What is a broker non-vote?” below regarding the ability of brokers, banks and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.

16. What is a broker non-vote?
Under rules that govern brokers, banks and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these brokers, banks and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Only the ratification of auditors is considered a discretionary matter at the Annual Meeting under these rules. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters for which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”

17. What are the voting requirements that apply to the proposals discussed in this Proxy Statement?
Proposals	Vote Required	Discretionary Voting Allowed?
1. Election of Directors	Majority Cast	No
2. Ratification of Auditors	Majority Cast	Yes
3. Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority Cast	No
A “majority cast”, with regard to the election of a director, means the number of votes cast “for” a nominee election must exceed the number of votes cast “against” such nominee election. A “majority cast”, with regard to the ratification of auditors and the advisory vote to approve our named executive compensation, means the number of votes cast “for” the proposal must exceed the number of votes cast “against” such proposal.
“Discretionary voting” occurs when a broker, bank or other holder of record does not receive voting instructions from the beneficial owner and votes those shares at its discretion on any proposal as to which rules permit such broker, bank or other holder of record to vote. As noted above, when brokers, banks and other holders of record are not permitted under the rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes.”
Although the vote on Proposal No. 3 is advisory and non-binding, as provided by law, our Board will review the results of the vote and, consistent with our record of stockholder engagement, will consider the results in making future decisions concerning executive compensation.

18. What is the effect of abstentions and broker non-votes?
Abstentions: Under Delaware law (under which Masimo is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast. Therefore, abstentions will have no effect on Proposal No. 1—Election of Directors; Proposal No. 2—Ratification of Auditors; or Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers.

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION
Broker Non-Votes: As a result of a change in rules related to discretionary voting and broker non-votes, brokers, banks and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on named executive officer compensation matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on: Proposal No. 1—Election of Directors or Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers.
As a result, if you hold your shares in street name and you do not instruct your broker, bank or other such holder how to vote your shares in the election of directors or the advisory vote related to the approval of our executive compensation programs, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. Proposal No. 2, the proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, should be considered a discretionary matter. Therefore, your broker, bank or other such holder will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

19. What happens if an incumbent director nominee does not receive a majority of the votes cast for his or her re-election?
Our Bylaws require that if an incumbent director nominee does not receive a majority of the votes cast for his or her re-election, such incumbent nominee shall promptly tender his or her resignation to the Board. Our Nominating, Compliance and Corporate Governance Committee will then make a recommendation to the full Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will then decide whether to accept or reject the resignation, taking into account the Nominating, Compliance and Corporate Governance Committee’s recommendation. The determination of our Board and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the SEC or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our Annual Meeting. If the incumbent director’s resignation is not accepted by our Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board, then our Board may fill any resulting vacancy or decrease the size of the Board.

20. What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented by votes at the Annual Meeting or by proxy. At the close of business on the Record Date, there were 55,500,654 shares of common stock outstanding. Thus, a total of 55,500,654 shares are entitled to vote at the Annual Meeting and holders of common stock representing at least 27,750,328 votes must be represented at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the stockholders holding a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

21. Who will count the votes?
The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc., the transfer agent and registrar for our common stock.

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION

22. Do Masimo’s officers and directors have an interest in any of the matters to be acted upon at the Annual Meeting?
Each of Mr. Adam Mikkelson and Mr. Craig Reynolds has an interest in Proposal No. 1—Election of Directors, as each nominee is currently a member of the Board. Members of the Board and our executive officers do not have any interest in Proposal No. 2—Ratification of Auditors. Our executive officers have an interest in Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers, as compensation for some of our executive officers is subject to this vote.

23. Is Masimo Corporation’s Annual Report on Form 10-K part of the proxy materials?
Our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, as filed with the SEC on February 16, 2022, is available at www.proxyvote.com. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.

24. How can I find out the results of the voting at the Annual Meeting?
Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in the Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

25. When are stockholder proposals due for next year’s annual meeting of stockholders?
Stockholders may submit proposals on matters appropriate for stockholder action at our 2023 Annual Meeting of Stockholders (“2023 Annual Meeting of Stockholders”) consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered for inclusion in proxy materials for our 2023 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing no later than December 5, 2022 to our Corporate Secretary at 52 Discovery, Irvine, California 92618. However, if the date of the 2023 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 30 days after, May 26, 2023, to be considered for inclusion in proxy materials for our 2023 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing to our Corporate Secretary at 52 Discovery, Irvine, California 92618 a reasonable time before we begin to print and send our proxy materials for our 2023 Annual Meeting of Stockholders.
If you wish to submit a proposal that is not to be included in the proxy materials for our 2023 Annual Meeting of Stockholders, your proposal generally must be submitted in writing to the same address no later than February 27, 2023, but no earlier than January 28, 2023.
However, if the date of the 2023 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 30 days after, May 26, 2023, a stockholder proposal that is not to be included in the proxy materials for our 2023 Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary at 52 Discovery, Irvine, California 92618 not later than the close of business on the later of (1) the 90th day before the date of the 2023 Annual Meeting of Stockholders, or (2) the 10th day following the day on which we first publicly announce (by press release or disclosure in a filing with the SEC) the date of the 2023 Annual Meeting of Stockholders.

| 2022 Proxy Statement

Table of Contents	ADDITIONAL INFORMATION
In addition, our Bylaws contain “proxy access” provisions (“Proxy Access Bylaw”) that permit a stockholder or group of stockholders to include director candidates that they intend to nominate in our annual meeting proxy statement and on our proxy card, provided that the stockholder ownership, notice and other requirements set forth in our Bylaws are satisfied. To be timely for our 2023 Annual Meeting of Stockholders, the required notice under our Proxy Access Bylaw must be received by the Corporate Secretary at the address set forth above not earlier than November 14, 2022 and not later than December 14, 2022. However, if the date of the 2023 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 30 days after May 26, 2023, then notice under the Proxy Access Bylaw must be received by the later of the close of business on the 180th day prior to the 2023 Annual Meeting of Stockholders, or the 10th day following the day on which public announcement of the date of such annual meeting is first made.
The requirements for providing advance notice of business or nominations under our Proxy Access Bylaw as summarized above are qualified in their entirety by our Bylaws, which we recommend that you read in order to comply with the applicable requirements. Failure to timely deliver notice in accordance with our Bylaws or to satisfy the other requirements of our Bylaws may result in a proposal or nomination not being presented at our annual meeting of stockholders. You may refer to the copy of our Bylaws most recently filed with the SEC and available at www.sec.gov.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ JOE KIANI
Chairman & Chief Executive Officer
April 4, 2022
You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you wish to submit your proxy by mail. Even if you have voted by proxy, you may still vote electronically at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote electronically at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

| 2022 Proxy Statement

Table of Contents	APPENDICES

APPENDICES
APPENDIX A
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures presented exclude the items described below. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results or that these items are not indicative of the Company’s on-going core operating performance.
The Company has presented the following non-GAAP measures to assist investors in understanding the Company’s financial performance for fiscal 2021: (i) constant currency product revenue growth percentage, (ii) non-GAAP operating income/margin, (iii) non-GAAP net income, (v) non-GAAP (net income) earnings per diluted share and (vi) adjusted free cash flow.
Management believes constant currency product revenue growth percentage, non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted earnings and adjusted free cash flow are important measures in the evaluation of the Company’s performance and uses these measures to better understand and evaluate our business.
The non-GAAP financial measures reflect adjustments for the following items, as well as the related income tax effects thereof:
Constant currency revenue adjustments
Some of our sales agreements with foreign customers provide for payment in currencies other than the U.S. Dollar. These foreign currency revenues, when converted into U.S. Dollars, can vary significantly from period-to-period depending on the average and quarter-end exchange rates during a respective period. We believe that comparing these foreign currency denominated revenues by holding the exchange rates constant with the prior year period is useful to management and investors in evaluating our product revenue growth rates on a period-to-period basis. We anticipate that fluctuations in foreign exchange rates and the related constant currency adjustments for calculation of our product revenue growth rate will continue to occur in future periods.
Royalty and other revenue, net of related costs
We derive royalty and other revenue, net of related costs, from certain non-recurring contractual arrangements that we do not expect to continue in the future. We believe the exclusion of royalty and other revenue, net of related costs, associated with these non-recurring revenue streams is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.
Acquisition, integration and related costs
These transactions represent gains, losses, and other related costs associated with acquisitions, integrations, investments and divestitures. These items also include, but are not limited to, amortization and depreciation of intangible assets, asset impairments, and in-process research and development. We believe that the exclusion of these items is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.

| 2022 Proxy Statement

Table of Contents	APPENDICES

Litigation related expenses, settlements and awards
These transactions represent gains, losses, and other related costs associated with certain litigation matters, which can vary in their characteristics, frequency and significance to our operating results. We believe that the exclusion of these items is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.
Other adjustments
In the event there are gains, losses and other adjustments which impact period-to-period comparability and do not represent the underlying ongoing results of the business, the Company may choose to exclude these from non-GAAP earnings.
Realized and unrealized gains or losses
These transactions represent gains, losses, and other related costs associated with foreign currency denominated transactions and investments. As the Company does not actively hedge these currency exposures, changes in the underlying currency rates relative to the U.S. Dollar may result in realized and unrealized foreign currency gains and losses between the time these receivables and payables arise and the time that they are settled in cash. Unrealized and realized gains and losses on investments may impact the Company’s reported results of operations for a period. These items are highly variable, difficult to predict and outside the control of those responsible for the underlying operations of the business. We believe that exclusion of these items is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.
Tax impact of non-GAAP adjustments
In order to reflect the tax effected impact of the non-GAAP adjustments, the Company will adjust the non-GAAP earnings by the approximate tax impact of these adjustments.
Excess tax benefits from stock-based compensation expense
GAAP requires that excess tax benefits recognized on stock-based compensation expense be reflected in our provision for income taxes rather than paid-in capital. As these excess tax benefits may be highly variable from period-to-period, the Company may choose to exclude these tax benefits from non-GAAP earnings to facilitate comparability between periods and with peers.
These non-GAAP financial measures have certain limitations in that they do not reflect all of the costs or benefits associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

| 2022 Proxy Statement

Table of Contents	APPENDICES

APPENDIX A
SUPPLEMENTAL FINANCIAL INFORMATION

RECONCILIATION OF GAAP PRODUCT REVENUE TO
CONSTANT CURRENCY PRODUCT REVENUE

(unaudited in thousands, except percentages)	Fiscal 2021	Fiscal 2020	Fiscal 2019	Fiscal 2018	Fiscal 2017
GAAP product revenue	$1,239,153	$1,143,744	$936,408	$829,874	$738,242
Non-GAAP constant currency adjustments:
Constant currency F/X adjustments	(8,176)	(491)	6,702	(4,015)	—
Total non-GAAP constant currency adjustments	(8,176)	(491)	6,702	(4,015)	—
Non-GAAP constant currency product revenue	$1,230,976	$1,143,253	$943,110	$825,859	$738,242
Product revenue growth %:
GAAP	8.3%	22.1%	12.8%	12.4%
Non-GAAP constant currency	7.6%	22.1%	13.6%	11.9%

APPENDIX A
SUPPLEMENTAL FINANCIAL INFORMATION

RECONCILIATION OF GAAP OPERATING PROFIT TO
NON-GAAP OPERATING PROFIT(1)

(unaudited in thousands, except percentages)	Fiscal 2021	Fiscal 2020	Fiscal 2019	Fiscal 2018	Fiscal 2017
GAAP operating income/margin	$275,822	$255,823	$221,216	$208,044	$183,787
Non-GAAP adjustments:
Royalty and other revenue, net of related costs	—	—	(1,262)	(27,704)	(48,385)
Acquisition, integration and related costs	9,685	8,286	4,729	1,442	1,597
Litigation related expenses, settlements and awards	5,437	(474)	—	425	—
Other adjustments	3,892	—	—	—	—
Total non-GAAP adjustments for operating income/margin	19,014	7,812	3,467	(25,838)	(46,788)
Non-GAAP operating income/margin	$294,837	$263,636	$224,683	$182,205	$136,999
GAAP operating income/margin %	22.3%	22.4%	23.6%	24.2%	23.3%
Non-GAAP operating income/margin %	23.8%	23.1%	24.0%	22.0%	18.6%
_______________
(1)    May not foot due to rounding.

| 2022 Proxy Statement

Table of Contents	APPENDICES

APPENDIX A
SUPPLEMENTAL FINANCIAL INFORMATION

RECONCILIATION OF GAAP NET INCOME AND NET INCOME PER DILUTED SHARE TO
NON-GAAP NET INCOME AND NET INCOME PER DILUTED SHARE(1)

	Fiscal 2021		Fiscal 2020		Fiscal 2019
(in thousands, except earnings per share)	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
GAAP net income	$229,647	$3.98	$240,282	$4.14	$196,216	$3.44
Non-GAAP adjustments:
Royalty and other revenue, net of related costs	—	—	—	—	(1,262)	(0.02)
Acquisition, integration and related costs	9,685	0.17	8,286	0.14	4,729	0.08
Litigation related expenses, settlements and awards	5,437	0.09	(474)	(0.01)	—	—
Other adjustments	3,892	0.07	—	—	—	—
Realized and unrealized gains and losses	1,864	0.03	(2,631)	(0.05)	627	0.01
Tax impact of non-GAAP net income adjustments	(3,701)	(0.06)	(6,096)	(0.11)	(689)	(0.01)
Excess tax benefits from stock-based compensation	(16,438)	(0.28)	(30,172)	(0.52)	(15,692)	(0.27)
Total non-GAAP adjustments	739	0.01	(31,086)	(0.54)	(12,286)	(0.22)
Non-GAAP net income	$230,388	$3.99	$209,196	$3.60	$183,930	$3.22
Weighted average shares outstanding-diluted		57,682		58,037		57,100
Non-GAAP EPS growth		10.8%		11.8%		21.5%
________________
(1)    May not foot due to rounding.

APPENDIX A
SUPPLEMENTAL FINANCIAL INFORMATION

RECONCILIATION OF FREE CASH FLOW TO ADJUSTED FREE CASH FLOW(1)

(unaudited in thousands)	Fiscal 2021	Fiscal 2020	Fiscal 2019	Fiscal 2018	Fiscal 2017
Net cash provided by operating activities
Net cash provided by operating activities	$264,754	$210,963	$221,640	$239,527	$56,062
Purchases of property and equipment, net	(25,503)	(72,549)	(68,375)	(17,126)	(43,684)
Free cash flow	239,251	138,414	153,265	222,401	12,378
Litigation damages, awards and settlements	—	(499)	—	—	—
Tax payments related to litigation awards and damages	—	—	—	—	74,201
Adjusted free cash flow	$239,251	$137,915	$153,265	$222,401	$86,579
________________
(1)    May not foot due to rounding.

| 2022 Proxy Statement

Table of Contents	APPENDICES

APPENDIX B
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
FOR FISCAL 2021 EXECUTIVE BONUS INCENTIVE PLAN

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with GAAP. These non-GAAP financial measures make adjustments for the items described below. Management and the Compensation Committee believe that adjustments assist the Compensation Committee and investors in assessing true Company performance against Adjusted Product Revenue and non-GAAP EPS targets that were established under the fiscal 2021 Executive Bonus Incentive Plan based on the fiscal 2021 business plan that existed at the time the performance targets were established on February 26, 2021.
Fiscal 2021 Product Revenue and non-GAAP EPS reflect adjustment for the following items, as well as the related income tax effects thereof, if any:
Plan F/X adjustments
Some of our sales agreements with foreign customers provide for payment in currencies other than the U.S. Dollar. These foreign currency revenues, when converted into U.S. Dollars, can vary significantly from period-to-period depending on the average and quarter-end exchange rates during a respective period. We believe that comparing these foreign currency denominated revenues by holding the exchange rates constant with the prior year period is useful to management and investors in evaluating our product revenue growth rates on a period-to-period basis. We anticipate that fluctuations in foreign exchange rates and the related constant currency adjustments for calculation of our product revenue growth rate will continue to occur in future periods.
Acquisition, integration and related costs
These transactions represent gains, losses, and other related costs associated with acquisitions, integrations, investments and divestitures. These items also include, but are not limited to, amortization and depreciation of intangible assets, asset impairments, and in-process research and development. We believe that the exclusion of these items is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.Litigation related expenses, settlements and awards
These transactions represent gains, losses, and other related costs associated with certain litigation matters, which can vary in their characteristics, frequency and significance to our operating results. We believe that the exclusion of these items is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.
Other adjustments
In the event there are gains, losses and other adjustments which impact period-to-period comparability and do not represent the underlying ongoing results of the business, the Company may choose to exclude these from non-GAAP earnings.
Realized and unrealized gains or losses
These transactions represent gains, losses, and other related costs associated with foreign currency denominated transactions and investments. As the Company does not actively hedge these currency exposures, changes in the underlying currency rates relative to the U.S. Dollar may result in realized and unrealized foreign currency gains and losses between the time these receivables and payables arise and the time that they are settled in cash. Unrealized and realized gains and losses on investments may impact the Company’s reported results of operations for a period. These items are highly variable, difficult to predict and outside the control of those responsible for the underlying operations of the business. We believe that

| 2022 Proxy Statement

Table of Contents	APPENDICES

exclusion of these items is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.
Tax impact of non-GAAP adjustments
In order to reflect the tax effected impact of the non-GAAP adjustments, the Company will adjust the non-GAAP earnings by the approximate tax impact of these adjustments.
Excess tax benefits from stock-based compensation expense
GAAP requires that excess tax benefits recognized on stock-based compensation expense be reflected in our provision for income taxes rather than paid-in capital. As these excess tax benefits may be highly variable from period-to-period, the Company may choose to exclude these tax benefits from non-GAAP earnings to facilitate comparability between periods and with peers.
These non-GAAP financial measures have certain limitations in that they do not reflect all of the costs or benefits associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider these supplemental non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

| 2022 Proxy Statement

Table of Contents	APPENDICES

APPENDIX B
SUPPLEMENTAL FINANCIAL INFORMATION
FOR FISCAL 2021 EXECUTIVE BONUS INCENTIVE PLAN

RECONCILIATION OF GAAP PRODUCT REVENUE TO ADJUSTED PRODUCT REVENUE
(unaudited)

(in thousands)	Fiscal 2021
GAAP product revenues	$1,239
Non-GAAP adjustments:
F/X adjustments to plan rates	7
Total Non-GAAP adjustments	7
Adjusted product revenue for fiscal 2021 Executive Bonus Incentive Plan	$1,246

APPENDIX B
SUPPLEMENTAL FINANCIAL INFORMATION
FOR FISCAL 2021 EXECUTIVE BONUS INCENTIVE PLAN

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP EARNINGS PER SHARE(EPS)(1)
(unaudited)

(in dollars)	Fiscal 2021
GAAP EPS	$3.98
Non-GAAP adjustments:
Acquisition, integration and related costs	0.17
Litigation related expenses, settlements and awards	0.09
Other adjustments	0.07
Realized and unrealized gains or losses	0.03
Tax impact of non-GAAP adjustments	(0.06)
Excess tax benefits from stock-based compensation expense	(0.28)
Total Non-GAAP adjustments	0.01
Subtotal	3.99
F/X adjustments to plan rates	(0.05)
Adjusted Non-GAAP EPS for fiscal 2021 Executive Bonus Incentive Plan	$3.94
________________
(1)    May not foot due to rounding.

| 2022 Proxy Statement

Table of Contents	PROXY CARD

MASIMO CORPORATION C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717			VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 25, 2022 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MASI2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59p.m. Eastern Time on May 25, 2022 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, C/O Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
Masimo Corporation
The Board of Directors recommends you vote FOR all of the nominees listed below and FOR proposals 2 and 3:
			For	Against	Abstain
1.	Election of Directors
Nominees:
	1a.)	Mr. Adam Mikkelson	☐	☐	☐
	1b.)	Mr. Craig Reynolds	☐	☐	☐
2.		To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐
3.		To provide an advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment of postponement thereof.

This proxy is governed by the laws of the State of Delaware.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally, All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITH IN BOX]	Date	Signature (Joint Owners)		Date

Table of Contents	PROXY CARD

The 2022 Annual Meeting of Stockholders of Masimo Corporation will be held on Thursday, May 26, 2022, at 2:00p.m. Pacific Daylight Time, virtually via the Internet at www.virtualshareholdermeeting.com/MASI2022

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 26, 2022

You can view the Annual Report and Proxy Statement on the Internet at www.proxyvote.com

Table of Contents	PROXY CARD

MASIMO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joe Kiani and Micah Young, and each of them, with full power of substitution, as proxies and agents, in the name of the undersigned, to attend the Annual Meeting of Stockholders of Masimo Corporation, a Delaware Corporation (“Masimo”), to be held virtually via the internet at www.virtualshareholdermeeting.com/MASI2022, on Thursday, May 26, 2022, at 2:00p.m. Pacific Daylight Time, or any adjournment or postponement thereof, and to vote the number of shares of Masimo’s capital stock that the undersigned would be entitled to vote, and with all power the undersigned would possess, if personally present, as specified on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE

Masimo

52 DISCOVERY, IRVINE, CA 92618 • TEL 949-297-7000

© 2022 Masimo Corporation. All rights reserved.